UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Brighthouse Financial, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Brighthouse
FINANCIAL®

Notice of 2024 Annual Meeting and Proxy Statement

Notice of Annual Meeting of Stockholders	i

Notice of Annual Meeting of Stockholders

On behalf of the Board of Directors, I am honored to invite you to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Brighthouse Financial, Inc. (“Brighthouse Financial” or the “Company”).

Brighthouse Financial® will hold its Annual Meeting solely by means of remote communication via the internet (a “virtual meeting”). All stockholders as of April 8, 2024 (the “Record Date”) will be able to attend, vote, and participate in the meeting by remote communication. For additional information about participating in the Annual Meeting, see “Attending the Annual Meeting” in the accompanying Proxy Statement.

Date and Time

Thursday, June 6, 2024, at 8:00 a.m., Eastern Time

Meeting Website

www.virtualshareholdermeeting.com/BHF2024

Agenda

At the Annual Meeting, stockholders will consider and vote on the following matters:

1.	Proposal 1: Election of nine (9) Directors to serve a one-year term ending at the 2025 Annual Meeting of Stockholders;
2.	Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as Brighthouse Financial’s independent registered public accounting firm for fiscal year 2024;
3.	Proposal 3: Advisory vote to approve the compensation paid to Brighthouse Financial’s Named Executive Officers;
4.	Proposal 4: Advisory vote on the frequency of future advisory votes to approve the compensation paid to Brighthouse Financial’s Named Executive Officers;
5.	Proposal 5: Approval of the amended and restated Brighthouse Financial, Inc. Employee Stock Purchase Plan; and
6.	Any such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of each of the nominees named in Proposal 1; “FOR” Proposals 2, 3, and 5; and for a frequency of “ONE YEAR” for future advisory votes to approve compensation paid to Brighthouse Financial’s Named Executive Officers for Proposal 4. Information about the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

Voting Your Shares

Stockholders of record who hold shares of Brighthouse Financial common stock, par value $0.01 per share (“shares”), as of the close of business on the Record Date are entitled to vote at the Annual Meeting.

You may submit a proxy to vote your shares in advance of the Annual Meeting by any of the following means:

Internet
Please log on to www.ProxyVote.com and submit a proxy to vote your shares by 11:59 p.m., Eastern Time, on Wednesday, June 5, 2024.

Telephone
Please call 1-800-690-6903 until 11:59 p.m., Eastern Time, on Wednesday, June 5, 2024.

Mail
If you received printed copies of the proxy materials and prefer to submit a proxy to vote your shares by mail, please complete, sign, date, and return your proxy card by mail so that it is received by Brighthouse Financial, Inc., c/o Broadridge Financial Solutions, Inc., prior to the Annual Meeting.

2024 Proxy Statement | Brighthouse Financial

ii	Notice of Annual Meeting of Stockholders

You may also attend and vote at the Annual Meeting.

Annual Meeting
You may attend the Annual Meeting and cast your vote at www.virtualshareholdermeeting.com/BHF2024.

Beneficial owners whose shares are held at a brokerage firm, or by a bank or other nominee, should follow the voting instructions that they received from the nominee (see information in the Proxy Statement under “Beneficial Owners or Holders in Street Name”). Participants in retirement and savings plans should refer to the voting instructions in the Proxy Statement under “Voting by Participants in Retirement Plan.”

This notice is being delivered to the holders of shares as of the close of business on April 8, 2024, the record date fixed by the Board of Directors for the purposes of determining the Brighthouse Financial stockholders entitled to receive notice of, and to vote at, the Annual Meeting, and constitutes notice of the Annual Meeting under Delaware law.

By Order of the Board of Directors,

Jacob M. Jenkelowitz

Corporate Secretary

Charlotte, North Carolina

April 18, 2024

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 6, 2024, at 8:00 a.m., Eastern Time

The accompanying Proxy Statement, our 2023 Annual Report to Stockholders, and additional information about our Annual Meeting are available at http://investor.brighthousefinancial.com by selecting the appropriate link under “Financial Information” or “News & Events.”

Brighthouse Financial | 2024 Proxy Statement

Chairman’s Letter to Our Stockholders	iii

Chairman’s Letter to Our Stockholders

Dear Fellow Stockholders:

On behalf of the Board of Directors, I want to thank you for your continued support of, and investment in, Brighthouse Financial, Inc. (the “Company” or “Brighthouse Financial”). I am pleased to present Brighthouse Financial’s 2024 Proxy Statement and cordially invite you to our 2024 Annual Meeting of Stockholders. We are honored to serve as your Board of Directors, and we are thankful for your continued trust in us to oversee the Company on your behalf.

The Board is proud of the progress that Brighthouse Financial made in 2023, as management continues to execute its strategy and deliver on the Company’s mission to help people achieve financial security. Among its significant accomplishments, Brighthouse Financial maintained balance sheet strength and robust liquidity; returned additional capital to stockholders; delivered strong sales results, including record sales of its flagship Shield® Level Annuities; expanded and strengthened its suite of annuity and life insurance products; and managed its expenses with discipline. For more information on these and other 2023 highlights, please see the accompanying Proxy Statement.

I am now pleased to share with you some highlights of the Board’s work in 2023 and our key priorities for 2024.

Board Composition and Refreshment. In April 2024, we elected two new members of our Board: Michael J. (“Mike”) Inserra and Lizabeth H. Zlatkus. Mike and Lizabeth each bring valuable experience in the insurance and financial services industries, along with strong leadership skills, financial expertise, and deep knowledge of operations and risk management. We look forward to their contributions to the Board. Their election was the result of a rigorous process that reflects the care and deliberation with which we approach Board composition. We regularly assess the Board’s composition to ensure that our Directors possess the necessary skills and experience to effectively oversee Brighthouse Financial’s strategy and risks – both now and in the future.

Oversight of Strategy and Risk. One of the Board’s most important responsibilities is to oversee Brighthouse Financial’s strategy to grow the Company and deliver sustainable, long-term value for our stockholders. The centerpiece of our Board calendar is our annual strategy review. Over the course of several meetings, we engaged with management on its strategy, including sales, marketing, and distribution; product development; human capital management, including maintaining the Company’s strong culture; investment strategy; and technology and operations, including management’s activities to provide a superior experience for our distributors and consumers. The annual strategy review culminated in our consideration and approval of the 2024 financial plan. We also remain attuned to the Company’s evolving risk landscape and regularly engage with management on key risk topics, among them macroeconomic, market, credit, and liquidity risks; operational risk; third-party risk; and cybersecurity risk. As we look ahead to 2024, we will continue to oversee strategic risks and opportunities, including those related to the macroeconomic environment, the competitive landscape, and artificial intelligence (AI).

Corporate Governance and Stockholder Engagement. The Board regularly assesses the Company’s governance policies and practices to ensure that they remain appropriate as the Company evolves over time. Based on that assessment, and in consideration of stockholder feedback received during the Company’s robust stockholder engagement program, in 2023 we adopted new practices that reflect our commitment to good corporate governance: a majority voting standard for uncontested director elections and the removal of provisions that required a supermajority vote to amend certain provisions of our Certificate of Incorporation and Bylaws. The Board greatly values the views of our stockholders, and we will continue to engage on topics that are important to them and to the Company, including board composition, governance, compensation practices, human capital management, and activities to drive sustainable growth. For more information on our stockholder engagement program, see “Stockholder Engagement” in the accompanying Proxy Statement.

2024 Proxy Statement | Brighthouse Financial

iv	Chairman’s Letter to Our Stockholders

Commitment to Sustainable Growth. Brighthouse Financial is committed to driving sustainable growth that we believe will deliver long-term value for our stockholders. This commitment is reflected in the Company’s focused product and distribution strategy, which aims to deliver products to our customers through a growing range of distribution channels; prudent management of its balance sheet; and integration of Environmental, Social, and Governance (“ESG”)-related practices across the organization. Those practices include strong human capital management and a commitment to the advancement of diversity, equity, and inclusion (“DEI”); regulatory compliance; cybersecurity; regular monitoring of emerging risks, including climate risk; and the assessment of the Company’s exposures to ESG risk and consideration of ESG factors in its investment portfolios. The Board commends management for its focused attention to the issues and matters that we believe will contribute to the Company’s long-term value. Brighthouse Financial recognizes the importance of providing meaningful transparency with respect to its sustainability progress and commitments. To that end, last year the Company published its second Corporate Sustainability Report. I encourage you to read this report, as it highlights the progress the Company made throughout 2022 as it continues to execute its sustainability strategy.

Finally, on a somber note, I want to express our sorrow over the sudden passing of Philip V. (“Phil”) Bancroft on November 1, 2023. Phil joined the Board in March 2023 and served as chair of the Audit Committee and a member of the Investment Committee. We are extremely grateful for the valuable contributions he made during his time on the Board. Phil was an exceptional Board member who generously shared his expertise and leadership with the Board and management, and his warmth, kindness, and friendship is greatly missed.

Thank you again for your continued support and investment in Brighthouse Financial. We look forward to engaging with you at the Annual Meeting. Whether or not you plan to attend, your views are important to us. We encourage you to read these proxy materials and to vote your shares in alignment with the Board’s recommendations for each proposal.

Sincerely, Chuck Chaplin Chairman of the Board Brighthouse Financial, Inc. April 18, 2024

Brighthouse Financial | 2024 Proxy Statement

Contents	1

Proxy Statement

The Board of Directors (the “Board” or the “Board of Directors”) of Brighthouse Financial, Inc. (“Brighthouse Financial” or the “Company”) is providing this Proxy Statement in connection with the Annual Meeting of Stockholders to be held on June 6, 2024, at 8:00 a.m., Eastern Time (the “Annual Meeting”) and at any adjournment or postponement thereof. Stockholders holding shares of common stock, par value $0.01 per share, of the Company (“shares”) as of the close of business on April 8, 2024 (the “Record Date”) are entitled to vote at the Annual Meeting. Proxy materials or a Notice of Internet Availability were first made available, sent, or given to the Company’s stockholders on or about April 18, 2024.

Contents

3	Proxy Summary
	3	Proposals for Your Vote
	3	The Brighthouse Financial Story
	4	2023 Highlights
	5	Our Board of Directors: Composition, Qualifications, and Diversity
	8	Stockholder Engagement Highlights
	9	Corporate Governance Highlights
	10	Executive Compensation Program Overview

12	Proposal 1 – Election of nine (9) Directors to serve a one-year term ending at the 2025 Annual Meeting of Stockholders
	13	The Board of Directors

18	Board and Corporate Governance Practices
	18	Commitment to Effective Corporate Governance
	19	Building Our Board of Directors
	22	Board Leadership Structure
	23	Director Independence
	23	Executive Sessions
	23	Stockholder Engagement
	25	Succession Planning and Talent Management
	25	Board Oversight of Our Strategy
	25	Risk Oversight
	27	Information About Our Board Committees
	28	Director Compensation
	29	2023 Director Compensation Table
	30	Director Stock Ownership Guidelines
	30	Codes of Conduct

31	Our Sustainability Journey

33	Proposal 2 – Ratification of the appointment of Deloitte & Touche LLP as Brighthouse Financial’s independent registered public accounting firm for fiscal year 2024
	34	Fees Paid to Deloitte & Touche LLP
	34	Audit Committee Pre-Approval Policy
	35	Audit Committee Report

37	Proposal 3 – Advisory vote to approve the compensation paid to Brighthouse Financial’s Named Executive Officers

38	Compensation Discussion and Analysis
	38	Named Executive Officers
	38	CD&A Contents
	38	Section 1 – Executive Summary
	38	The Brighthouse Financial Story and 2023 Highlights
	38	Compensation Philosophy
	39	What’s New With Our 2023 Compensation Program
	39	2023 Say-on-Pay Vote and Stockholder Engagement
	40	Compensation Highlights
	41	CEO Compensation
	41	Planned Changes for 2024
	41	Section 2 – 2023 Executive Compensation Program
	41	2023 Compensation Planning Process
	42	Elements of 2023 Compensation
	43	2023 Target Total Direct Compensation
	45	2023 Short-Term Incentive Awards
	48	2023 Long-Term Incentive Awards
	50	2021 PSU Payouts

2024 Proxy Statement | Brighthouse Financial

2	Contents

	50	Role of the Compensation and Human Capital Committee and Others in Determining Compensation
	51	Section 3 – Additional Compensation Practices and Policies
	51	Stock Ownership and Retention Guidelines
	52	Benefit Plans
	53	Termination and Change of Control Benefits
	54	Stock-Based Award Timing Practices
	54	Tax Deductibility of Executive Compensation
	54	Hedging and Pledging Prohibition
	54	Risk Assessment
	54	Compensation Recovery Policies
	55	Section 4 – 2024 Compensation Program Overview
	55	2023 Say-on-Pay Vote and Stockholder Engagement
	56	2024 STI Program
	56	2024 LTI Program
	56	2024 Target Total Direct Compensation
	57	Compensation Committee Report

58	Compensation Tables
	58	Summary Compensation Table for 2023
	60	Grants of Plan-Based Awards in 2023
	61	Outstanding Equity Awards at 2023 Fiscal Year End
	64	Option Exercises and Stock Vested in 2023
	64	Nonqualified Deferred Compensation in 2023
	66	Potential Payments Upon Termination or Change in Control
	68	Equity Compensation Plan Information as of December 31, 2023

69	CEO Pay Ratio

70	Pay Versus Performance

74	Certain Relationships and Related Person Transactions
	74	Related Person Transaction Approval Policy
	74	Security Ownership of Certain Beneficial Owners and Management

77	Proposal 4 – Advisory vote on the frequency of future advisory votes to approve the compensation paid to Brighthouse Financial’s Named Executive Officers

78	Proposal 5 – Approval of the amended and restated Brighthouse Financial, Inc. Employee Stock Purchase Plan

81	The Annual Meeting, Voting, and Other Information
	81	Overview
	81	Attending the Annual Meeting
	82	Directors’ Attendance at the Annual Meeting
	82	Shares Outstanding and Holders of Record Entitled to Vote at the Annual Meeting
	82	Your Vote is Important
	83	Quorum Requirement
	83	Voting Your Shares
	84	Changing Your Vote or Revoking Your Proxy
	85	Vote Required for Each Proposal
	86	Matters to be Presented
	86	Delivery of Proxy Materials
	87	Proxy Solicitation Costs
	87	Vote Tabulation
	87	Inspector of Election
	87	Results of the Vote
	87	Other Information

89	Forward-Looking Statements

89	Website References

90	Non-GAAP and Other Financial Disclosures

A-1	Annex A – Amended and Restated Brighthouse Financial, Inc. Employee Stock Purchase Plan

Brighthouse Financial | 2024 Proxy Statement

Proxy Summary	3

Proxy Summary

This section summarizes important information contained in this Proxy Statement and in our 2023 Annual Report to Stockholders (the “2023 Annual Report”), but it does not contain all the information that you should consider when casting your vote. Please review the entire Proxy Statement and 2023 Annual Report carefully before voting.

Proposals for Your Vote

Proposal	Board Recommendation	Page

1. Election of nine (9) Directors to serve a one-year term ending at the 2025 Annual Meeting of Stockholders	FOR each of the Board’s nominees	12

2. Ratification of the appointment of Deloitte & Touche LLP as Brighthouse Financial’s independent registered public accounting firm for fiscal year 2024	FOR	33

3. Advisory vote to approve the compensation paid to Brighthouse Financial’s Named Executive Officers (the “Say-on-Pay” vote)	FOR	37

4. Advisory vote on the frequency of future advisory votes to approve the compensation paid to Brighthouse Financial’s Named Executive Officers	ONE YEAR	77

5. Approval of the amended and restated Brighthouse Financial, Inc. Employee Stock Purchase Plan	FOR	78

The Brighthouse Financial Story

Who We Are

Brighthouse Financial is one of the largest providers of annuities and life insurance in the United States(1), trusted by over 2 million customers(2). Brighthouse Financial became an independent, publicly traded company in August 2017, following our separation (the “Separation”) from MetLife, Inc. (“MetLife”) and the listing of our common stock on The Nasdaq Stock Market LLC (“Nasdaq”). In 2019, we became a member of the Fortune® 500, which lists the top 500 U.S. companies by total revenue.

Our Purpose

We are on a mission to help people achieve financial security. We specialize in products that are designed to help people protect what they’ve earned and ensure it lasts. We are built on a foundation of experience and knowledge, which allows us to keep our promises and provide value to our distribution partners and the clients they serve.

Our Strategy

We believe our focused strategy will generate long-term stockholder value. Our strategy consists of the following core elements, which are fully aligned with our risk appetite:

•  Offering a targeted set of annuity and life insurance solutions that are simpler, more transparent, and provide value to our distribution partners and the clients they serve. We aim to continue to shift our business mix profile over time, with the addition of more cash flow-generating and less capital-intensive new business, along with the runoff of less profitable legacy business.

•  Selling our products through a diverse, well-established network of distribution partners and continuing to build strategic distribution relationships as we further expand our distribution footprint in the United States.

•  Effectively managing our expenses by adopting and maintaining an operating model designed to drive our statutory expense ratio down over time.

•  Maintaining our focus on prudent financial and risk management to protect our balance sheet through a variety of market conditions.

(1) Ranked by 2022 admitted assets. Best’s Review®: Top 200 U.S. Life/Health Insurers. AM Best, 2023. (2) Customer count data is as of September 30, 2022.

2024 Proxy Statement | Brighthouse Financial

4	Proxy Summary

2023 Highlights – Continuing to Execute Our Strategic Priorities with Strong Sales and an Enhanced Core Product Suite

In 2023, we continued to execute our focused strategy to generate long-term value for our stockholders. We remained disciplined in our financial and risk management, maintained a strong balance sheet and robust liquidity, returned additional capital to our stockholders through the repurchase of more of our common stock, delivered strong sales results, further strengthened our suite of annuity and life insurance products, and prudently managed our expenses.

Financial and Capital Strength

Prudent Financial Management – we maintained a strong capital position at both our holding company and our operating companies. Our financial position allowed us to support growth as well as return capital to stockholders in 2023.

Capital and Liquidity Management – we continued to strengthen our balance sheet and ended 2023 with holding company liquid assets of $1.3 billion.

Statutory Capital – we ended 2023 with $6.3 billion of combined statutory total adjusted capital. Our combined risk-based capital ratio of 428% was within our target range of 400% to 450% in normal market conditions.

Normalized Statutory Earnings – generating normalized statutory earnings remains a focus of our financial management strategy. Normalized statutory earnings is used by management to measure our insurance companies’ ability to pay future distributions and is reflective of whether our hedging program functions as intended. For full year 2023, we had a normalized statutory loss of $233 million, as strong core performance in the variable annuity (“VA”) business was more than offset by weaker results in non-VA business.

Capital Return – we repurchased $250 million of our common stock in full year 2023, reducing shares outstanding relative to year-end 2022 by 7%. In November 2023, we announced a new common stock repurchase authorization of up to $750 million.

Ratings – we maintained our operating companies’ strong financial strength ratings.

Products and Sales

Annuity – we achieved annuity sales of approximately $10.6 billion, exceeding our 2023 target. Total annuity sales decreased 8% over 2022, driven by lower fixed deferred annuity sales, partially offset by record sales of Shield® Level Annuities, which increased 17% over 2022. In May 2023, we introduced new enhancements to our Shield® Level Annuities Product Suite, as we continue to be a leader in the index-linked annuity marketplace. In November 2023, we launched Brighthouse SecureKeySM Fixed Indexed Annuities, expanding our distribution footprint in the fixed indexed annuity market.

Life Insurance – our life insurance sales were $102 million, exceeding our 2023 target and increasing 28% over 2022. We also expanded our life insurance suite with the launch of Brighthouse SmartGuard PlusSM, our first registered index-linked universal life insurance policy.

Expenses

Corporate Expenses – we maintained our focus on controlling corporate expenses, which were $885 million for full year 2023, up only 2% over 2022 in an environment with core inflation of approximately 4%. We remain focused on maintaining our disciplined expense management.

For the definition of certain terms and metrics used here and in this Proxy Statement, see “Non-GAAP and Other Financial Disclosures.”

Brighthouse Financial | 2024 Proxy Statement

Proxy Summary	5

Our Board of Directors: Composition, Qualifications, and Diversity

The fundamental duty of our Board is to oversee the management of Brighthouse Financial for the benefit of our stockholders. Our Board is composed of directors (“Directors”) who are qualified to oversee the development and execution of our business strategy by management; possess a broad range of skills, experience, backgrounds, and perspectives; and contribute to the gender and racial or ethnic diversity of our Board.

Board Composition Summary

Name	Age	Demographic Information	Selected Skills and Qualifications	Principal Professional Experience	Independent	Committee Memberships

Chuck Chaplin Chairman of the Board Director since 2017	67	• Male • Black/ African American	• Senior Leadership • Insurance • Financial Services • Accounting/Financial Reporting • Public Company Board Experience	President, Chief Financial Officer, and Chief Administrative Officer, MBIA Inc. (Retired)	Yes	• Compensation and Human Capital • Executive • Finance and Risk • Nominating and Corporate Governance (Chair)

Steve Hooley Director since 2020	61	• Male • White/ Caucasian	• Senior Leadership • IT/Cybersecurity • Financial Services • Accounting/Financial Reporting • Public Company Board Experience	Chairman, Chief Executive Officer, and President, DST Systems (Retired)	Yes	• Audit (Chair) • Executive • Investment

Mike Inserra Director since 2024	62	• Male • White/ Caucasian	• Senior Leadership • Insurance • Financial Services • Investments	Partner, Ernst & Young, LLP (Retired)	Yes	• Audit • Investment

Carol Juel Director since 2021	51	• Female • White/ Caucasian	• IT/Cybersecurity • Financial Services • Risk Management • Regulation	Executive Vice President, Chief Technology and Operating Officer, Synchrony Financial	Yes	• Audit • Investment

Eileen Mallesch Director since 2018	68	• Female • White/ Caucasian	• Accounting/Financial Reporting • Insurance • Financial Services • Investments	Senior Vice President and Chief Financial Officer of the property and casualty business of Nationwide Mutual Insurance Company (Retired)	Yes	• Compensation and Human Capital • Investment (Chair) • Nominating and Corporate Governance

Diane Offereins Director since 2017	66	• Female • White/ Caucasian	• IT/Cybersecurity • Financial Services • Human Capital Management • Regulation	Executive Vice President and President – Payment Services, Discover Financial Services (Retired)	Yes	• Compensation and Human Capital (Chair) • Finance and Risk • Nominating and Corporate Governance

Eric Steigerwalt Director since 2016	62	• Male • White/ Caucasian	• Senior Leadership • Insurance • Financial Services • Investments • Risk Management	President and Chief Executive Officer, Brighthouse Financial, Inc.	No	• Executive (Chair)

2024 Proxy Statement | Brighthouse Financial

6	Proxy Summary

Name	Age	Demographic Information	Selected Skills and Qualifications	Principal Professional Experience	Independent	Committee Memberships

Paul Wetzel Director since 2017	64	• Male • White/ Caucasian	• Senior Leadership • Financial Services • Regulation • Risk Management	Chairman of the Global Financial Institutions Group, Deutsche Bank Securities Inc. (Retired)	Yes	• Compensation and Human Capital • Finance and Risk (Chair) • Nominating and Corporate Governance

Lizabeth Zlatkus Director since 2024	65	• Female • White/ Caucasian	• Senior Leadership • Insurance • Financial Services • Public Company Board Experience • Risk Management	Executive Vice President and Chief Risk Officer, The Hartford Financial Services Group (Retired)	Yes	• Audit • Finance and Risk

Brighthouse Financial | 2024 Proxy Statement

Proxy Summary	7

Board Skills and Experience

Our Board is composed of Directors who possess a mix of skills and experience that we believe align with, and facilitate effective oversight of, Brighthouse Financial’s strategy and risks, including skills and experience related to the financial services and insurance industries; senior leadership; accounting/financial reporting; information technology and cybersecurity; brand and marketing; public company board service; risk management; investments; human capital management; and regulation. The following charts present the number of Director nominees who possess substantive skills or experience in these areas and are based on each Director’s self-evaluation.

Senior Leadership Provides Directors with valuable organizational, strategic planning, and risk management skills to oversee and advise management	Insurance Aids in Director oversight of our strategy, including product development, sales, distribution and financial management
Financial Services Supports Director oversight of various aspects of our business, including product development, marketing, and distribution	Accounting/Financial Reporting Enables Directors to oversee our financial reporting processes and controls
Brand and Marketing Supports oversight of the development and execution of our strategy to build our brand and market our products	Human Capital Management Supports oversight of our talent management, succession planning, and executive compensation practices, as well as our diversity, equity, and inclusion (“DEI”) activities
Information Technology/Cybersecurity Enables Directors to manage and oversee our technology-related strategic objectives and to oversee cybersecurity risk	Investments Facilitates effective management and oversight of our investment portfolio to drive returns and manage investment risk
Regulation Enables Director oversight of our compliance programs and assists the Company in navigating the complex and highly regulated environment in which we operate	Risk Management Facilitates Director oversight of management’s policies and practices to identify, monitor, and manage the complex risks facing our Company
Other Public Company Board Experience Exposes Directors to diverse perspectives, trends, and governance practices that can enhance oversight

2024 Proxy Statement | Brighthouse Financial

8	Proxy Summary

Board Diversity

The Board believes that a diverse board is better able to effectively oversee the Company’s management and strategy and better positions Brighthouse Financial to deliver long-term value for our stockholders. Our Board recognizes that gender and racial or ethnic diversity add to the overall mix of perspectives of our Board as a whole. The following charts and table present the diversity profile of our currently serving Board.

Board Diversity Matrix (as of April 18, 2024)

Total Number of Directors	9

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	4	5	0	0

Part II: Demographic Background

African American or Black	0	1	0	0

White	4	4	0	0

Directors who are diverse with respect to gender, race, or ethnicity serve in a majority of our Board leadership positions.

Chuck Chaplin, who is Black/African American, serves as:

•	Chairman of the Board (the “Chairman”); and
•	Chair of the Nominating and Corporate Governance Committee.

Women serve as chairs of the following committees:

•	Compensation and Human Capital Committee; and
•	Investment Committee.

Stockholder Engagement Highlights

In 2023, we continued our robust stockholder engagement program. In the second half of 2023, we reached out to 21 stockholders representing approximately 55% of our shares (at that time) and met with five stockholders representing approximately 23% of our shares (at that time). Discussions during our engagements focused on our strategy and performance, Board composition, governance practices, human capital management, DEI, executive compensation program, and sustainability program. While the engagements are primarily conducted by senior management, our Chairman is available to engage with stockholders.

Brighthouse Financial | 2024 Proxy Statement

Proxy Summary	9

Feedback from our stockholder engagements can inform our compensation and governance programs as well as our disclosures. In addition, taking into consideration support for certain corporate governance initiatives by several stockholders (among other factors) and after careful review and consideration, we:

•	adopted a majority voting standard for uncontested Director elections via amendment of our Bylaws; and
•

removed provisions in our Amended and Restated Certificate of Incorporation (the “Charter”) and our Amended and Restated Bylaws (the “Bylaws”) that required a supermajority vote to amend certain provisions of our Charter and Bylaws.

For additional information about our stockholder engagement program, see “Stockholder Engagement.”

Corporate Governance Highlights

Brighthouse Financial is committed to good governance practices that are intended to protect and promote the long-term value of the Company for our stockholders. The Board regularly reviews our governance profile to ensure that it reflects the evolving governance landscape and appropriately supports and serves the best interests of the Company and our stockholders.

Independent Oversight	Independent Chairman of the Board
Majority of our Board is independent (eight of nine Directors)
All committees of the Board (other than the Executive Committee) (each a “Committee” and collectively, the “Committees”) are composed solely of Independent Directors (as defined below, see “Director Independence”)

Board Effectiveness	Directors possess a deep and diverse set of skills and experience relevant to oversight of our business strategy
Proactive assessment of Director skills and commitment to Director refreshment to ensure the Board continues to meet the Company’s evolving oversight needs
Robust risk oversight framework to assess and manage risks
Comprehensive annual self-assessment of the Board and Committees, including an action plan to implement Directors’ suggestions
Commitment to Board diversity
Regular executive sessions of the Independent Directors

Responsiveness and Accountability NEW	Robust annual stockholder engagement program
Charter and Bylaws amended to remove supermajority voting requirements to amend certain provisions of our Charter and Bylaws
Majority vote standard adopted for uncontested Director elections

Development and regular review of succession plans for the Chief Executive Officer (the “CEO”) and other members of senior management

Annual assessment of Committee charters and the Board’s Corporate Governance Principles

Annual election of Directors

2024 Proxy Statement | Brighthouse Financial

10	Proxy Summary

Executive Compensation Program Overview

2023 Executive Compensation Program

The Compensation and Human Capital Committee considered stockholder feedback and the results of our 2022 Say-on-Pay vote in designing our 2023 executive compensation program. Our program is guided by our pay-for-performance philosophy and aligns the compensation opportunities of our Named Executive Officers (“NEOs”) with achievement of the Company’s short- and long-term business goals, as approved by the Board as part of its annual review of Brighthouse Financial’s strategy. Our 2023 executive compensation program remained largely consistent with our 2022 program. Changes to the program are described in the “Compensation Discussion and Analysis.”

Key Components of Our 2023 Executive Compensation Program

Base Salary	• Fixed compensation for service during the year.

Short-Term Incentive Awards

•  Annual cash award based on Company and individual performance.

•  Performance metrics measure our achievement of three strategically important corporate goals for the 2023 performance period (weighting):

•  Corporate Expenses (40%) – aligns with our strategic goal of adopting and maintaining an operating model that emphasizes disciplined expense management.

•  Sales (40%) – key driver of revenues and an important indicator of our growth prospects and the strength of our franchise.

•  Normalized Statutory Earnings (20%) – important indicator of financial strength that is used by management to measure our insurance companies’ ability to pay future distributions and is reflective of whether our hedging program functions as intended.

•  Qualitative assessment of individual performance, including DEI efforts.

Long-Term Incentive Awards

•  Long-Term Incentive (“LTI”) vehicle mix is weighted more toward performance-based compensation – 70% Performance Share Units (“PSUs”) and 30% Restricted Stock Units (“RSUs”) for the CEO; 60% PSUs and 40% RSUs for our other NEOs.

•  PSU metrics measure our achievement of two strategic goals over the 2023-2025 performance period (weighting):

•  Net Cash Flow to the Holding Company (60%) – measures net capital distributions from Brighthouse Financial’s operating companies, which strengthen our holding company balance sheet and provide management with flexibility to deploy our capital for various purposes, including return of capital to stockholders.

•  Statutory Expense Ratio (40%) – operating efficiency metric that measures both expense management and sales growth, two of our key strategic drivers.

Brighthouse Financial | 2024 Proxy Statement

Proxy Summary	11

Executive Compensation Practices

We are committed to building a compensation program with strong governance features that reflect best practices in the market and are responsive to stockholder feedback. The table below provides a summary of our executive compensation governance practices.

What We Do

Pay-for-Performance. A substantial portion of our NEOs’ Target Total Direct Compensation (“TDC”) is in the form of variable, at-risk elements that reward our executives only if we achieve performance goals that we believe are linked to long-term value creation.

Stock Ownership Guidelines. We have established stock ownership and retention guidelines that require our NEOs to maintain significant stock ownership, thereby aligning their interests with those of our stockholders.

Clawback Policies. We maintain robust compensation recoupment policies (the “Compensation Recovery Policies”) that provide for the mandatory recoupment of erroneously awarded compensation from covered officers in the event of a financial restatement (in accordance with Nasdaq listing standards) and that also allow for the recoupment of incentive and equity compensation earned by executive officers or other employees in the event of certain misconduct or the material inaccuracy of performance metrics.

Minimum Vesting Periods. Equity awards that are subject to achievement of performance goals or that vest based solely on continued service generally have three-year vesting periods (the latter generally at a rate not greater than one-third per year).

Stockholder Engagement. We actively engage with our stockholders on various topics, including our executive compensation program. We recognize the importance of our stockholders’ perspectives in the compensation-setting process and consider their feedback in the design of our compensation program.

Independent Compensation Consultant. Our Compensation and Human Capital Committee has retained Semler Brossy Consulting Group (“Semler Brossy”) as its independent compensation consultant to advise it on our executive compensation program.

Double-Trigger Vesting of Equity Awards Upon a Change of Control. Outstanding awards that are substituted or assumed in a change of control only vest if the NEO is terminated or resigns with good reason.

What We Don’t Do	Gross-ups on Excise Taxes. We do not provide tax gross-up benefits in connection with payments upon a change of control.
Reprice Stock Options. Our equity incentive plans prohibit us from repricing stock options or stock appreciation rights without stockholder approval.
Excessive Perquisites. We provide limited perquisites to our executive officers.
Hedging and Pledging. Our insider trading policy prohibits all employees and Directors from engaging in hedging or pledging transactions in Brighthouse Financial securities.

2024 Proxy Statement | Brighthouse Financial

12	Proposal 1 – Election of Directors

Proposal 1

Election of nine (9) Directors to serve a one-year term ending at the 2025 Annual Meeting of Stockholders

Our Board has been carefully and thoughtfully built with a diverse mix of individuals who possess the necessary skills and experience to effectively oversee our business. The Board has nominated the following nine currently serving Directors for election at the Annual Meeting: C. Edward Chaplin; Stephen C. Hooley; Michael J. Inserra; Carol D. Juel; Eileen A. Mallesch; Diane E. Offereins; Eric T. Steigerwalt; Paul M. Wetzel; and Lizabeth H. Zlatkus.

Biographical information for each nominee, including a description of each Director’s skills and qualifications, follows this proposal. For information about our policies and practices related to our Board, see “Board and Corporate Governance Practices.” All nominees serving at the time of our 2023 annual meeting of stockholders attended that meeting.

If elected, all nominees will serve one-year terms that expire at the next annual meeting of stockholders. Unless otherwise instructed, the proxyholders will vote proxies “FOR” the nominees of the Board. Each nominee has consented to being named in this Proxy Statement and agreed to serve if elected. The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. However, if any of the Board’s nominees is unable to serve as Director at any point prior to the Annual Meeting or any adjournment or postponement thereof, the Board may reduce the size of the Board or nominate another candidate for election. If the Board nominates a new candidate, unless otherwise provided, the form of proxy attached to this Proxy Statement permits the proxyholders to use their discretion to vote for that candidate.

The Board recommends that you vote “FOR” the election of each of the Director nominees.

Brighthouse Financial | 2024 Proxy Statement

Proposal 1 – Election of Directors	13

The Board of Directors

Nominees for Election as Directors for Terms Expiring in 2025

Age: 67 Director since: 2017 Committees: • Compensation and Human Capital • Executive • Finance and Risk • Nominating and Corporate Governance (Chair)

C. Edward (“Chuck”) Chaplin

Chairman of the Board

Independent Director

Skills and Qualifications

Mr. Chaplin is qualified to serve on our Board on the basis of his leadership skills, financial expertise, and deep experience in the insurance industry.

Career Highlights

•  MBIA, Inc., a provider of financial
guarantee insurance (2006 – 2017)

•  President, Chief Financial Officer, and Chief Administrative Officer (2008 – 2016)

•  Vice President and Chief Financial
Officer (2006 – 2008)

•  Prudential Financial, Inc., a global insurance and financial services firm (1983 – 2006)

•  Positions of increasing responsibility,
culminating with Senior Vice President and Treasurer

Other Public Company Directorships

•  MGIC Investment Corp. (2014 – present)

Past Public Company Directorships

None

Other Experience and Service

•  Rutgers University Foundation, Trustee

•  Executive Leadership Council, Member

•  Newark School of the Arts, Trustee Emeritus

Education

•  BA, Rutgers College

•  Master of City and Regional Planning, Harvard University

Age: 61 Director since: 2020 Committees: • Audit (Chair) • Executive • Investment

Stephen C. (“Steve”) Hooley

Independent Director

Skills and Qualifications

Mr. Hooley is qualified to serve on our Board on the basis of his experience as a chief executive officer, expertise in technology and financial services, and public company board experience.

Career Highlights

•  DST Systems, Inc., a provider of information processing software and services (2009 – 2018)

•  Chairman, Chief Executive Officer and
President (2014 – 2018)

•  President and Chief Executive Officer
(2012 – 2014)

•  President and Chief Operating Officer
(2009 – 2012)

•  State Street Corporation, a financial
services company (1992 – 2009)

•  Various leadership positions, culminating as Chief Executive Officer and President, Boston Financial Data Services Corporation, a financial services company which was a joint venture between State Street Corporation and DST Systems (2004 – 2009)

Other Public Company Directorships

•  Q2 Holdings, Inc. (2020 – present)

•  Stericycle Inc. (2019 – present)

Past Public Company Directorships

•  Legg Mason Inc. (2019 – 2020)

•  DST Systems, Inc. (2012 – 2018)

Education

•  BS, Worcester Polytechnic Institute

2024 Proxy Statement | Brighthouse Financial

14	Proposal 1 – Election of Directors

Age: 62 Director since: 2024 Committees: • Audit • Investment

Michael J. (“Mike”) Inserra

Independent Director

Skills and Qualifications

Mr. Inserra is qualified to serve on our Board on the basis of his deep experience in the financial services industry and accounting and audit services, as well as his strong leadership skills and operational expertise.

Career Highlights

•  Independent consultant (2021 – present)

•  Ernst & Young LLP, an accounting and professional services firm (1983 – 2008,
2010 – 2021)

•  Partner (1993 – 2021)

•  Americas Deputy Managing Partner (2015 – 2020)

•  Vice Chair and Managing Partner, Financial Services Organization
(2013 – 2015)

•  Moore Capital Management, a private global investment firm (2008 – 2010)

Other Public Company Directorships

None

Past Public Company Directorships

None

Other Experience and Service

•  Brighthouse Life Insurance Company of NY, an indirect wholly owned subsidiary of Brighthouse Financial (2021 – present)

•  Certified Public Accountant

•  American Institute of Certified Public Accountants, Member

•  New York State Society of Certified Public Accountants, Member

•  Fordham University Gabelli School of Business, Advisory Board

Education

•  BS, Fordham University

Age: 51 Director since: 2021 Committees: • Audit • Investment

Carol D. Juel

Independent Director

Skills and Qualifications

Ms. Juel is qualified to serve on our Board on the basis of her background as a senior technology and operations executive with deep technology, cybersecurity, and financial services experience.

Career Highlights

•  Synchrony Financial, a financial services company (2014 – present)

•  Executive Vice President, Chief Technology and Operating Officer (2021 – present)

•  Executive Vice President, Chief Information Officer (2014 – 2021)

•  General Electric Company, a multinational conglomerate (2004 – 2014)

•  Chief Information Officer, GE Capital Retail Finance (2011 – 2014)

•  Vice President, Information Technology, GE Money (2004 – 2011)

•  Accenture, a professional services and consulting company (1995 – 2004)

•  Senior Manager, Financial Services

Other Public Company Directorships

None

Past Public Company Directorships

None

Other Experience and Service

•  Girls Who Code, Chair, Board of Directors

•  College of the Holy Cross, Trustee

Education

•  BA, College of the Holy Cross

Brighthouse Financial | 2024 Proxy Statement

Proposal 1 – Election of Directors	15

Age: 68 Director since: 2018 Committees: • Compensation and Human Capital • Investment (Chair) • Nominating and Corporate Governance

Eileen A. Mallesch

Independent Director

Skills and Qualifications

Ms. Mallesch is qualified to serve on our Board on the basis of her financial expertise, experience in the insurance industry, and public company board experience.

Career Highlights

•  Nationwide Mutual Insurance Company, a U.S. insurance and financial services company (2005 – 2009)

•  Senior Vice President and Chief Financial Officer of property and casualty insurance business

•  General Electric, a multinational conglomerate (1998 – 2005)

•  Senior Vice President and Chief Financial Officer of Genworth Financial Life Insurance Company (2003 – 2005)

•  Vice President and Chief Financial Officer of GE Financial Employer Services Group (2000 – 2003)

•  Controller, GE Americom (1998 – 2000)

•  Asea Brown Boveri, Inc., a multinational power and automation technologies company (1993 – 1998)

•  International Business Area Controller, Energy Ventures

•  PepsiCo, Inc., a multinational food and beverage company (1988 – 1993)

•  Arthur Andersen, a professional services firm (1985 – 1988)

Other Public Company Directorships

•  Arch Capital Group Ltd. (2021 – present)

•  Fifth Third Bancorp (2016 – present)

Past Public Company Directorships

•  State Auto Financial Corporation (2010 – 2021)

•  Libbey Inc. (2016 – 2020)

•  Bob Evans Farms, Inc. (2008 – 2018)

Other Experience and Service

•  Certified Public Accountant

•  American Institute of Certified Public Accountants, Member

Education

•  BS, City University of New York (CUNY)

Age: 66 Director since: 2017 Committees: • Compensation and Human Capital (Chair) • Finance and Risk • Nominating and Corporate Governance

Diane E. Offereins

Independent Director

Skills and Qualifications

Ms. Offereins is qualified to serve on our Board on the basis of her deep financial services, information technology, and cybersecurity experience.

Career Highlights

•  Discover Financial Services, a direct banking and payment services company (1998 – 2023)

•  Executive Vice President and President, Payment Services (2010 – 2023)

•  Executive Vice President, Payment Services (2008 – 2010)

•  Executive Vice President and Chief Technology Officer (1998 – 2008)

Other Public Company Directorships

•  Flywire Corporation (2023 – present)

Past Public Company Directorships

•  West Corporation (2015 – 2017)

Other Experience and Service

•  Bluecode, Board of Directors (2023 – present)

•  Lendbuzz Insurance, LLC, Board of Directors (2024 – present)

•  The Chicago Network, former Chair

•  Children’s Home + Aid, Member, Board of Trustees

Education

•  BBA, Loyola University, New Orleans

2024 Proxy Statement | Brighthouse Financial

16	Proposal 1 – Election of Directors

Age: 62 Director since: 2016 Committees: • Executive (Chair)

Eric T. Steigerwalt

President and Chief Executive Officer

Skills and Qualifications

Mr. Steigerwalt is qualified to serve on our Board on the basis of his deep knowledge of our business, extensive experience in the insurance industry, leadership skills, and broad knowledge of corporate strategy, finance, and investments.

Career Highlights

•  Brighthouse Financial, Inc. (2016 – present)

•  President and Chief Executive Officer

•  MetLife, Inc., a global insurance and financial services company (1998 – 2017)

•  Executive Vice President, U.S. Retail (2012 – 2017)

•  Executive Vice President and Interim Chief Financial Officer (2011 – 2012)

•  Executive Vice President, Chief Financial Officer of U.S. Business (2010 – 2011)

•  Senior Vice President and Chief Financial Officer of U.S. Business (2009 – 2010)

•  Senior Vice President and Treasurer (2007 – 2009)

•  Senior Vice President and Chief Financial Officer of Individual Business (2003 – 2007)

•  AXA S.A., a financial services and insurance company (1993 – 1998)

Other Public Company Directorships

None

Past Public Company Directorships

None

Other Experience and Service

•  American Council of Life Insurers (2018 – present)

•  Member, Board of Directors

•  Member, Consumer and Tax Steering Committees

•  Wells Fargo Champions for Education, Member, Board of Directors (2017 – present)

Education

•  BA, Drew University

Brighthouse Financial | 2024 Proxy Statement

Proposal 1 – Election of Directors	17

Age: 64 Director since: 2017 Committees: • Compensation and Human Capital • Finance and Risk (Chair) • Nominating and Corporate Governance

Paul M. Wetzel

Independent Director

Skills and Qualifications

Mr. Wetzel is qualified to serve on our Board on the basis of his extensive experience advising financial services firms and knowledge of investment banking and corporate strategy.

Career Highlights

•  Deutsche Bank Securities Inc., a subsidiary of global investment bank and financial services firm Deutsche Bank AG (“Deutsche Bank”) (2009 – 2016)

•  Chairman, Global Financial Institutions Group (2013 – 2016)

•  Head of the Japan Investment Banking Coverage and Advisory Group (2011 – 2013)

•  Other positions of increasing responsibility at Deutsche Bank or its subsidiaries

•  Merrill Lynch & Co., Inc., a global investment bank and financial services firm (1992 – 2009)

•  Positions of increasing responsibility in investment banking with a focus on financial institutions

Other Public Company Directorships

None

Past Public Company Directorships

None

Other Experience and Service

•  Eleven Canterbury, Consultant
(2021 – present)

•  Rockefeller Capital Management, Consultant (2018 – present)

•  National Association of Corporate Directors, Board Leadership Fellow

Education

•  BS, Business Administration, State University of New York at Buffalo

•  MBA, Finance and Accounting, University of Chicago Graduate School of Business

Age: 65 Director since: 2024 Committees: • Audit • Finance and Risk

Lizabeth H. Zlatkus

Independent Director

Skills and Qualifications

Ms. Zlatkus is qualified to serve on our Board on the basis of her deep experience in the insurance industry, financial expertise, and public company board experience.

Career Highlights

•  The Hartford Financial Services Group, an investment and insurance company (1983 – 2011)

•  Various leadership positions, culminating as Executive Vice President and Chief Risk Officer
(2010 – 2011), Executive Vice President and Chief Financial Officer (2008 – 2010), and President, International and Group Benefits Divisions (2006 – 2008)

Other Public Company Directorships

•  Pathward Financial, Inc. (f/ Meta Financial Group) (2021 – present)

•  AXIS Capital Holdings Limited (2019 – present)

Past Public Company Directorships

•  Boston Private Financial Holdings, Inc. (2015 – 2021)

•  Indivior PLC (2016 – 2019)

•  DXC Technology Company (2016 – 2017)

•  Legal & General Group plc (2013 – 2016)

Other Experience and Service

•  The Connecticut Science Center, Member, Board of Trustees, former Chair

Education

•  BS, Penn State University

2024 Proxy Statement | Brighthouse Financial

18	Board and Corporate Governance Practices — Commitment to Effective Corporate Governance

Board and Corporate Governance Practices

We believe effective corporate governance policies and practices will help Brighthouse Financial deliver sustainable, long-term value for our stockholders.

These policies and practices are contained in our governance documents, including our Charter, Bylaws, Corporate Governance Principles, and Committee charters. This section describes the key features of our Board practices and corporate governance program. The Board believes a balanced governance profile will help the Company deliver sustainable long-term value for our stockholders. The Board continually assesses our governance profile to ensure that it remains appropriate as we continue to evolve over time. Our practices are aligned with the corporate governance principles set out by the Investor Stewardship Group for U.S. listed companies.

Commitment to Effective Corporate Governance

Board Accountability to Stockholders

Annual Director Election – All Directors are elected annually for one-year terms.

Majority Voting Standard – Majority voting standard for uncontested Director elections was adopted in early 2023.

No Poison Pill – We do not have a shareholder rights plan (“poison pill”).

Board Oversight – The Chairman’s letter to stockholders provides our stockholders with insight into the Board’s oversight objectives and priorities (see “Chairman’s Letter to Our Stockholders”).

Independence – Eight of our nine currently serving Directors (all except our President and CEO) are independent.

Stockholder Rights

Supermajority Requirement – Our Charter and Bylaws were amended in 2023 to remove the supermajority vote requirement to amend certain provisions of the Charter and Bylaws.

One Share, One Vote – We have one class of common stock, and all stockholders have one vote per share.

Board Responsiveness to Stockholders / Proactive Understanding of Stockholder Perspectives

Stockholder Engagement Process – We continue to engage with stockholders representing a significant percentage of our shares to discuss our strategy and performance, Board composition, governance practices, sustainability program, executive compensation program, human capital management, and DEI. The Board considers stockholder feedback as part of its annual review of our governance and executive compensation policies and practices.

Strong, Independent Leadership Structure

Board Leadership – The Board is led by an independent Chairman, with robust and clearly defined duties and responsibilities (see “Board Leadership Structure”).

Independent Committee Leadership – All Committees (other than the Executive Committee) are chaired by Independent Directors.

Annual Review – On an annual basis, the Board evaluates and considers the appropriateness of its leadership structure as Brighthouse Financial evolves over time.

Brighthouse Financial | 2024 Proxy Statement

Board and Corporate Governance Practices — Building Our Board of Directors	19

Board Effectiveness

Director Skills – Directors possess a deep and diverse set of skills and experience relevant to oversight of our strategy.

Diversity – Five of our eight currently serving Independent Directors are diverse, including four women and one Director who is racially or ethnically diverse.

Committee Composition and Responsibilities – All Committees (except for the Executive Committee) are composed solely of Independent Directors and have written charters that set forth robust and clearly defined oversight responsibilities.

Overboarding Policy – Our Board overboarding policy helps ensure that all Directors are able to commit the time necessary to meet their duties and responsibilities (see “– Building Our Board of Directors – Director Criteria and Nomination Process – Other Directorships”).

Board Succession Planning and Refreshment – Proactive assessment of Director skills, mandatory retirement policy, and a commitment to Director refreshment help facilitate succession planning and ensure that the Board meets the Company’s evolving oversight needs.

Annual Board and Committee Assessments – The Board conducts an annual self-assessment process that considers the effectiveness of the Board (collectively), each Committee, and each individual Director.

Attendance – In 2023, each Director attended at least 75% of the aggregate of the total number of meetings of the Board and the Committees on which he or she served.

Align Management Incentive Structures with the Company’s Long-Term Strategy

Say-on-Pay Results – Our Say-on-Pay proposal received approximately 94.7% stockholder support in 2023 (including abstentions).

Annual Review of Compensation Program – The Compensation and Human Capital Committee annually reviews and approves our incentive program design, goals, and objectives for alignment with compensation and business strategies.

Alignment with Financial Plan – Our incentive compensation performance metrics are directly tied to, and derived from, our financial plan.

Pay-for-Performance – Our compensation program is rooted in a pay-for-performance philosophy that incentivizes and rewards our management for achievement of performance metrics that are aligned with key strategic goals (see “Compensation Discussion and Analysis”).

Alignment with Company Strategy – Short- and long-term incentive programs are designed to reward financial and operational performance that supports our strategic objectives.

Building Our Board of Directors

The Board oversees Brighthouse Financial on behalf of our stockholders. The Board has adopted the following key policies and practices to guide it in building a skilled and well-qualified body that we believe is able to effectively fulfill its duties and responsibilities to our stockholders.

2024 Proxy Statement | Brighthouse Financial

20	Board and Corporate Governance Practices — Building Our Board of Directors

Director Criteria and Nomination Process

•

Board Membership Criteria – The Nominating and Corporate Governance Committee leads the search for, and recommends, candidates to serve on the Board based on their business and professional experience, judgment, diversity, skills, and background. All candidates must possess high integrity and be able to meet the demands of serving on our Board.

•

Director Qualifications – In seeking qualified director candidates, the Nominating and Corporate Governance Committee, which is chaired by our Chairman, in consultation with the CEO and the other members of the Board, seeks individuals who possess the skills, experience, and background appropriate for overseeing the development and execution of Brighthouse Financial’s business strategy. The Board has identified the following qualifications, among others, in considering director candidates: financial services or insurance industry experience; senior management leadership experience; accounting and financial reporting experience; information technology and cybersecurity expertise; brand management and marketing experience; public company board experience; risk management expertise, including in the areas of market, liquidity, and cybersecurity risk; investments expertise, including oversight of strategic asset allocation and portfolio construction; experience in human capital management; regulatory expertise; commitment to Brighthouse Financial’s values; and diversity, including gender and racial or ethnic diversity.

•

Board Diversity – The Board believes a diverse board is better able to effectively oversee the Company’s management and strategy and to position it to deliver long-term value for our stockholders. The Board seeks Directors who possess a broad range of skills, experience, backgrounds, and perspectives, and considers their contributions to the gender and racial or ethnic diversity of our Board. While the Company does not have a formal Board diversity policy, our Corporate Governance Principles place an emphasis on diversity. The Nominating and Corporate Governance Committee and the Board consider diversity of perspective and background when recruiting and nominating directors for election and when assessing the effectiveness of the Board. In recent Board candidate searches, the Nominating and Corporate Governance Committee has instructed the third-party search firms it has engaged to include candidates who would contribute to the gender and racial or ethnic diversity of our Board in the initial pool from which it selects director candidates. We believe the current composition of the Board reflects those efforts and the importance of diversity to the Board.

•

Director Independence – At least a majority of the Board must be Directors who satisfy applicable independence standards. To determine independence, the Nominating and Corporate Governance Committee and the Board consider independence requirements under Nasdaq listing rules, applicable rules promulgated by the U.S. Securities and Exchange Commission (“SEC”), as well as other factors that contribute to effective oversight and decision-making by the Board.

•

Other Directorships – The Board believes that Directors must have requisite time to devote sufficient attention to their duties and responsibilities. Our overboarding policy (as described in our Corporate Governance Principles) provides that: (1) Directors should not serve on more than three other public company boards; (2) Independent Directors who serve as chief executive officer of another public company and also serve on that company’s board of directors should not serve on any additional public company board other than our Board; and (3) Directors who serve on more than three public company audit committees should not serve on our Audit Committee if their ability to effectively serve on our Audit Committee is impaired, as determined by the Chair of the Nominating and Corporate Governance Committee and the Board. Directors must confirm the absence of, or disclose, any material actual or potential conflict of interest, and receive the consent of the Chair of the Nominating and Corporate Governance Committee before accepting an invitation to serve on the board or committee of another public company. Directors are also required to inform the Chair of the Nominating and Corporate Governance Committee before joining the board of a private, non-profit, or other type of organization. Each of our Directors is in compliance with the limits set forth within our Corporate Governance Principles.

Brighthouse Financial | 2024 Proxy Statement

Board and Corporate Governance Practices — Building Our Board of Directors	21

•

Director Nomination Process – Nominations for election as a Director at our annual meetings may be made by our Board in the Company’s notice of meeting or any supplement thereto, or by a stockholder or stockholders in compliance with the stockholder nomination requirements set forth in our Bylaws. Our Board nominates Director nominees upon the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee and the Board may identify potential nominees through a variety of means, including recommendations and referrals from current Directors, management, and stockholders. The Nominating and Corporate Governance Committee also uses professional search firms to help identify and assess potential nominees. Mr. Inserra and Ms. Zlatkus are being nominated for election as Directors for the first time at the Annual Meeting. Mr. Inserra was identified as a nominee due to his service as a director of Brighthouse Life Insurance Company of NY, an indirect wholly owned Company subsidiary. Ms. Zlatkus was originally proposed to us as a Director nominee by a third-party search firm engaged by the Nominating and Corporate Governance Committee to identify potential director candidates. In recommending candidates for nomination by the Board, the Nominating and Corporate Governance Committee takes into consideration the candidate’s skills and qualifications, Nasdaq listing requirements, the ability of candidates to enhance the diversity of our Board as a whole, and any other criteria the Board may establish from time to time. The Nominating and Governance Committee will consider candidates recommended by stockholders, and our stockholders may bring Director nominations before an annual meeting of our stockholders by following the procedures described in our Bylaws. For more information on how and when to submit a nomination for future annual meetings, see “Other stockholder proposals and director nominations.”

Board Refreshment, Assessment, and Ongoing Education

•  Board Refreshment – The Board recognizes it must refresh
its composition to address Brighthouse Financial’s
oversight needs as the Company evolves over time. We
believe that long-serving directors bring valuable experience based on their familiarity with the successes and
challenges the Company has faced over the years, while
newer directors contribute new and diverse perspectives.
The Nominating and Corporate Governance Committee and
Board annually review the skills and experience the Board
needs to best oversee Brighthouse Financial’s strategy. The
Nominating and Corporate Governance Committee leads a

Director Tenure

Director self-evaluation process in which each Director ranks his or her expertise and experience in a number of key skill areas that are relevant to service on our Board. The Nominating and Corporate Governance Committee considers the Directors’ self-evaluations in analyzing the aggregate representation of skills on the Board. In accordance with our mandatory retirement policy, one Director retired from the Board as of the 2020 annual meeting and one Director retired from the Board as of the 2023 annual meeting. Our Board consists of Directors with a diversity of tenure.

•

Assessing the Board’s Performance – The Board views its annual self-assessment as an important tool for candid evaluation of its composition, performance, and proper functioning, as well as an important component of our Board refreshment strategy. The Nominating and Corporate Governance Committee oversees the assessment process, including the topics and areas to be addressed during the assessment. For 2023, each Director completed assessments of the Board’s and each Committee’s effectiveness, including with respect to Board and Committee composition; the quality of meeting materials and discussions during Board and Committee meetings; appropriateness of meeting agenda topics; and interactions with management. Each Director also provided feedback on the other Directors. The Nominating and Corporate Governance Committee reviewed and reported the results of the assessments to the full Board and to management. The Board continues to address any issues and implement constructive suggestions raised in the self-assessments to further enhance its effectiveness.

2024 Proxy Statement | Brighthouse Financial

22	Board and Corporate Governance Practices — Board Leadership Structure

•

Mandatory Retirement Age – Our Corporate Governance Principles state that Directors may not stand for reelection or be appointed to the Board after reaching the age of 72. The Board may approve exceptions to this policy. We have not adopted term limits for our Directors.

•

Director Orientation and Continuing Education – The Board views orientation and continuing education as vital tools for building an effective Board. We provide all new Directors with an orientation program when they join the Board. The orientation consists of presentations by our senior management to familiarize the Directors with our business, operations, financial condition, risk management, and governance, as well as Directors’ legal duties and requirements. We also encourage, and will provide funding for, both new and longer-serving Directors to attend continuing education programs delivered by third parties to develop and enhance their skills and knowledge. We also incorporate continuing education into our regular Board and Committee meetings from time to time.

•

Attendance at Meetings – Directors are expected to regularly attend meetings of the Board and the Committees of which they are members, and to spend the time needed outside of meetings to keep themselves informed about Brighthouse Financial’s business and operations. In 2023, the Board held six meetings, and the Committees held a total of 31 meetings. Each Director attended at least 75% of the aggregate of the total number of meetings of the Board and the Committees on which he or she served.

Board Leadership Structure

The Board has determined that having an independent Chairman leading the Board is the best board leadership structure for Brighthouse Financial at this time. This structure enhances the Board’s ability to exercise independent oversight of Brighthouse Financial’s management on behalf of its stockholders. Separating the roles of the Chairman and the CEO allows each to focus on their respective duties. The Board believes it is important to retain its flexibility to allocate the responsibilities of the Chairman and will continue to evaluate the best leadership structure for Brighthouse Financial as it evolves.

The Board has elected Mr. Chaplin to serve as Chairman on the basis of his independence from management; experience as president, chief financial officer, and chief administrative officer of a major financial services company; experience as a director of a public company; leadership skills; and ability to devote the time and effort to effectively oversee Brighthouse Financial. Mr. Steigerwalt, Brighthouse Financial’s President and CEO, also serves as a Director. Mr. Steigerwalt works closely with the Chairman to help focus the Board on matters of strategic importance for Brighthouse Financial.

Our Chairman’s duties and responsibilities focus on promoting sound corporate governance practices, fostering a culture of effective oversight on behalf of our stockholders, and overseeing management’s development and execution of the Company’s business strategies as well as the Company’s enterprise risk program. These duties and responsibilities include:

•	providing thought leadership for the Board through understanding the views of our Directors, stockholders, and management;
•	representing the Board in engagements with our stockholders;
•	setting the agenda for Board meetings, with input from the CEO;
•	presiding over Board meetings and executive sessions of the Independent Directors;
•	promoting effective communication and serving as the primary conduit among the Board as well as the CEO and other members of management;
•	setting the tone of Board discussions to promote a Board culture of the highest level of integrity, active engagement, open communication, constructive debate, and effective decision-making;
•	establishing a close relationship of trust with the CEO by providing support and advice while respecting the executive responsibility of the CEO;
•	consulting with the Compensation and Human Capital Committee in its oversight of CEO and senior management succession planning; and
•

as Chair of the Nominating and Corporate Governance Committee, reviewing Committee and Committee chair assignments, leading recruitment of Director candidates, and overseeing annual evaluations for the Board and its Committees.

Brighthouse Financial | 2024 Proxy Statement

Board and Corporate Governance Practices — Director Independence; Executive Sessions; Stockholder Engagement	23

Director Independence

Our Board annually considers whether our Directors are independent in accordance with applicable Nasdaq and SEC rules. An “Independent Director” is a Director whom the Board has affirmatively determined (i) is independent of management and free from any material relationship with the Company and its subsidiaries (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company or its subsidiaries) that would interfere with the exercise of the Director’s independent judgment as a member of the Board and (ii) meets the independence standards for directors set forth in the Nasdaq listing standards and applicable SEC rules. Our Board has determined that all our Directors, except for Mr. Steigerwalt, our President and CEO, are Independent Directors. In making this determination, the Board considers relevant information provided by the Directors about their and their family members’ business and professional relationships with Brighthouse Financial and with entities that conduct business with Brighthouse Financial.

Executive Sessions

As part of our Board meetings, the Independent Directors meet regularly (and at least twice annually) in executive session without management present. The Chairman presides over these executive sessions. In addition, each Committee typically holds an executive session as part of its regular meeting, which is presided over by the Committee Chair.

Stockholder Engagement

Our Board, primarily through our Nominating and Corporate Governance Committee, has overseen management’s development and execution of a robust and proactive stockholder engagement program. In our engagements, we aim to foster constructive dialogue in which we communicate the perspectives of management and the Board on the issues that are important to our stockholders and solicit our stockholders’ insights and feedback, which the Board considers in developing our governance and compensation practices. Our stockholder engagement program comprises a year-round cycle of communication, feedback, and action, which is described in the following diagram.

Stage 1 Assessment and Engagement Planning

•  Our Board and Committees review the outcome of votes on proposals during our annual meeting, as well as feedback received from our stockholders.

•  Our Board and Committees review governance and compensation trends at peer and other comparable companies.

•  The Board and Committees discuss our stockholder engagement plan, including topics for discussion and areas for stockholder feedback.

Stage 2 Engagement

•  We invite stockholders and proxy advisory firms to engage with us.

•  During our meetings, we discuss and solicit feedback on our strategy, governance, executive compensation, sustainability program, and other areas of importance to our stockholders.

Stage 3 Review Feedback and Take Action

•  The Board and Committees consider stockholder feedback as part of their annual review of our governance and compensation policies and practices, as well as their oversight of our strategy, sustainability program, and other areas that are important to our stockholders. Potential changes are discussed and may be implemented.

•  We aim to enhance our sustainability disclosures to communicate our activities in areas that are most significant to our Company and to address stockholder feedback.

Stage 4 Proxy Statement and Annual Meeting

•  We draft our proxy statement to disclose and communicate our governance and compensation practices, elect Directors, and seek stockholder approval of certain matters.

•  After we file our proxy statement, we contact our stockholders and invite them to engage on any issues relating to the annual meeting.

2024 Proxy Statement | Brighthouse Financial

24	Board and Corporate Governance Practices — Stockholder Engagement

2023-2024 Engagement – In the second half of 2023, we invited 21 of our stockholders, representing approximately 55% of our shares (at that time), to engage with us and met with five of those stockholders, representing approximately 23% of our shares (at that time). In each engagement, we discussed and solicited feedback on our strategy and performance, Board composition, governance practices, and executive compensation program. We also discussed our sustainability journey, including how we are assessing the areas that are most significant to our Company.

The following table highlights feedback we received from our stockholders, which our Corporate Secretary and other members of management discussed with the Board, the Nominating and Corporate Governance Committee, and the Compensation and Human Capital Committee, and how we have addressed it (for a detailed discussion of stockholder feedback regarding our executive compensation program, see “Compensation Discussion and Analysis – Section 4 – 2024 Compensation Program Overview”).

Topic	What we heard	What we’re doing
Board Composition

•  Our Board composition reflects our strong focus on diversity, including an appropriate mix of skills, experiences, backgrounds, and demographic diversity traits.

•  Brighthouse Financial has a thoughtful approach to Board composition and refreshment, including the assessment of the skills required to support the evolution of the Company.

•  Enhanced disclosures provide insight into the alignment of Directors skills to Company strategy.

•  We continue to recruit Directors whose skills enable them to effectively oversee the execution of Brighthouse Financial’s strategy and who add to the overall diversity of our Board (see “– Building Our Board of Directors”).

Governance

•  Brighthouse Financial has a reasonable and balanced governance profile.

•  Brighthouse Financial should regularly assess its governance practices to ensure that they remain appropriate over time.

•  The recent changes to the Brighthouse Financial governance profile are positive and reflect a thoughtful approach to assessing its governance practices.

• Our Board regularly reviews our governance practices and considers whether to adopt any changes.
Sustainability and Environmental, Social, and Governance (“ESG”)

•  Brighthouse Financial continues to advance in its sustainability journey through practices and disclosures in areas the Company believes are important to its sustainable growth strategy, such as human capital management, DEI, cybersecurity, and climate risk.

•  Brighthouse should continue to enhance its disclosures over time.

•  The annual Corporate Sustainability Report, which is located at www.brighthousefinancial.com/about-us/corporate-responsibility, provides comprehensive information about our sustainability program and progress (see “Our Sustainability Journey”), including data that aligns with Sustainability Accounting Standards Board (“SASB”) and Task Force on Climate-related Financial Disclosures (“TCFD”) frameworks.

•  The 2023 Corporate Sustainability Report, which will be published later this year, will include enhancements related to our approach to responsible product governance.

Brighthouse Financial | 2024 Proxy Statement

Board and Corporate Governance Practices — Succession Planning and Talent Management; Board Oversight of Our Strategy; Risk Oversight	25

Succession Planning and Talent Management

Succession planning and oversight of our talent management practices, including our efforts to advance diversity at all levels of the organization, are central to the Board’s responsibilities. The Compensation and Human Capital Committee oversees the Company’s succession plans for the CEO and other members of senior management, including management’s development of a strong, diverse pipeline of potential successors for leadership positions. The full Board discusses, at least annually, the Company’s succession plans for the CEO and other key executives, including identifying potential candidates to succeed the CEO, both in cases of orderly succession and in the event of an emergency or unexpected departure. To support talent development and allow the Board to meet and assess potential successors, non-executive officers and mid-level management regularly participate and make presentations in Board and Committee meetings. The Board also meets in executive session to discuss whether the Company has the managerial talent to replace current executives should the need arise.

Board Oversight of Our Strategy

One of the Board’s most important duties is to oversee our strategy to grow the Company and deliver long-term value for our stockholders. The Board devotes at least one entire meeting annually to a review of the Company’s strategy, and throughout the year, it discusses key strategy topics with management. In 2023, the Board and senior management engaged in constructive dialogue regarding our multiyear strategic and financial plan, including the following key topics:

•	our product, sales, and marketing and distribution strategy and plans, as well as the competitive landscape in which we operate;
•	our financial plan, including capital return and other financial drivers and goals;
•	human capital matters, including talent and leadership development, succession planning, and the development and execution of our strategy to advance our DEI initiatives;
•	our operations and technology platform;
•	our investment strategy; and
•	our financial and risk profile in various market scenarios.

Risk Oversight

We believe effective risk oversight is fundamental to our strategy to deliver sustainable, long-term value for our stockholders. Our Board, with the assistance of the Committees, oversees the development and execution of our business strategies to help ensure that risks are appropriately managed and that our business plans align with our risk appetite. The Board and the Committees review and approve our risk appetite statement, review our significant risk policies, and regularly discuss with management our performance against risk targets and limits.

Our Board and committees use an integrated approach to overseeing risk and share oversight of certain risks, including the following:

•

Strategic Risk – in connection with its annual review of our strategy and ongoing oversight of our performance against such strategy, the Board oversees the management of strategic risks. In its discussions with the Board, senior management, including the CEO, Chief Financial Officer (“CFO”), Chief Investment Officer, Chief Risk Officer (“CRO”), and Chief Distribution and Marketing Officer, reviews the key risks relating to the execution of our strategy and describes management’s activities to identify, assess, and mitigate such risks.

•

Enterprise Risk – in connection with each regular meeting of the Board and the Committees, the CRO prepares an enterprise risk report that communicates our risk profile and our performance against targets and limits in key risk areas, including macro, credit, market, liquidity, operational, model, information technology and cybersecurity, third-party, and emerging risks. The CRO, or the CRO’s designee, also periodically reports to the Board on key risks and to the Committees on risk topics within the scope of the Committees’ respective responsibilities.

•

Cybersecurity Risk – the Audit Committee is primarily responsible for overseeing information technology and cybersecurity risks (as part of its oversight of operational risk), and the Board continues to be actively engaged with

2024 Proxy Statement | Brighthouse Financial

26	Board and Corporate Governance Practices — Risk Oversight

respect to these risks. The Audit Committee and/or the Board generally meet with our Chief Technology Officer (“CTO”) and Chief Information Security Officer (“CISO”) on a quarterly basis to review our information technology and cybersecurity risk profile and to discuss our activities to manage the related risks, including risk assessments, mitigation strategies, areas of emerging risks, incidents and industry trends, tabletop exercises, and other areas of importance. In addition to these regular meetings, we have an escalation process in place to timely inform the Board of any significant cybersecurity incidents, including any updates relating thereto, to ensure that the Board’s oversight is proactive and responsive. Our Chief Compliance Officer also regularly reports to the Audit Committee regarding the Company’s compliance with applicable regulations relating to cybersecurity. Our CTO has overall responsibility for our information technology program, which includes the Company’s cybersecurity program. Our CISO is directly responsible for the Company’s cybersecurity program, which is designed to protect and preserve the integrity, confidentiality, and continued availability of the information owned by, or in the care of, the Company. The Company’s cybersecurity team has also established company-wide policies and procedures that cover cybersecurity matters, which are designed to enable the Company to effectively identify, evaluate, and respond to events that have the potential to impact our business.

•

Human Capital Management – the Board recognizes the importance of maintaining a highly skilled and engaged workforce, guided by a strong corporate culture and set of values. As described in its charter, the Compensation and Human Capital Committee has broad oversight of the Company’s human capital matters, including DEI, pay equity, talent and leadership development, culture, and succession planning. At least annually, the Board discusses human capital issues with our Human Resources organization, including succession planning for the CEO and certain executive positions, and key human capital metrics. The Board and Committees discuss with management its activities to attract, engage, develop and retain high-performing employees. The Board and Committees also assess employee engagement, turnover, and workloads to help ensure that the Company has adequate resources to execute its strategy.

•

Climate Risk – the Board recognizes that climate risk could pose a systemic risk to the financial system and could have direct and indirect impacts on our Company. In addition to the Finance and Risk Committee’s oversight of climate risk, the Investment Committee oversees climate risk related to our investment portfolio.

The Board has delegated oversight of certain risk areas to the Committees, as follows:

•

Audit Committee – risks relating to financial statements, including, but not limited to, financial reporting processes, internal control over financial reporting, compliance, and auditing; and operational risks, including, but not limited to, risks related to cybersecurity and information technology.

•

Compensation and Human Capital Committee – broad oversight of human capital matters, including initiatives to advance DEI, the design and operation of Brighthouse Financial’s compensation arrangements to confirm that incentive compensation does not encourage unnecessary risk-taking, as well as the relationship between risk management policies and practices, corporate strategy, and the compensation of senior executives.

•

Finance and Risk Committee – broad oversight of capital and risk management, including regular review of reports from management regarding significant risks, including, but not limited to, macro, market, liquidity, product, enterprise, and emerging risk, as well as the Company’s risk governance framework; review of the Company’s hedging strategy; approval of Brighthouse Financial’s risk appetite statement; and coordination with the Compensation and Human Capital Committee Chair to oversee compensation-related risk matters.

•

Investment Committee – risks associated with our investment portfolio, including credit risk, portfolio allocation, and diversification risk; counterparty risk; the potential implications of our investment portfolio’s exposure to ESG-related risks, including climate-related physical and transition risks; as well as risks associated with our investments operating model and the selection and monitoring of our external asset managers.

•

Nominating and Corporate Governance Committee – risks relating to Brighthouse Financial’s governance, our sustainability program (including environmental stewardship and corporate social responsibility), related person transaction policy, government relations, and the development and implementation of Brighthouse Financial’s codes of conduct. The Office of Sustainability regularly updates the Nominating and Corporate Governance Committee regarding ESG topics most relevant to our business, including climate risk, progress against our ESG strategy and goals, and plans to disclose our ESG performance.

Brighthouse Financial | 2024 Proxy Statement

Board and Corporate Governance Practices — Information About Our Board Committees	27

Information About Our Board Committees

The Board has established six standing Committees to assist it in carrying out its duties: Audit; Compensation and Human Capital; Executive; Finance and Risk; Investment; and Nominating and Corporate Governance. Each Committee has a Board-approved, written charter that describes such Committee’s roles and responsibilities. Copies of the charters of the Audit, Compensation and Human Capital, and Nominating and Corporate Governance Committees are posted on Brighthouse Financial’s website at http://investor.brighthousefinancial.com/corporate-governance/governance-overview. The Audit, Compensation and Human Capital, and Nominating and Corporate Governance Committees all comply with applicable SEC and Nasdaq requirements, and are chaired by, and consist solely of, Independent Directors. The Committee Chairs approve the meeting agendas for their respective Committees.

Each Committee regularly reports on the matters discussed during its meetings to the full Board and presents recommendations on actions requiring Board approval. On an annual basis, each Committee conducts an evaluation of its performance and reviews the adequacy of, and proposes any applicable changes to, its charter for Board approval. Each Committee has full authority to retain, at Brighthouse Financial’s expense, independent advisors or consultants.

Additional information about our Committees follows, including their composition, the number of meetings they held in 2023, and their primary roles and responsibilities.

Committee	Members	Description

Audit Committee (1) Meetings held in 2023: 10	Steve Hooley (Chair) Mike Inserra Carol Juel Lizabeth Zlatkus	The Audit Committee oversees the Company’s accounting and financial reporting processes; internal control over financial reporting and disclosure and controls procedures; and the work of internal audit and the independent auditor, including their respective audit plans and results. The Audit Committee also oversees the engagement and continued independence of the Company’s independent auditor, assesses its performance, and approves its compensation. The Audit Committee oversees our legal and regulatory compliance processes and programs; information technology, data privacy, and cybersecurity; and issues relating to the integrity of management and compliance with the Company’s codes of conduct.

Compensation and Human Capital Committee (2) Meetings held in 2023: 5	Diane Offereins (Chair) Chuck Chaplin Eileen Mallesch Paul Wetzel	The Compensation and Human Capital Committee oversees the Company’s compensation and benefits policies and programs for our executives, including equity and non-equity incentive compensation plans and arrangements, awards under such plans, severance benefits, stock ownership guidelines, and hedging, pledging, and compensation recovery policies. The Compensation and Human Capital Committee also oversees human capital matters, including pay equity, DEI, leadership development, culture, and succession planning for the CEO and other executives. For additional information on the responsibilities and activities of the Compensation and Human Capital Committee, including the Committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis.”

Executive Committee Meetings held in 2023: None	Eric Steigerwalt (Chair) Chuck Chaplin Steve Hooley	The Executive Committee acts on behalf of the entire Board with respect to certain exigent matters between meetings of the Board.

Finance and Risk Committee (3) Meetings held in 2023: 6	Paul Wetzel (Chair) Chuck Chaplin Diane Offereins Lizabeth Zlatkus (4)	The Finance and Risk Committee oversees Brighthouse Financial’s financial plan, policies, and strategies (including capital and liquidity management strategies, the capitalization of Brighthouse Financial and its subsidiaries, and our hedging strategy) and measures Brighthouse Financial’s performance against its business and financial plans. The Finance and Risk Committee oversees and approves actions and policies relating to equity and debt issuances, share repurchase programs, dividends, and mergers and acquisitions.

Investment Committee (3) Meetings held in 2023: 5	Eileen Mallesch (Chair) Steve Hooley Mike Inserra (5) Carol Juel	The Investment Committee oversees, on a consolidated basis, the activities and performance of Brighthouse Financial and its subsidiaries’ general accounts and consolidated separate accounts. The Investment Committee also oversees the enterprise investment strategy, including the review and approval of Enterprise Investment Authorities (“EIAs”) relating to our general accounts and consolidated separate accounts, and the compliance of our investments with our EIAs. In addition, the Investment Committee oversees the execution of our investments operating model, which includes oversight of our engagement of external asset managers.

2024 Proxy Statement | Brighthouse Financial

28	Board and Corporate Governance Practices — Director Compensation

Committee	Members	Description

Nominating and Corporate Governance Committee (3) Meetings held in 2023: 5	Chuck Chaplin (Chair) Eileen Mallesch Diane Offereins Paul Wetzel	The Nominating and Corporate Governance Committee oversees Brighthouse Financial’s corporate governance policies and practices, including the Board and Committees’ structure and composition, recruitment and recommendation of Director nominees, Committee assignments, and determinations of Director independence. The Nominating and Corporate Governance Committee develops and oversees the annual self-evaluations for the Board and Committees, as well as the Director orientation process and continuing education programs. The Nominating and Corporate Governance Committee also oversees Brighthouse Financial’s codes of conduct, related person transaction policy (coordinating with the Audit Committee where appropriate), our government relations activities, and our sustainability program, including our activities related to environmental stewardship and corporate social responsibility.

(1)

All Audit Committee members are independent under applicable SEC and Nasdaq rules and are “financially literate.” The Board has determined that Chuck Chaplin, Steve Hooley, Mike Inserra, and Lizabeth Zlatkus each qualifies as an “audit committee financial expert” under applicable SEC rules. Mr. Inserra and Ms. Zlatkus joined the Board on April 9, 2024 and were appointed to the Audit Committee at such time. Mr. Chaplin’s service on the Audit Committee ended on April 9, 2024 at the time of the appointments of Mr. Inserra and Ms. Zlatkus to the Audit Committee.

(2)

All Compensation and Human Capital Committee members are independent under applicable SEC and Nasdaq rules and are “non-employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(3)	All Finance and Risk Committee, Investment Committee, and Nominating and Corporate Governance Committee members are independent under applicable SEC and Nasdaq rules.

(4)	Ms. Zlatkus joined the Board on April 9, 2024 and was appointed to the Finance and Risk Committee at such time.

(5)	Mr. Inserra joined the Board on April 9, 2024 and was appointed to the Investment Committee at such time.

Director Compensation

Our director compensation program is designed in a manner intended to fairly compensate our non-management Directors for their work as members of the Board and to align their interests with those of our stockholders by delivering over half of the annual retainer in the form of equity-based awards. In designing the Director compensation program, compensation was targeted at the median of the same comparator group we used for our NEOs (see “Compensation Discussion and Analysis – Section 2 – Our 2023 Executive Compensation Program – 2023 Compensation Planning Process – Compensation Comparator Group”). The Nominating and Corporate Governance Committee regularly reviews director compensation and recommends changes to the Board as necessary. The following table sets forth the compensation program for our non-management Directors.

Description	Amount	Form

Pay for Board Service

Annual retainer	$285,000	$120,000 cash and $165,000 equity

Additional Pay for Service as Chairman or Committee Chair

Chairman of the Board	$200,000	50% cash and 50% equity

Audit Committee Chair	$ 35,000	100% cash

Other Committee Chairs (Compensation and Human Capital; Nominating and Corporate Governance; Finance and Risk; Investment)	$ 22,000	100% cash

Brighthouse Financial | 2024 Proxy Statement

Board and Corporate Governance Practices — 2023 Director Compensation Table	29

Annual Equity Awards

The Board approved annual RSU awards as part of our director compensation program. Annual awards to non-management Directors generally vest on the earlier of the one-year anniversary of the grant date or the date of the next annual meeting of stockholders. The number of RSUs to be granted to each non-management Director is determined by dividing the intended value of the equity award by the closing price of the Company’s common stock on the grant date, rounded down to the nearest whole number of RSUs. In the case of a new Director appointed in between annual meetings of stockholders, the RSU award is prorated. The RSU grants are made pursuant to the Brighthouse Financial, Inc. 2017 Non-Management Director Stock Compensation Plan, as amended (the “Director Plan”), which was approved by stockholders at the 2018 Annual Meeting.

Compensation paid to our non-management Directors in 2023 is presented in the following table.

2023 Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total

Phil Bancroft (3)	$146,250	$206,178	$352,428

Irene Chang Britt (3)	$ 88,750	$164,969	$253,719

Chuck Chaplin	$242,000	$264,939	$506,939

Steve Hooley	$128,750	$164,969	$293,719

Carol Juel	$120,000	$164,969	$284,969

Eileen Mallesch	$142,000	$164,969	$306,969

Diane Offereins	$142,000	$164,969	$306,969

Pat Shouvlin (3)	$ 77,500	$ —	$ 77,500

Paul Wetzel	$131,000	$164,969	$295,969

(1)

Fees Earned or Paid in Cash. Each non-management Director is entitled to receive an annual cash retainer of $120,000, or a prorated amount for a shorter period of service. We provide additional retainers to the Chairman and to each Director who serves as the Chair of a standing Committee, the amounts of which are set forth above under the heading “Director Compensation.” All cash retainers are paid in quarterly installments, unless deferred.

(2)

Stock Awards. As part of their annual retainers for 2023, each non-management Director was granted an equity award of 3,703 RSUs on June 8, 2023, with an aggregate grant date fair value equal to $164,969. Upon Mr. Bancroft’s election to the Board on March 27, 2023, he received a prorated portion of the annual equity award of 966 RSUs, with an aggregate grant date fair value equal to $41,209. Following Mr. Bancroft’s passing on November 1, 2023, the vesting of the 3,703 RSUs he was granted on June 8, 2023 was accelerated pursuant to the terms of the Director Plan. For his service as Chairman, Mr. Chaplin was granted an additional equity award of 2,244 RSUs on June 8, 2023, with an aggregate grant date fair value equal to $99,970. Amounts in this column represent the aggregate grant date fair value of each applicable award of RSUs, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a description of the methodology and assumptions made in determining the aggregate grant date fair value of equity awards, see Note 13 of the Notes to the Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2023 (“2023 Form 10-K”). As of December 31, 2023, the Directors listed in the above table held the following number of outstanding, unvested RSUs: Chaplin (5,947); Hooley (3,703); Juel (3,703); Mallesch (3,703); Offereins (3,703); and Wetzel (3,703). Ms. Britt served as a Director until August 11, 2023. Pursuant to the terms of the Director Plan, Ms. Britt’s June 8, 2023 equity grant was forfeited at the time of her resignation.

(3)

Mr. Shouvlin served as a Director until June 8, 2023, and accordingly, was not granted an equity award in 2023. Ms. Britt served as a Director until August 11, 2023. Mr. Bancroft passed away on November 1, 2023.

2024 Proxy Statement | Brighthouse Financial

30	Board and Corporate Governance Practices — Director Stock Ownership Guidelines; Codes of Conduct; Our Sustainability Journey

Deferred Compensation Plan

The Board adopted the Brighthouse Services, LLC Deferred Compensation Plan for Non-Management Directors (the “Director Deferred Compensation Plan”), effective December 1, 2019. The purpose of the Director Deferred Compensation Plan is to provide Directors with the opportunity to defer receipt of all or a portion of their cash or equity compensation to a later date, at which time payment of the compensation will be made after adjustment for the simulated investment experience of such compensation. Directors were able to make their initial deferral elections in 2019 with respect to compensation earned in 2020 and later years. Some non-management Directors have chosen to defer the receipt of all or part of their annual retainer fees under the Director Deferred Compensation Plan.

Director Stock Ownership Guidelines

In February 2018, the Board, on the recommendation of the Nominating and Corporate Governance Committee, established stock ownership and retention guidelines for Independent Directors. Pursuant to these guidelines, each Independent Director is expected to acquire a number of shares equal to at least four times the equity portion of the Director’s annual retainer. For Mr. Chaplin this includes the portion of his annual retainer for service as Chairman that is paid in the form of RSUs. Directors are expected to achieve the applicable ownership level within five years from the later of the date the guidelines became effective (January 1, 2018) or the date the Director commences service. For Directors who have elected to participate in the Director Deferred Compensation Plan, deferred shares count toward the applicable ownership level. Directors are required to retain at least 50% of the net shares acquired upon vesting of equity awards until the ownership guidelines are satisfied. All Directors who have served on the Board for more than five years are currently in compliance with the Company’s stock ownership and retention guidelines, and all other Directors are on track to satisfy the ownership requirement within the compliance period. As of the Record Date, no Director has sold any vested equity.

Codes of Conduct

Brighthouse Financial’s strength depends on the trust of our employees, distribution partners, customers, and stockholders. We strive to adhere to the highest standards of business conduct at all times, and put honesty, fairness, and trustworthiness at the center of all that we do. We have adopted three codes of conduct that reflect these values and enshrine them in our corporate culture: the Code of Conduct for Financial Management, which is a “code of ethics” (as defined under SEC rules) that applies to Brighthouse Financial’s CEO, CFO, Chief Accounting Officer, Chief Auditor, Corporate Controller, and all other Brighthouse Financial employees who perform similar functions or who may obtain access to any financial records covered by the Code of Conduct for Financial Management; the Code of Conduct for Employees, which applies to all Brighthouse Financial officers and employees; and the Code of Conduct for Directors, which applies to members of the Board. Current versions of these codes of conduct are available on Brighthouse Financial’s website at http://investor.brighthousefinancial.com/corporate-governance/governance-overview. We intend to post on our website all disclosures that are required by law or Nasdaq’s listing standards concerning any amendments to, or waivers from, any provision of the foregoing Codes of Conduct.

Brighthouse Financial | 2024 Proxy Statement

Our Sustainability Journey	31

Our Sustainability Journey

We believe that sustainability is inherent in Brighthouse Financial’s mission to help people achieve financial security and that strengthening our approach to integration of Environmental, Social, and Governance across our organization and culture will better position us to deliver sustainable, long-term value for our stockholders and keep our promises to our consumers. To inform our sustainability strategy, the Company’s Chief Sustainability Officer and members of the Office of Sustainability conduct ongoing research, stakeholder engagement, and analysis of the ESG landscape, enabling the Board and management to respond to the ESG issues considered most relevant to the Company and our stakeholders, including stockholders, employees, community partners, policymakers, and our distribution partners and their clients.

Reflecting our commitment to transparency and accountability, we seek to provide our stakeholders with an accurate and balanced view of the Company’s sustainability performance through the annual publication of our Corporate Sustainability Report. This report highlights key accomplishments; provides comprehensive insights related to our ESG priorities and practices; and includes data that is aligned with the SASB and TCFD.

In addition, the Company and the Office of Sustainability continue to adapt and enhance our internal data governance and management practices. We believe that this flexible approach will help to ensure that any sustainability-related data and information disclosed by our Company is collected, measured, and reported in alignment with appropriate guidance and standards.

ESG Priorities

•

Being a Great Place to Work: We view our employees as one of our most valuable assets. Our ability to successfully execute our business strategy and deliver on our mission to help people achieve financial security starts with our culture and values, which are brought to life every day by our employees.

•

Diversity, Equity, and Inclusion (DEI): We are committed to advancing DEI across our organization and culture through various business policies and practices, including our talent strategy; employee learning, development, and engagement initiatives; procurement; and strategic partnerships.

•

Advancing Financial Security: We believe that annuities and life insurance play an essential role in financial security. Recognizing the various risks that can surface across our Company’s value chain – from our marketing practices to our product disclosures – we are committed to responsible product governance, creating streamlined products designed to uphold three core pillars: simplicity, transparency, and competitive value for our customers.

•

Promoting Business Resilience: Our ability to deliver on our commitments to our stakeholders begins with responsible business practices. Through effective governance, compliance, and risk management; proactive cybersecurity and data privacy programs; and our ongoing commitment to responsible investment, we believe our approach to operating sustainably helps to promote business resilience and continuity across our corporate value chain.

•

Climate Change and the Environment: We recognize that climate change poses various risks to our Company, global financial markets, society, and our planet. We are committed to enhancing our efforts to identify, measure, assess, and manage material climate-related risks to Brighthouse Financial, as well as the environmental impact of our operations.

Board and Committee Oversight. The Board has delegated to the Nominating and Corporate Governance Committee broad oversight of our sustainability program. Our Chief Sustainability Officer reports on an annual basis to each of the Board and the Nominating and Corporate Governance Committee, providing updates on enhancements to our sustainability strategy, assessment and management of ESG factors, and our disclosure initiatives. Due to the fact that ESG issues can manifest as business risks and opportunities in different ways, oversight of specific ESG topics is distributed across various Board committees, depending on the nature of the issue and potential impacts. For example, our other Committees oversee the following aspects of Brighthouse Financial’s sustainability program:

•

Compensation and Human Capital Committee – oversees Brighthouse Financial’s human capital matters, including pay equity, DEI, leadership development, culture, and succession planning for the CEO and other executives.

2024 Proxy Statement | Brighthouse Financial

32	Our Sustainability Journey

•	Audit Committee – oversees Brighthouse Financial’s regulatory compliance and cybersecurity program.
•	Finance and Risk Committee – oversees Brighthouse Financial’s enterprise risk program, including climate risk and its related impacts on the Company’s risk profile.
•	Investment Committee – oversees Brighthouse Financial’s investment portfolio, including assessment of our exposures to ESG risk and consideration of ESG factors in our asset management program.

The full Board continues to be engaged on certain ESG issues, including the Company’s culture and other human capital matters; vendor and supplier diversity; cybersecurity; and the Company’s ESG and DEI initiatives. The Audit Committee and/or the Board generally meet on a quarterly basis with our CTO and CISO to review our information technology and cybersecurity risk profile and to discuss our activities to manage those risks. In addition, our Chief Compliance Officer regularly reports to the Audit Committee and the Board regarding the Company’s compliance with applicable regulations relating to information technology and cybersecurity.

Incorporation of DEI Factors into Our Executive Compensation Program. In recognition of the importance of DEI to the Company’s strategy and ability to deliver sustainable growth, beginning in 2021 the Compensation and Human Capital Committee considered the achievements of each NEO with respect to DEI efforts as part of its assessment of each NEO’s individual performance and approval of their short-term incentive (“STI”) awards. For more information, see the “Compensation Discussion and Analysis.”

Human Capital Management

Our culture is rooted in three core values – collaboration, adaptability, and passion. We believe these values help us build an organization where talented people from all backgrounds can make meaningful contributions to our success while growing their careers. Our culture is also built on our deep commitment to ethics and integrity, and we recognize that the continued success of the Company is dependent upon the trust of our employees, distribution partners, customers and stockholders. We strive to adhere to the highest standards of business conduct at all times and put honesty, fairness and trustworthiness at the center of all that we do. For more about our human capital management practices and policies, please refer to the 2023 Form 10-K and our Corporate Responsibility webpage, including our Corporate Sustainability Report.

Brighthouse Financial | 2024 Proxy Statement

Proposal 2 — Ratification of the appointment of independent registered public accounting firm	33

Proposal 2

Ratification of the appointment of Deloitte & Touche LLP as Brighthouse Financial’s independent registered public accounting firm for fiscal year 2024

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm (“independent auditor”). To execute this responsibility, the Audit Committee annually evaluates the independent auditor’s qualifications, performance, and independence. In considering the appointment of the independent auditor, the Audit Committee annually evaluates the independent auditor’s performance relative to various qualifications, including (i) the quality of services and sufficiency of resources provided by the independent auditor firm and engagement team, (ii) communication and interaction with the independent auditor, and (iii) the independent auditor’s independence, objectivity, and professional skepticism.

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditor for the fiscal year ending December 31, 2024. Deloitte’s background knowledge of Brighthouse Financial and its subsidiaries, combined with its industry expertise, has enabled it to carry out its audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting with effectiveness and efficiency. The members of the Audit Committee believe that the continued retention of Deloitte as the Company’s independent auditor is in the best interest of the Company and its stockholders.

In addition, the Audit Committee is involved in the selection of the lead audit partner and ensures that the lead partner’s engagement is limited to no more than five consecutive years of service (in accordance with SEC rules). The current lead Deloitte partner’s engagement began with the 2022 audit, and he is eligible to serve in that capacity through the end of the 2026 audit. The process for selecting the Company’s lead audit partner includes the vetting of the independent auditor’s candidates by management and the Audit Committee Chair, including one-on-one meetings with the lead engagement partner candidate prior to the final selection.

We request that our stockholders ratify the appointment of Deloitte as the Company’s independent auditor for fiscal year 2024. If the stockholders do not ratify such appointment, the Audit Committee will take note and may reconsider its retention of Deloitte. If such appointment is ratified, the Audit Committee will still have the discretion to replace Deloitte at any time during the year. Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement. They will also be available to respond to questions from stockholders regarding their audit of our consolidated financial statements for fiscal year 2023.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2024.

2024 Proxy Statement | Brighthouse Financial

34	Proposal 2 — Ratification of the appointment of independent registered public accounting firm — Audit Committee Pre-Approval Policy

Fees Paid to Deloitte & Touche LLP

The following table shows the fees incurred by the Company for professional services rendered by Deloitte for the fiscal years ended December 31, 2023 and December 31, 2022. All services provided to the Company were approved by the Audit Committee.

Fees (in thousands)	2023	2022

Audit Fees (1)	$13,327	$12,181

Audit-Related Fees (2)	1,002	1,163

Tax Fees (3)	75	0

All Other Fees (4)	2	2

Total	$14,406	$13,346

(1)

Audit Fees. Fees and related expenses billed for professional services for the integrated audit of the consolidated financial statements of the Company and its subsidiaries (as required), including the annual financial statement audit, the reviews of the interim financial statements included in quarterly reports on Form 10-Q for the Company and its subsidiaries (as required), statutory audits or other financial statement audits of subsidiaries, the audit of the effectiveness of our internal control over financial reporting, assistance with and review of documents filed with the SEC, and other services that enable the independent auditor to form an opinion of the consolidated financial statements of the Company and its subsidiaries (as required).

(2)

Audit-Related Fees. Fees and related expenses billed for assurance and related services that are reasonably related to the audit or review of the financial statements of the Company and its subsidiaries (as required) and for other services that are traditionally performed by the independent auditor. Such services consist of fees for employee benefit plan audits, assessments and testing of internal controls, comfort letters, accounting advisory services and accounting consultations not directly associated with the annual audit or quarterly reviews.

(3)	Tax Fees. Fees billed for permitted tax services, including tax compliance, tax advice, and tax planning.

(4)	All Other Fees. Fees billed for this category primarily represent accounting research subscription fees.

Audit Committee Pre-Approval Policy

The Audit Committee has established a policy requiring its pre-approval of all audit and non-audit services provided by the independent auditor, and this policy is designed to ensure that the independent auditor’s independence is not impaired. In considering whether to pre-approve the provision of non-audit services by the independent auditor, the Audit Committee will consider whether the services are compatible with the maintenance of the independent auditor’s independence.

The pre-approval policy provides for the Audit Committee’s general pre-approval, on an annual basis, of audit, audit-related, and permissible non-audit services up to amounts reasonably determined by the Audit Committee to be appropriate. The Audit Committee must specifically pre-approve (i) any proposed services that exceed such general pre-approval limits, (ii) tax services, and (iii) any additional services that have not been generally pre-approved by the Audit Committee. The independent auditor is required to periodically report to the Audit Committee the extent of the services that it has provided to the Company and the fees for the services performed to date. The Audit Committee annually reviews the policy to ensure its continued appropriateness and compliance with applicable laws and Nasdaq listing standards.

The policy delegates to the Audit Committee Chair the authority to pre-approve audit, audit-related, or non-audit services between meetings for individual projects up to $250,000 (up to a total annual maximum of $750,000) if

Brighthouse Financial | 2024 Proxy Statement

Proposal 2 — Ratification of the appointment of independent registered public accounting firm — Audit Committee Report	35

management deems it reasonably necessary to begin the services before the next scheduled meeting of the Audit Committee. The Audit Committee Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Committee Report*

The Audit Committee consists of three Independent Directors and operates under a written charter adopted by the Board. Patrick J. (“Pat”) Shouvlin served as Chair of the Audit Committee until his retirement on June 8, 2023, at which time Phil Bancroft was appointed to serve as Audit Committee Chair. Following Mr. Bancroft’s passing in November, Steve Hooley was appointed to serve as Audit Committee Chair on November 9, 2023. The Board has determined that Steve Hooley and Chuck Chaplin each have the requisite experience to be designated an audit committee financial expert as such term is defined under Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and the applicable Nasdaq standards.

Management is responsible for the preparation and presentation of the Company’s financial statements, the reporting process, the accounting policies and procedures, and the establishment of effective internal controls and procedures.

The primary duties of the Audit Committee are to assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s internal controls regarding finance, accounting, legal compliance, and ethics, (iv) the independence and qualifications of the Company’s independent auditor, (v) the Company’s operational risks, including information technology and cybersecurity risks, and (vi) the performance of the Company’s internal audit function and independent auditor. As part of its meetings, the Audit Committee regularly meets in executive session without management present. Prior to the filing of each quarterly report on Form 10-Q, annual report on Form 10-K, and earnings press release, the Audit Committee discusses such documents with management, the Company’s Chief Auditor, and the Company’s independent auditor. The Audit Committee also discusses the Company’s combined statutory financial results and reviews the Company’s internal control over financial reporting.

The Chief Auditor regularly attends meetings of the Audit Committee and reports directly to the Audit Committee Chair, which supports her independence from management and the objectivity of her work. The Audit Committee regularly discusses with the Chief Auditor, both in general session and executive session, the adequacy and effectiveness of the Company’s financial reporting processes, internal control over financial reporting, and disclosure controls and procedures, as well as the performance of the internal audit function.

The independent auditor is responsible for performing an independent audit of our financial statements and, as required, of our internal control over financial reporting, in each case, in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”), and the independent auditor issues a report with respect to each of the foregoing items. The independent auditor must also express an opinion as to the conformity of the Company’s financial statements with generally accepted accounting principles (which includes the critical audit matters required to be reported and communicated to the Audit Committee) and the effectiveness of its internal control over financial reporting. The independent auditor regularly affirms to the Audit Committee that it remains independent from the Company. The Audit Committee regularly meets with the independent auditor, both in general session and in executive session, to discuss the Company’s financial reporting processes, internal control over financial reporting, disclosure controls and procedures, required communications to the Audit Committee, fraud risks, and any other matters that the Audit Committee or the independent auditor deem appropriate.

More information on the Audit Committee and its responsibilities is included in the Audit Committee Charter, which is available on our website at http://investor.brighthousefinancial.com/corporate-governance/governance-overview. In accordance with the requirements set forth in the Audit Committee Charter, the Audit Committee has (i) reviewed the Audit Committee Charter, (ii) approved the charter governing the internal audit function, and (iii) established the procedures for the confidential submission of complaints to the Audit Committee regarding accounting, internal

2024 Proxy Statement | Brighthouse Financial

36	Proposal 2 — Ratification of the appointment of independent registered public accounting firm — Audit Committee Report control over financial reporting, or audit matters (the “Audit Committee Complaint Procedures”). A copy of the Audit Committee Complaint Procedures is also available on our website.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2023 with each of management and the independent auditor. The Audit Committee and the independent auditor have also discussed the matters required to be discussed by them under the applicable PCAOB rules.

The Audit Committee has received from the independent auditor the written disclosures and the letters required by the applicable PCAOB rules, as currently in effect, regarding the firm’s communications with the Audit Committee relating to independence, and has discussed the independent auditor’s independence with the independent auditor.

Based on the review and discussions described in this Audit Committee Report, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2023 be included in our 2023 Form 10-K, for filing with the SEC.

Audit Committee

Steve Hooley (Chair)

Chuck Chaplin

Carol Juel

*

The foregoing report does not reflect the appointments of Michael J. (“Mike”) Inserra and Lizabeth H. Zlatkus as members of the Audit Committee on April 9, 2024, after our 2023 Form 10-K was filed with the SEC. The Board has determined that Mr. Inserra and Ms. Zlatkus each have the requisite experience to be designated an audit committee financial expert as such term is defined under Item 407(d)(5) of Regulation S-K under the Securities Act and the applicable Nasdaq standards. Mr. Chaplin’s service on the Audit Committee ended on April 9, 2024.

Brighthouse Financial | 2024 Proxy Statement

Proposal 3 — Advisory vote to approve NEO compensation	37

Proposal 3

Advisory vote to approve the compensation paid to Brighthouse Financial’s Named Executive Officers

In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders with an advisory (non-binding) Say-on-Pay vote on the compensation paid to our NEOs. Our compensation approach is described in the “Compensation Discussion and Analysis”, including the compensation tables and accompanying narrative discussion contained therein.

The Compensation Discussion and Analysis summarizes our executive compensation program. Our Board and the Compensation and Human Capital Committee have implemented an executive compensation program that is intended to align the interests of our executive officers with those of our stockholders. The vast majority of our NEOs’ compensation is in the form of variable, at-risk compensation and utilizes metrics in our short- and long-term incentive programs that are tied to strategic goals that we believe will enhance stockholder value.

We have engaged our stockholders in discussions about our executive compensation program, philosophy, and objectives. In late 2023, we solicited feedback from stockholders on our 2022 executive compensation program and on our 2023 executive compensation program that we previewed in our 2023 proxy statement. The feedback we received was generally positive, and the Board and the Compensation and Human Capital Committee considered that feedback in designing our 2024 compensation program.

We are asking stockholders to approve the following resolution:

RESOLVED, that the compensation paid to Brighthouse Financial’s NEOs, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosure, is hereby APPROVED.

Although this vote is advisory, the Board and the Compensation and Human Capital Committee intend to consider the results of the vote, as well as other relevant factors, as we continue to develop our executive compensation program. At our 2018 annual meeting of stockholders, a majority of stockholders voted to have an annual advisory Say-on-Pay vote. The Board considered the stockholder vote on Say-on-Pay frequency and determined to conduct an advisory Say-on-Pay vote annually at least until the next stockholder advisory vote on Say-on-Pay frequency, which will take place at this Annual Meeting (see Proposal 4).

The Board of Directors recommends that stockholders vote “FOR” the approval of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

2024 Proxy Statement | Brighthouse Financial

38	Compensation Discussion and Analysis — Section 1 – Executive Summary

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy, policies, practices, and objectives in the context of our compensation decisions for our NEOs for 2023.

Named Executive Officers

For 2023, our NEOs are our CEO, CFO, and next three most highly compensated executive officers as of the end of 2023.

Name	Title

Eric Steigerwalt	President and Chief Executive Officer

Ed Spehar	Executive Vice President and Chief Financial Officer

Vonda Huss	Executive Vice President and Chief Human Resources Officer

Myles Lambert	Executive Vice President and Chief Marketing and Distribution Officer

John Rosenthal	Executive Vice President and Chief Investment Officer

CD&A Contents

The CD&A is organized into four sections:

•	Section 1 – Executive Summary
•	Section 2 – 2023 Executive Compensation Program
•	Section 3 – Additional Compensation Practices and Policies
•	Section 4 – 2024 Compensation Program Overview

Section 1 – Executive Summary

The Brighthouse Financial Story and 2023 Highlights

Brighthouse Financial is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S., we specialize in products designed to help people protect what they’ve earned and ensure it lasts. For additional information, see “Proxy Summary – The Brighthouse Financial Story” and “– 2023 Highlights – Continuing to Execute Our Strategic Priorities with Strong Sales and an Enhanced Core Product Suite.”

Compensation Philosophy

The Compensation and Human Capital Committee has established a compensation program rooted in a pay-for-performance philosophy and guided by the following general principles and objectives:

•	Paying for performance: a majority of executive compensation is in the form of variable elements that are based on individual and Company performance results that drive increases in stockholder value;
•

Providing competitive Target TDC opportunities (defined as base salary plus STI and LTI compensation opportunities): we aim to offer compensation that enables Brighthouse Financial to attract, motivate, and retain high-performing employees;

•

Aligning executives’ interests with stockholders’ interests: a majority of our CEO’s Target TDC and a significant portion of our other NEOs’ Target TDC is delivered in the form of stock-based incentives;

•	Encouraging long-term decision-making: our LTI compensation program includes awards with multiyear, overlapping performance or restriction periods;
•

Avoiding problematic pay practices: we do not provide excessive perquisites, excessive change-of-control severance pay, or excise tax gross-ups, and we will not reprice stock options without stockholder approval; and

•	Reinforcing strong risk management: our compensation program is designed to avoid providing our employees with incentives to take excessive risks.

Brighthouse Financial | 2024 Proxy Statement

Compensation Discussion and Analysis — Section 1 – Executive Summary	39

What’s New With Our 2023 Compensation Program

We made two changes to our 2023 executive compensation program, as follows:

Changes to STI Metric Weighting. While weighting of the 2023 STI metrics generally remained the same as the prior year, the Compensation and Human Capital Committee determined to rebalance the Annuity Sales and Life Sales components of the Sales metric for 2023 to better reflect the current mix of our business. Annuity Sales was increased from 75% to 80%. Life Sales was reduced from 25% to 20%.

STI Program
STI Metric	Weighting	Performance Link

Corporate Expenses	40%	Effectively managing our expenses by adopting and maintaining an operating model that emphasizes disciplined expense management is a core element of our strategy.

Sales	40%	Key driver of revenues and an important indicator of our growth prospects and the strength of our franchise.

Normalized Statutory Earnings	20%	Key metric used by management to measure our insurance companies’ ability to pay future distributions and is reflective of whether our hedging program functions as intended.

Changes to PSU Metric Weighting. No changes were made to the PSU metrics for 2023, but the Compensation and Human Capital Committee determined to rebalance the weighting of the Net Cash Flow to the Holding Company and Statutory Expense Ratio metrics for 2023. Net Cash Flow to the Holding Company was increased from 40% to 60% to reflect the importance of this metric to linking compensation to performance. Statutory Expense Ratio was reduced from 60% to 40%.

LTI Program
LTI Metric	Weighting	Performance Link

Net Cash Flow to the Holding Company	60%

Measures net capital distributions from Brighthouse Financial’s operating companies, which strengthen our holding company balance sheet and provide management with flexibility to deploy our capital for various purposes, including return of capital to stockholders.

Statutory Expense Ratio	40%	An operating efficiency metric that reflects the ratio of statutory operating expenses to statutory premiums and fee income, and which measures our performance in key strategic areas of expense management and sales growth.

STI Awards and LTI Awards were issued under the Brighthouse Financial, Inc. 2017 Stock and Incentive Compensation Plan, as amended (the “Employee Plan”), and its subplans. For more information about our 2023 Compensation Program, see “Compensation Discussion and Analysis – Section 2 – 2023 Executive Compensation Program.”

2023 Say-on-Pay Vote and Stockholder Engagement

Our stockholders have expressed strong support for our compensation program during our engagement meetings and through their strong approval of our 2023 Say-on-Pay proposal (approximately 94.7% in favor, including abstentions). The Compensation and Human Capital Committee considered stockholder feedback and the Say-on-Pay vote results in reviewing our 2023 executive compensation program and making compensation decisions for our NEOs.

2024 Proxy Statement | Brighthouse Financial

40	Compensation Discussion and Analysis — Section 1 – Executive Summary

Compensation Highlights

2023 STI Awards. The table below presents our 2023 metrics for STI Awards (“STI Metrics”), which measure our performance in the areas that are critical to meeting our strategic goals for the year. Brighthouse Financial performance in 2023 resulted in an aggregate Company Performance Factor of 134%. For additional information about our STI Awards, see “Compensation Discussion and Analysis – Section 2 – 2023 Executive Compensation Program – Elements of 2023 Compensation” and “– 2023 Short-Term Incentive Awards.” STI Awards are made under the Amended and Restated Brighthouse Services, LLC Short-Term Incentive Plan.

2023 STI Metrics (weighting)	Results		Payout Percentage (1)

Corporate Expenses (40%)	$885M		150%

Sales (40%)			138%

Annuity (80%)	$10.6B		147%

Life (20%)	$102M		104%

Normalized Statutory Earnings (20%)	$(233M	)	92%
2023 Company Performance Factor			134%

(1)	Rounded up to the nearest whole number.

2023 LTI Awards. In the first quarter of 2023, the Independent Directors (with respect to the CEO) and the Compensation and Human Capital Committee (with respect to the other NEOs) awarded LTI awards to each of the NEOs at their respective Target LTI levels. The 2023 LTI Awards were a mix of RSUs and PSUs. The 2023 PSUs will reward our NEOs for Brighthouse Financial’s performance over the 2023-2025 performance period. The number of shares issued, if any, at the end of the performance period will depend on the Company’s performance. For information about our 2023 LTI awards, see “Compensation Discussion and Analysis – Section 2 – 2023 Executive Compensation Program – Elements of 2023 Compensation” and “– 2023 Long-Term Incentive Awards.”

2021 PSU Payouts. In the first quarter of 2024, the NEOs received payouts with respect to PSUs granted as part of the 2021 LTI program. The value of these PSUs was based on the Company’s performance for the 2021-2023 performance period against PSU metrics approved by the Compensation and Human Capital Committee and described below. For information about our 2021 PSU Payouts, see “Compensation Discussion and Analysis – Section 2 – 2023 Executive Compensation Program – 2021 PSU Payouts.”

2021 PSU Metrics (weighting)	Results	Payout Percentage (1)

Statutory Expense Ratio (60%)	7.88%	99%

Net Cash Flow to the Holding Company (40%)	$982M	118%
2021 PSU Payout		107%

(1)	Rounded up to the nearest whole number.

Brighthouse Financial | 2024 Proxy Statement

Compensation Discussion and Analysis — Section 2 – 2023 Executive Compensation Program	41

CEO Compensation

2023 Target TDC. Mr. Steigerwalt’s 2023 Target TDC (which was unchanged from his 2022 Target TDC), as approved by the Independent Directors on the recommendation of the Compensation and Human Capital Committee, is presented in the following table.

Name	Base Salary	Target STI (as % of Base Salary)	Target LTI (as % of Base Salary)	Target TDC
Eric Steigerwalt	$1,000,000	200%	600%	$9,000,000

2023 STI Award. Mr. Steigerwalt’s individual goals for 2023 were a mix of strategic and operational objectives that measured his performance in leading Brighthouse Financial, developing and executing Brighthouse Financial’s strategy, and delivering positive financial results. In setting the STI payout percentage at the Company Performance Factor of 134%, the Independent Directors considered Brighthouse Financial’s performance against the 2023 STI Metrics and Mr. Steigerwalt’s achievements against his 2023 goals. The following table highlights Mr. Steigerwalt’s 2023 STI Award for performance in 2023, as approved by the Independent Directors in the first quarter of 2024.

Name	2023 STI Target	2023 STI Payout Percentage	2023 STI Award
Eric Steigerwalt	$2,000,000	134%	$2,680,000

2023 LTI Award. In the first quarter of 2023, the Independent Directors approved a 2023 LTI Award for Mr. Steigerwalt at his LTI target of $6,000,000, consisting of 70% PSUs and 30% RSUs. The number of PSUs earned, if any, will depend on Brighthouse Financial’s performance against the PSU compensation metrics (“PSU Metrics”) over the 2023-2025 performance period. Additional information about Mr. Steigerwalt’s STI and LTI Awards is presented in “Compensation Discussion and Analysis – Section 2 – 2023 Executive Compensation Program” and “Compensation Tables.”

Planned Changes for 2024

We have committed to a regular review of our compensation program to help ensure that it evolves with our maturing organization and continues to motivate and reward our employees for performance that supports our strategic goals. To this end, and in consideration of stockholder feedback, the Compensation and Human Capital Committee has approved changes to our compensation program, including the addition of a relative total shareholder return (“rTSR”) modifier to the PSU Metrics for the 2024-2026 performance period and adjustments to certain NEOs’ Target TDC. These are described in detail in “Compensation Discussion and Analysis – Section 4 – 2024 Compensation Program Overview.”

Section 2 – 2023 Executive Compensation Program

2023 Compensation Planning Process

Benchmarking Process. Our Human Resources organization (“HR”) led our 2023 market benchmarking process. We use benchmarking to provide context for the 2023 compensation recommendations for our Senior Leadership Management Group (the “SLMG”), which includes our NEOs and other members of our senior management team. In developing its recommendations, HR consulted with Willis Towers Watson (“WTW”), which serves as management’s compensation consultant.

In setting Target TDC for the members of the SLMG, we have adopted a pay positioning strategy that generally seeks to position Target TDC in reference to market median. We modify the pay positioning of individual SLMG members due to a variety of factors, including criticality of role, performance, experience, and retention. We also review the positioning of discrete elements of SLMG members’ compensation, including base salary, target STI, total cash compensation (base salary plus target STI), and LTI. To determine pay positioning, we primarily use WTW’s proprietary database of executive compensation at large diversified insurers, which we supplement with a select compensation comparator group, as described below.

2024 Proxy Statement | Brighthouse Financial

42	Compensation Discussion and Analysis — Section 2 – 2023 Executive Compensation Program

Compensation Comparator Group. For compensation benchmarking purposes, we also used a group of peer companies within our industry that are similar to us in terms of assets and revenues and with which we compete for executive talent (the “Comparator Group”). HR, with input from WTW, constructed the Comparator Group and used the companies in the Comparator Group as a second market reference for benchmarking and setting context for pay recommendations for our NEOs and other members of the SLMG. In constructing the Comparator Group, we aimed to select the most appropriate companies against which Brighthouse Financial’s compensation-related performance should be measured. The Comparator Group consists of thirteen publicly traded companies in the insurance industry with assets and/or revenues between approximately 0.25 to 2.0 times those of Brighthouse Financial. As Brighthouse Financial exclusively sells individual life and annuities products in the U.S., comparably sized insurers with a meaningfully different business mix or with significant global operations were excluded from the Comparator Group.

Applying these criteria, the Compensation and Human Capital Committee, in consultation with the Committee’s independent compensation consultant, Semler Brossy, determined to use the companies set forth below as its Comparator Group:

• American Equity Investment Life Holding Company • Ameriprise Financial, Inc. • Assurant, Inc. • CNO Financial Group, Inc. • Equitable Holdings, Inc. • Globe Life Inc.	• Jackson Financial Inc. • Lincoln National Corporation • Principal Financial Group, Inc. • Reinsurance Group of America, Incorporated • Sun Life Financial Inc. • Unum Group • Voya Financial, Inc.

For 2024 planning, the Compensation and Human Capital Committee did not make any changes to the peer group. The Compensation and Human Capital Committee will continue to annually review the Comparator Group to include companies of a similar size and business mix and with which Brighthouse Financial competes in the talent market.

Elements of 2023 Compensation

Component	Form	Purpose

Base Salary	Cash (Fixed)	Base salary provides a fixed amount of compensation for service during the year. Base salary is determined based upon a variety of factors, including scope of responsibilities, individual performance, and market data. In line with our pay-for-performance philosophy, Target TDC has been structured so that base salary is the smallest component of pay for our NEOs.

Short-Term Incentive (STI) Awards	Cash (Variable)	STI awards are annual cash incentive awards that reward NEOs for their performance in 2023. Payout amounts were based both upon the Company’s performance against the 2023 STI Metrics approved by the Compensation and Human Capital Committee and upon the NEO’s individual performance.

Long-Term Incentive (LTI) Awards	Equity (Variable)	LTI awards are stock-based awards that reward NEOs for their contributions to Brighthouse’s long-term success. 2023 LTI awards consisted of PSUs, which will be paid out at the end of a three-year performance period based on Brighthouse Financial’s performance against quantitative goals, and RSUs, which vest annually in thirds. For the CEO, the LTI Award mix is 70% PSUs and 30% RSUs. For all other NEOs, the LTI Award mix is 60% PSUs and 40% RSUs.

In exceptional circumstances, the Compensation and Human Capital Committee may offer special incentive or retention awards if such action is determined to be necessary to achieve the Company’s goals. No such awards were granted in 2023.

Brighthouse Financial | 2024 Proxy Statement

Compensation Discussion and Analysis — Section 2 – 2023 Executive Compensation Program	43

2023 Target Total Direct Compensation

In December 2022 and January 2023, as part of the annual compensation planning process, the Independent Directors (in the case of the CEO) and the Compensation and Human Capital Committee (in the case of the other NEOs) approved the Target TDC for all NEOs. 2023 Target TDC for our NEOs is described in the following table.

Name	Base Salary	Target STI (as % of Base Salary) (1)	Target LTI (as % of Base Salary) (1)	Target TDC

Eric Steigerwalt	$1,000,000	200%	600%	$9,000,000

Ed Spehar	$ 600,000	150%	290%	$3,240,000

Vonda Huss (2)	$ 470,000	125%	175%	$1,880,000

Myles Lambert	$ 600,000	140%	200%	$2,640,000

John Rosenthal (3)	$ 575,000	195%	250%	$3,133,750

(1)	Increases (if any) were effective March 4, 2023.

(2)

Changes from Ms. Huss’s 2023 Target TDC included (i) a salary increase from $450,000 to $470,000, (ii) an increase to Target STI from 110% to 125%, and (iii) an increase to Target LTI from 160% to 175% of base salary, resulting in an increase in Target TDC from $1,665,000 to $1,880,000.

(3)	Changes from Mr. Rosenthal’s 2023 Target TDC included a salary increase from $550,000 to $575,000, resulting in an increase in Target TDC from $2,997,500 to $3,133,750.

As shown in the following graphs, our CEO’s and other NEOs’ Target TDC, on average, is heavily weighted toward variable, at-risk elements.

2023 STI Metrics. The Compensation and Human Capital Committee established metrics for the 2023 STI Awards that are linked to Brighthouse Financial’s strategic goals. This is consistent with our pay-for-performance philosophy and helps ensure that the NEOs are compensated for their contributions to the Company’s achievement of the business goals set forth in the strategic plan. In establishing the STI metrics, the Compensation and Human Capital Committee was guided by the following principles:

•	metrics should consist of operational or financial drivers of financial performance that are aligned with Brighthouse Financial’s long-term strategy;
•	metrics should be objective and measurable;
•	executive officers should have the ability to directly impact Brighthouse Financial’s performance; and
•	metrics should not incent management to engage in inappropriately risky behavior.

2024 Proxy Statement | Brighthouse Financial

44	Compensation Discussion and Analysis — Section 2 – 2023 Executive Compensation Program

The Compensation and Human Capital Committee believes the underlying target goals for each STI metric were appropriately rigorous and represented a significant challenge for management to achieve.

A summary of our 2023 STI Metrics and the rationale for their selection follows.

2023 STI Metrics	Weighting	Definition	Performance Link

Corporate Expenses	40%	Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding, and incentive compensation.	Effectively managing our expenses is a core element of our strategy. Key challenges to meeting our expense target included navigating inflationary conditions and other macroeconomic factors while making investments to support the Company’s growth.

Sales	40%

Annuity sales (80%) – measured as total deposits for annuity products.

Life sales (20%) – includes annualized new premium for term life; first-year paid premium for whole life, universal life, and variable universal life; and total paid premium for indexed universal life.

			Annuities represent the greatest portion of our business. Since our establishment, annuity sales have been a key driver of our revenues and value. We view growth of life insurance sales as important to Brighthouse Financial’s growth prospects and the strength of our distribution franchise. Meeting our sales goals involves achievement by organizations across the Company. Key challenges to achieving our sales goals included the uncertain macroeconomic environment.

Normalized Statutory Earnings	20%	As described in our 2023 Form 10-K, this metric is calculated as follows: statutory pre-tax net gain (loss) from operations adjusted for the favorable or unfavorable impacts of (i) net realized capital gains (losses), (ii) the change in total asset requirement at CTE98*, net of the change in our variable annuity reserves, which are calculated at CTE70*, and (iii) unrealized gains (losses) associated with our variable annuities and Shield hedging programs and other equity risk management strategies. Normalized statutory earnings (loss) may be further adjusted for certain unanticipated items that impact our results in order to help management and investors better understand, evaluate, and forecast those results.	Normalized Statutory Earnings is a key metric used by management to measure our insurance companies’ ability to pay future distributions and is reflective of whether our hedging program functions as intended. It also reflects factors that a broad population of STI participants directly impact and influence. This metric is the product of performance across key aspects of management’s strategy, including sales, capital, and expenses. In the long term, normalized statutory earnings contribute to our capacity to generate statutory free cash flow from our operating companies to the parent holding company. Key challenges to achieving our normalized statutory earnings goals included managing the volatility of market performance and interest rates, prudently managing our hedging strategy, and corporate expenses.

*	See “Non-GAAP and Other Financial Disclosures” for a definition of Conditional Tail Expectation (“CTE”).

For each STI Metric, the Compensation and Human Capital Committee approved a payout curve based on its evaluation of the likelihood of management achieving those performance levels, as outlined below:

•	Threshold: results in payout of 50% of target value
•	Target: results in payout of 100% of target value
•	Maximum: results in payout of 150% of target value
•	0% payout if the Company does not achieve the threshold performance level

Brighthouse Financial | 2024 Proxy Statement

Compensation Discussion and Analysis — Section 2 – 2023 Executive Compensation Program	45

STI Awards are based upon the Company’s achievement of the STI Metrics, as well as qualitative factors the Compensation and Human Capital Committee deemed appropriate, including each NEO’s performance and accomplishments during 2023. The Compensation and Human Capital Committee retains discretion to adjust payout levels upward or downward if such adjustment is aligned with the Company’s strategic goals. The discretion to make any such adjustment is expected to be exercised infrequently. The Compensation and Human Capital Committee’s authority to make positive adjustments to payout amounts is limited, as follows:

•	if threshold performance level is not achieved, then the payout can only be adjusted up to 55% of a metric’s target
•	if threshold performance is achieved, then the payout can only be adjusted up to 20 percentage points above the Company’s actual performance against that metric

The Compensation and Human Capital Committee made no such discretionary adjustments to payouts for fiscal 2023 performance.

The following table reflects the Company’s performance against each STI metric (payout percentages were rounded up to the nearest whole number) and the 2023 Company Performance Factor approved by the Compensation and Human Capital Committee.

	Performance Level

STI Metrics (weighting)	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Results	Payout Percentage (1)
Corporate Expenses (40%)	$980M	$910M	$890M	$ 885M	150%
Sales (40%)					138%
Annuity (80%)	$ 6.5B	$ 9.0B	$10.7B	$ 10.6B	147%
Life (20%)	$ 40M	$100M	$125M	$ 102M	104%
Normalized Statutory Earnings (20%)	$ (1.4B)	$200M	$700M	$ (233M)	92%
2023 Company Performance Factor					134%

(1)	Rounded up to the nearest whole number.

2023 Short-Term Incentive Awards

CEO Compensation. Mr. Steigerwalt, with input from organizations including HR and Finance, developed corporate performance goals (“CEO Goals”), which consisted of a mix of strategic and operational objectives, that would be used to assess his performance during 2023. In February 2023, the Compensation and Human Capital Committee reviewed the quantitative and qualitative metrics to measure the CEO’s performance and approved the CEO Goals. In January 2024, the Compensation and Human Capital Committee and the Independent Directors considered the Company’s performance overall, Mr. Steigerwalt’s performance against the CEO Goals, his other accomplishments in 2023, and Mr. Steigerwalt’s self-assessment of his performance. The following table describes the 2023 CEO Goals and Mr. Steigerwalt’s key accomplishments.

CEO Goal	2023 Accomplishments

Reduce corporate expenses	• Managed corporate expenses of $885 million, which was $25 million below plan.

Increase annuity and life insurance sales	• Generated approximately $10.6 billion in annuity sales, exceeding our target. • Generated approximately $102 million in life insurance sales, exceeding our target.

2024 Proxy Statement | Brighthouse Financial

46	Compensation Discussion and Analysis — Section 2 – 2023 Executive Compensation Program

CEO Goal	2023 Accomplishments

Deliver normalized statutory earnings	• Delivered normalized statutory earnings of $(233) million for full-year 2023, which was below our target.

Achieve focus on growth priorities and operational capabilities

•  Executed key annuity and life insurance initiatives to expand our complementary product portfolio and enable our growth ambitions, including: the launch of Brighthouse SmartGuard PlusSM, the Company’s first registered index-linked universal life product; the launch of Brighthouse SmartCare®, our indexed universal life product, in New York; the launch of Brighthouse SecureKeySM Fixed Indexed Annuities through key distribution partners; enhancements to the Brighthouse Shield® Level Annuities Product Suite; and the continued achievement of milestones in support of BlackRock’s LifePath PaycheckTM.

•  Exceeded targeted key partners retention rate and introduced related program to drive additional annuity sales; exceeded the prior year’s satisfaction rate among advisors for certain service experience-related metrics.

•  Drove cost-effective and efficient policy administration and improved service experience via execution against correspondence and online servicing initiatives.

Enhance sustainability program relative to ESG risks and opportunities

•  Continued to build upon solid ESG practices and performance metrics, including through the establishment of documented policies related to sustainability program management and ESG data management, disclosure, and accounting.

•  Formed the Sustainability Steering Committee, comprised of senior leaders from across the organization, to promote internal alignment, provide guidance, and oversee progress against ESG strategy and objectives.

•  Published the Company’s second annual Corporate Sustainability Report, which included data in alignment with TCFD and SASB framework criteria.

•  Engaged with external stakeholders, including institutional investors, regulators, and ESG analysts.

Maintain strong culture and enhance diversity, equity and inclusion

•  Completed succession plans for all SLMG members and critical roles.

•  Achieved 100% compliance rate for goal-setting and development plan requirements for officers.

•  Inaugural company-wide “Connect Conference” strengthened employee connectedness and alignment with the Company’s goals per employee feedback.

•  Improved representation of underrepresented groups within our officer population.

•  Drove DEI initiatives to foster our inclusive culture through employee network groups and learning and development programs.

•  Sustained strong engagement among employees, as demonstrated by results of the Company’s employee engagement survey.

•  Continued to support and promote DEI efforts across the financial services industry through ongoing partnerships with third-party organizations.

Mr. Steigerwalt delivered meaningful achievements against all 2023 CEO Goals. Based on the Company’s performance and Mr. Steigerwalt’s accomplishments, the Compensation and Human Capital Committee recommended, and the Independent Directors approved, the following STI Award to Mr. Steigerwalt.

Name	2023 STI Target	2023 STI Payout Percentage	2023 STI Award

Eric Steigerwalt	$2,000,000	134%	$2,680,000

Compensation of the Other NEOs. In January 2024, the Compensation and Human Capital Committee considered each NEO’s individual overall performance and achievements in 2023 in relation to Brighthouse Financial’s goals. Mr. Steigerwalt also provided the Compensation and Human Capital Committee with his assessment of the NEOs’ 2023 performance. As part of its assessment of each NEO’s individual performance, the Compensation and Human Capital Committee considered each NEO’s achievements with respect to DEI, including increasing representation

Brighthouse Financial | 2024 Proxy Statement

Compensation Discussion and Analysis — Section 2 – 2023 Executive Compensation Program	47

among officers and in the succession pipeline; developing diverse employees; fostering an inclusive environment; and other actions to support and advance Brighthouse Financial’s DEI strategy. While each NEO’s performance was assessed on an individual basis against goals established early in 2023, the Compensation and Human Capital Committee generally aims to recognize that Brighthouse Financial’s performance is the result of the SLMG’s collective efforts to drive performance. Our NEOs’ 2023 performance highlights are summarized below.

Ed Spehar, Executive Vice President and Chief Financial Officer

•	Led effective hedging program including refinements following the addition of substantial interest rate protection in 2022.
•	Transitioned to in-house actuarial models and eliminated reliance on third parties for financial projections.
•	Optimized corporate expenses, with full-year corporate expenses of $885 million, which was $25 million below plan.
•	Maintained a strong capital position at both our holding company and its affiliates, allowing us to support growth as well as return capital to stockholders in 2023.
•

DEI achievements include: continued to leverage and deepen partnerships with the International Association of Black Actuaries and the Organization of Latino Actuaries, served as executive sponsor of the Company’s Asian American and Pacific Islander employee network group, and utilized a slate of firms for transactions that included diverse-owned firms.

Vonda Huss, Executive Vice President and Chief Human Resources Officer

•

Continued successful flexible, hybrid work model through effective use of office real estate, value-added in-office and in-person gatherings, strong employee engagement results, and inaugural company-wide “Connect Conference.”

•	Improved talent development success through increased internal hiring and promotions, revitalized employee value proposition, succession planning, and additional manager training.
•	Added new medical network to benefit plans, offering more choice and affordable options.
•

Supported community through donations of materials, volunteer time, and monetary support; enhanced and launched second Corporate Sustainability Report; effectively engaged with key legislators, regulators, and the National Association of Insurance Commissioners (“NAIC”) to advance the Company’s goals on public policy issues and product-specific initiatives.

•

DEI achievements include: improved representation of underrepresented groups among our officer population, increased diverse external hiring, grew employee network groups, and launched new DEI learning and development programs.

Myles Lambert, Executive Vice President and Chief Marketing and Distribution Officer

•	Led strategic direction and execution of corporate strategy.
•	Exceeded annuity and life sales targets, achieving approximately $10.6 billion in annuity sales and $102 million in life insurance sales.
•	Launched Brighthouse SmartCare® in New York and Brighthouse SmartGuard PlusSM through key distribution partners.
•	Launched Brighthouse SecureKeySM Fixed Indexed Annuities through key distribution partners and enhancements to the Brighthouse Shield® Level Annuities Product Suite.
•	DEI achievements include: increased DEI development opportunities in key programs and increased diversity branding efforts.

John Rosenthal, Executive Vice President and Chief Investment Officer

•

Achieved full-year adjusted net investment income of $4.8 billion, which was above plan (for information regarding this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure, see “Non-GAAP and Other Financial Disclosures”).

2024 Proxy Statement | Brighthouse Financial

48	Compensation Discussion and Analysis — Section 2 – 2023 Executive Compensation Program

•	Institutional spread margin business reached $10.6 billion of outstanding liabilities and delivered above plan pre-tax income.
•	Company realized credit losses that were below plan.
•	Secured annual renewal of advisory and subadvisory agreements for Brighthouse Investment Advisers.
•

DEI achievements include: supported internal DEI sessions, increased investments in women- and diverse-owned business, supported the 100 Women in Finance externally and Women in Investments Network internally, and served as executive sponsor of the Company’s women’s employee network group.

The Compensation and Human Capital Committee considered the foregoing accomplishments and, based on Mr. Steigerwalt’s recommendations, approved the following STI Awards to our other NEOs (STI Payout Percentage may be rounded up to the nearest whole number).

Name	2023 STI Payout Percentage	2023 STI Award

Ed Spehar	134%	$1,206,000

Vonda Huss	134%	$ 787,250

Myles Lambert	134%	$1,125,600

John Rosenthal	134%	$1,502,475

The 2023 STI amounts paid to all of our NEOs are reported in the “Non-Equity Incentive Compensation Plan” column of the “Summary Compensation Table for 2023.”

2023 Long-Term Incentive Awards

In early 2023, the Independent Directors, on the recommendation of the Compensation and Human Capital Committee, approved an LTI Award for Mr. Steigerwalt, and the Compensation and Human Capital Committee approved LTI awards for our other NEOs. The following table shows the breakdown of award vehicles chosen for the 2023 LTI Awards.

Type of Award	Percentage of LTI Award	Vesting Schedule

Performance Share Units (PSUs)	CEO: 70% Other NEOs: 60%	Cliff vest after year 3; the number of shares issued, if any, is subject to achievement of preestablished performance goals over the 2023-2025 performance period

Restricted Stock Units (RSUs)	CEO: 30% Other NEOs: 40%	Ratable vesting over 3 years (1/3rd vests at each anniversary)

Brighthouse Financial | 2024 Proxy Statement

Compensation Discussion and Analysis — Section 2 – 2023 Executive Compensation Program	49

Our 2023 LTI Awards were issued on March 1, 2023 (the “Grant Date”). The number of RSUs and PSUs awarded were determined by multiplying the dollar amount of the 2023 LTI Award by (i) 70% in the case of PSUs for the CEO or 60% for other NEOs or (ii) 30% in the case of RSUs for the CEO or 40% for other NEOs, and then dividing each product by the closing price of a share on the Grant Date (rounded down to the nearest whole share). The following table shows each NEO’s target 2023 LTI Award based on the value (rounded) of the LTI Award on the Grant Date.

Name	LTI Award Value	Number of PSUs	Number of RSUs

Eric Steigerwalt	$6,000,000	71,979	30,848

Ed Spehar	$1,740,000	17,892	11,928

Vonda Huss	$822,500	8,457	5,638

Myles Lambert	$1,200,000	12,339	8,226

John Rosenthal	$1,437,500	14,781	9,854

Detailed information on the 2023 LTI Awards for each NEO is reported in the “Grants of Plan-Based Awards in 2023” table.

The 2023 PSUs will reward our NEOs for Brighthouse Financial’s performance over the 2023-2025 performance period. The number of shares issued, if any, at the end of the performance period will depend on the Company’s performance. This is consistent with our pay-for-performance philosophy and helps ensure that the NEOs are compensated for their contributions to the Company’s achievement of the business goals set forth in the strategic plan. In establishing the PSU Metrics, the Compensation and Human Capital Committee was guided by the following principles:

•	metrics should consist of key results-oriented financial measures that reflect the success of Brighthouse Financial’s long-term strategy;
•	metrics should be objective and measurable;
•	executive officers should have the ability to directly impact Brighthouse Financial’s performance; and
•	metrics should not incent management to engage in inappropriately risky behavior.

The Compensation and Human Capital Committee believes the underlying target goals for each PSU Metric are appropriately rigorous and represent a significant challenge for management to achieve.

The following table presents a summary of our PSU Metrics.

2023 PSU Metrics	Weighting	Definition	Performance Link

Net Cash Flow to the Holding Company	60%	Net cash flow to the holding company measures net capital distributions from Brighthouse Financial’s operating companies.	Key metric that measures our cash flow, which strengthens our balance sheet and provides management with flexibility to deploy our capital for various purposes, including return of capital to stockholders.

Statutory Expense Ratio	40%	Statutory expense ratio is calculated by dividing expenses by direct premiums, assumed premiums (from sales of our fixed indexed annuities sold by MassMutual), and fee income. Statutory expense ratio may reflect certain infrequent and/or unpredictable adjustments unrelated to current period performance that are one-time or non-recurring in nature that adhere to our guidelines for normalizing adjustments.	An operating efficiency metric that reflects the ratio of statutory operating expenses to statutory premiums and fee income, which measures our performance in key strategic areas of expense management and sales growth.

2024 Proxy Statement | Brighthouse Financial

50	Compensation Discussion and Analysis — Section 2 – 2023 Executive Compensation Program

The treatment of outstanding equity awards upon a termination of employment or a change of control is described below under the heading “Termination and Change of Control Benefits” and in the table “Potential Payments Upon Termination or Change in Control.”

For each PSU Metric, the Compensation and Human Capital Committee approved a payout curve based on its evaluation of the likelihood of management achieving those performance levels, as outlined below:

•	Threshold: results in payout of 50% of target value
•	Target: results in payout of 100% of target value
•	Maximum: results in payout of 150% of target value
•	0% payout if the Company does not achieve the threshold performance level

The Compensation and Human Capital Committee retains discretion to adjust payouts only where performance has been impacted by a significant, non-recurring event and such adjustment is aligned with the Company’s strategic goals. Any such adjustment is expected to be exercised infrequently.

2021 PSU Payout

In March 2024, the NEOs received payouts with respect to PSUs granted as part of the 2021 LTI program. The value of these PSUs was based on the Company’s performance for the 2021-2023 performance period against PSU metrics approved by the Compensation and Human Capital Committee, as described below.

2021 PSU Metric (weighting)	Performance Level			Actual Results (2)	Payout Percentage (1) (2)
	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)

Statutory Expense Ratio (60%)	9.00%	8.00%	7.00%	7.88%(2)	99%

Net Cash Flow to the Holding Company (40%)	$100M	$700M	$1,300M	$982M	118%

2021 PSU Payout					107%

(1)	Rounded up to the nearest whole number.

(2)

As reported in 2022, Brighthouse Financial implemented a change to its statutory reporting to report certain investment-related rebate fees as deductions from investment income (whereas they were previously reported as investment expenses, which are included in operating expenses). The calculation of the statutory expense ratio is intended to reflect the Company’s operating efficiency and therefore, under the Company’s current statutory reporting, does not include this category of fees. In a manner consistent with last year, the Compensation and Human Capital Committee considered this reporting change in its assessment of the Company’s actual performance against the statutory expense ratio target, reviewing performance and targets established in 2021 as well as performance and targets aligned with the reporting change. In light of the results that would have been achieved had the reporting change been adopted at the commencement of the performance period, the Compensation and Human Capital Committee exercised its discretion to establish a 99% payout under this metric in order to maintain the link between operating efficiency performance and pay. The Compensation and Human Capital Committee expects to consider the reporting change in its assessment of the Company’s performance against this metric when determining 2022 PSU awards payouts (which, like the 2021 award, were based on the previous statutory reporting method). The Compensation and Human Capital Committee did not use its discretionary authority to adjust the payout under the Net Cash Flow to the Holding Company metric.

Role of the Compensation and Human Capital Committee and Others in Determining Compensation

Management’s Role. As discussed above, HR, in consultation with WTW, is primarily responsible for preparing Target TDC recommendations for our SLMG. As part of our year-end compensation planning process, our CEO led the review of each SLMG member’s performance during 2023, participated in developing recommendations for all elements of pay for the members of the SLMG (other than himself), and discussed these recommendations with the

Brighthouse Financial | 2024 Proxy Statement

Compensation Discussion and Analysis — Section 3 – Additional Compensation Practices and Policies	51

Compensation and Human Capital Committee. Based on the CEO’s assessment of each SLMG member’s performance, HR prepared compensation recommendations for each SLMG member (other than the CEO) and presented them for Compensation and Human Capital Committee approval. With respect to CEO compensation, the Compensation and Human Capital Committee and the Independent Directors reviewed the Company’s and Mr. Steigerwalt’s performance, as well as Mr. Steigerwalt’s self-assessment of his performance. The Compensation and Human Capital Committee recommended the CEO’s compensation, including Target TDC and STI and LTI awards, for approval by the Independent Directors.

Compensation and Human Capital Committee’s Role. The Compensation and Human Capital Committee is responsible for establishing and implementing our executive compensation philosophy and structure. Pursuant to its written charter, the Compensation and Human Capital Committee:

•	assisted the Board in fulfilling its responsibility to oversee the development and administration of compensation programs for our executives and other employees;
•

approved the goals and objectives relevant to our CEO’s compensation, evaluated our CEO’s performance in light of such goals and objectives, and recommended, for approval by the Independent Directors, the CEO’s annual compensation based on such evaluation;

•	reviewed and approved the compensation of Brighthouse Financial’s other executive officers;
•

reviewed and approved our equity and non-equity incentive compensation plans and arrangements and, where appropriate or required, recommended such plans and arrangements for approval by the Board and/or our stockholders; and

•

reviewed our incentive compensation arrangements to confirm that incentive pay does not encourage our executive officers to take unnecessary risks, as well as reviewed and discussed the relationship between our risk management policies and practices, corporate strategy, and senior executive compensation.

Compensation Consultants’ Role. Under its written charter, the Compensation and Human Capital Committee has the authority to retain advisers to assist in the discharge of its duties. The Compensation and Human Capital Committee has retained Semler Brossy as its independent compensation consultant since November 2017. The Compensation and Human Capital Committee annually assesses Semler Brossy’s independence in accordance with SEC standards and has determined that no conflicts of interest or independence concerns exist. Semler Brossy reports directly to the Compensation and Human Capital Committee, and the Compensation and Human Capital Committee has the sole authority to approve the fees and other terms of the retention of Semler Brossy as its independent compensation consultant. Semler Brossy generally attends all Compensation and Human Capital Committee meetings. Semler Brossy advises the Compensation and Human Capital Committee on all aspects of the Company’s executive compensation program, including our compensation philosophy, policies, and practices; the form, mix, and amount of Target TDC; our STI and LTI programs, including the STI and LTI metrics for 2023 and the forms of equity-based incentives awarded to members of the SLMG in 2023; and trends and best practices relating to executive compensation.

Section 3 – Additional Compensation Practices and Policies

Stock Ownership and Retention Guidelines

Our stock ownership and retention guidelines apply to all members of the SLMG, which includes our NEOs. The guidelines are intended to align the interests of SLMG members with those of our stockholders by requiring SLMG members to achieve and maintain significant ownership in our stock. The ownership guidelines were set as a multiple of the officer’s current base salary. SLMG members must achieve their ownership levels within five years of becoming an SLMG member. For purposes of calculating the value of an SLMG member’s current ownership, the value of a share is based on the unweighted average of the closing prices of our common stock over the prior twelve-month period. Ownership includes shares owned outright (or jointly with a spouse or in a trust over which an executive has investment control), shares received through any Company award (e.g., option exercises, RSUs, and PSUs), unvested RSUs, and shares purchased through the Brighthouse Financial Employee Stock Purchase Plan. PSUs are not included in determining an officer’s ownership level until they are converted to shares based on the Company’s performance at

2024 Proxy Statement | Brighthouse Financial

52	Compensation Discussion and Analysis — Section 3 – Additional Compensation Practices and Policies

the end of the applicable performance period. SLMG members must retain at least 50% of the net after-tax shares acquired from settlement or exercise of stock-based awards until the applicable ownership level is achieved. All of our NEOs are in compliance with the Company’s stock ownership and retention guidelines as of April 8, 2024. The ownership guidelines applicable to our NEOs are described in the following table.

Name	Ownership Guideline		Status
	Multiple of Base Salary	Ownership Level

Eric Steigerwalt	6x	$ 6,300,000	Achieved

Ed Spehar	3x	$ 1,950,000	Achieved

Vonda Huss	1x	$ 470,000	Achieved

Myles Lambert	3x	$1,950,000	Achieved

John Rosenthal	3x	$1,725,000	Achieved

Benefit Plans

Brighthouse Savings Plan and Auxiliary Plan. Our employees, including our NEOs, are eligible to participate in the Brighthouse Services, LLC Savings Plan and Trust (the “Brighthouse Savings Plan”), which is a tax-qualified 401(k) plan. In addition, certain employees, including our NEOs, are eligible to participate in the Brighthouse Services, LLC Auxiliary Savings Plan (the “Auxiliary Plan”), which is a nonqualified deferred compensation plan. Participants in the Auxiliary Plan receive Company matching and Company non-discretionary contributions that cannot be made to the Brighthouse Savings Plan because a participant’s compensation exceeds certain tax-qualified plan contribution limits imposed under the Internal Revenue Code of 1986, as amended (the “Code”). For the Company matching and Company non-discretionary contributions under the Brighthouse Savings Plan and Auxiliary Plan earned in 2023, see the “All Other Compensation” column in the Summary Compensation Table. Company matching and Company non-discretionary contributions in the Brighthouse Savings Plan and the Auxiliary Plan become 100% vested after the participant completes two years of service. Under the Auxiliary Plan, in the event of a change of control, all participants will be fully vested in all contributions, including earnings, under the Auxiliary Plan. In addition, no amendments can be made to the Auxiliary Plan after a change of control that would decrease the value of benefits accrued to any participant under the Auxiliary Plan as of the date of the change of control or change the time or form of distribution under the Auxiliary Plan to eliminate lump sum distributions or further defer the timing of payment. See the narrative following the “Nonqualified Deferred Compensation in 2023” table for additional information about the Auxiliary Plan.

Voluntary Deferred Compensation Plan. The Brighthouse Services, LLC Voluntary Deferred Compensation Plan (“VDCP”), a nonqualified deferred compensation plan, allows a select group of highly compensated employees the opportunity to defer between 10% and 50% of eligible base salary and from 10% to 80% of STI awards. Amounts deferred are notionally invested in investment tracking funds selected by the participant. Participants can elect to have deferred compensation accounts paid, or begin to be paid, in a specific year, which cannot be earlier than May of the third calendar year following the year the compensation was earned, and can elect to receive distributions in either a single lump sum or up to 15 annual installments. In the event of a participant’s death before distributions commence or are completed, the participant’s account balance will be paid in a single lump sum to the participant’s beneficiary. In the event of a change of control, no amendments can be made to the VDCP after a change of control that would decrease the amount in a participant’s deferred compensation account accrued under the VDCP as of the date of the change of control or modify the time or form of distributions under the VDCP. None of our NEOs currently participate in the VDCP.

Limited Death Benefit Plan. Brighthouse Services, LLC (“Brighthouse Services”), a Brighthouse Financial subsidiary, maintains the Brighthouse Services, LLC Limited Death Benefit Plan (the “Limited Death Benefit Plan”) to provide a benefit to the participants who die while employed by Brighthouse Services or its designated affiliates. The participants are employees of Brighthouse Financial who are entitled to a “traditional formula” benefit upon retirement

Brighthouse Financial | 2024 Proxy Statement

Compensation Discussion and Analysis — Section 3 – Additional Compensation Practices and Policies	53

under the MetLife, Inc. Auxiliary Retirement Plan (the “MetLife ARP”) and whose employment transferred from MetLife Group, Inc. to Brighthouse Services in connection with the Separation from MetLife, Inc. Participants who die while employed by Brighthouse Financial are not entitled to a traditional formula benefit under the MetLife ARP. The Limited Death Benefit Plan provides the participants with a benefit in the form of a final wage payment that approximates the MetLife ARP benefit that would be lost should they die while employed by Brighthouse Financial. As of December 31, 2023, the Limited Death Benefit Plan had 7 participants, of whom one, John Rosenthal, is an NEO. The potential amount of the benefit to be paid to Mr. Rosenthal is described in the “Potential Payments Upon Termination or Change in Control” table. As an offset to Brighthouse Services’ potential liabilities under the Limited Death Benefit Plan, Brighthouse Services maintains a company-owned life insurance (“COLI”) policy on the life of this NEO participant. Brighthouse Services is the beneficiary under the policy and will receive the COLI proceeds upon the insured’s death.

Supplemental Death Benefit Only Plan. In December 2022, Brighthouse Life Insurance Company purchased an insurance company-owned life insurance (“ICOLI”) policy covering the lives of all eligible employees of Brighthouse Services that consented to such coverage. Brighthouse Life Insurance Company is the beneficiary under the policy and will receive the ICOLI proceeds upon the insured’s death. Effective January 1, 2023, Brighthouse Services established the Brighthouse Services, LLC ICOLI Supplemental Death Benefit Only Plan (“Supplemental Death Benefit Only Plan”) to provide a taxable, single lump sum death benefit of $350,000 to the designated beneficiary of any such consenting employee who dies while employed by Brighthouse Services. Each of the continuing NEOs is covered under the ICOLI policy and the Supplemental Death Benefit Only Plan. The potential amount of the death benefit potentially payable to these beneficiaries is described in the “Potential Payments Upon Termination or Change in Control” table.

Termination and Change of Control Benefits

The Brighthouse Services, LLC Executive Severance Pay Plan, as amended and restated in November 2019 (the “Severance Plan”), provides severance pay and related benefits to certain terminated executive officers in consideration of a release of employment-related claims and subject to compliance with certain restrictive covenants. See the “Potential Payments Upon Termination or Change in Control” table for additional information about amounts that would be payable to our NEOs under the Severance Plan.

The Brighthouse Services, LLC Change of Control Severance Pay Plan (the “Change of Control Plan”) provides a means to help us retain our senior executive officers while a transaction is pending or during the two-year transition period following the close of a transaction. We believe that the Change of Control Plan aligns the interests of such executives with those of our stockholders and promotes maximum stockholder value without limiting the Company’s flexibility to engage in, or successfully transition after, a transaction. Under the terms of the Change of Control Plan, a covered participant is eligible to receive severance payments if within two years following a change of control the participant (i) is terminated involuntarily without cause or (ii) discontinues employment for “good reason;” or if following the occurrence of a potential change of control the participant is terminated involuntarily without cause within six months prior to a change of control. See the “Potential Payments Upon Termination or Change in Control” table for additional information about amounts that would be payable to our NEOs under the Change of Control Plan.

As of December 31, 2023, we had no employment agreements or offer letters with any of our currently employed NEOs that provide for individual severance or change of control benefits. Equity awards held by our NEOs may vest and become payable in the event of termination or a change of control in accordance with the terms of the Employee Plan and the applicable award agreement (including the award agreement supplement). In addition, certain amounts credited to our NEOs under the Employee Plan may vest and become payable in the event of the NEO’s death or termination on or following the NEO’s “Rule of 65 Date,” which is the date that the sum of a participant’s age plus years of service (which for Brighthouse Financial employees at the time of the Separation includes MetLife service) equals or exceeds 65, provided the participant has at least five years of service. See the “Potential Payments Upon Termination or Change in Control” table for additional information about amounts that would be payable to our NEOs under the Employee Plan.

2024 Proxy Statement | Brighthouse Financial

54	Compensation Discussion and Analysis — Section 3 – Additional Compensation Practices and Policies

Stock-Based Award Timing Practices

Stock-based LTI awards are expected to be granted on an annual basis to our executive officers, including the NEOs, in connection with Board and Compensation and Human Capital Committee meetings occurring in the first quarter of each year, although stock-based awards may be granted from time to time in connection with other circumstances, including the hiring or change of responsibilities of an executive officer.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally provides that compensation payable to any of our NEOs in excess of $1 million will not be deductible, except to the extent paid pursuant to a grandfathered “performance-based compensation” arrangement in place as of November 2, 2017. While the Company and the Compensation and Human Capital Committee consider the availability of Section 162(m) deductions in the design of our executive compensation program, the Company and the Compensation and Human Capital Committee reserve the right to pay non-deductible compensation if necessary or appropriate to retain and incent key executives whose performance is important to our success. Notwithstanding the absence of the Section 162(m) exclusion for performance-based compensation, the Compensation and Human Capital Committee expects to continue to place performance conditions on our STI and LTI Awards granted to our NEOs consistent with our pay-for-performance compensation philosophy.

Hedging and Pledging Prohibition

Our insider trading policy prohibits all Directors and employees, including our NEOs, from engaging in speculative transactions, including short sales, hedging, and trading in put and call options, with respect to Company securities. The insider trading policy also prohibits Directors and employees, including our NEOs, from pledging Company securities.

Risk Assessment

At the Compensation and Human Capital Committee’s March 2024 meeting, Semler Brossy presented a compensation risk assessment report that it prepared and developed in consultation with Brighthouse Financial’s management, including our Chief Risk Officer, based on its review of our compensation programs. Semler Brossy highlighted the compensation governance policies and Board-level controls in place to manage compensation-related risk and the risk-balancing and risk-mitigating features of our 2023 compensation program, including our strong Compensation Recovery Policies, balanced pay mix, caps on incentive payouts, and the Compensation and Human Capital Committee’s ability to exercise discretion. Following a discussion of Semler Brossy’s assessment and findings, the Compensation and Human Capital Committee concluded that the risks arising from the Company’s compensation programs are not reasonably likely to have a material adverse impact on the Company. In addition, our Internal Audit department reviewed and certified the Company’s actual performance results for each metric under our 2023 STI and 2021 PSU Awards as well as the applicable payout factors.

Compensation Recovery Policies

Our Board believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability, and that reinforces the Company’s pay-for-performance compensation philosophy. We have maintained a method for seeking the recoupment of compensation from executive officers and employees since 2018. In 2023, consistent with new SEC rules and Nasdaq listing standards, the Compensation and Human Capital Committee adopted a new standalone policy to address such rules and standards and additionally modified our previously existing compensation recoupment policy. One of our Compensation Recovery Policies is designed to provide for the mandatory recoupment of erroneously awarded compensation from covered officers in the event of a financial restatement (in accordance with SEC rules and Nasdaq listing standards), while the other Compensation Recovery Policy continues to allow us to pursue the recoupment of incentive and equity compensation earned by executive officers and other employees in the additional circumstances described in the following table. The Compensation and Human Capital Committee administers our Compensation Recovery Policies.

Brighthouse Financial | 2024 Proxy Statement

Compensation Discussion and Analysis — Section 4 – 2024 Compensation Program Overview	55

Conduct or Event	Covered Persons	Compensation Subject to Recoupment	Covered Period

Accounting restatement due to material noncompliance with financial reporting requirement (1)	Section 16 officers	Cash incentive and performance-based equity incentive compensation	Three completed years prior to the date the Company is required to prepare an accounting restatement

Conduct, or failure to supervise, which results in material financial or reputational harm (2)	Any employee who engaged in the misconduct	Cash incentive and equity compensation (including time-based equity)	Period of misconduct

Material inaccuracy in performance metrics (2)	Executive officers and any employee who materially contributed to, or failed to supervise with respect to, the material inaccuracy	Excess incentive compensation that was, or will be, paid based on the inaccurate metric	Three years prior to achievement of the performance metric

(1)

The foregoing description of the Brighthouse Financial, Inc. Accounting Restatement Compensation Recovery Policy is qualified in its entirety by reference to the policy, which is filed as Exhibit 97.1 to the 2023 Form 10-K.

(2)	Covered under the Brighthouse Financial, Inc. All-Employee Compensation Recovery Policy.

Section 4 – 2024 Compensation Program Overview

This section provides an overview of our 2024 executive compensation program, including changes we have made from our 2023 executive compensation program. The 2024 executive compensation program will be more fully discussed in next year’s proxy statement (in connection with our 2025 annual meeting of stockholders).

2023 Say-on-Pay Vote and Stockholder Engagement

At our 2023 Annual Meeting, approximately 94.7% of the votes cast by our stockholders (including abstentions) were voted “FOR” our Say-on-Pay proposal to approve the compensation paid to our NEOs. The Compensation and Human Capital Committee considered the results of this vote in reviewing our 2024 executive compensation program and making compensation decisions for our NEOs. The Compensation and Human Capital Committee also considered stockholders’ views and feedback they shared during our 2023-2024 stockholder engagement program, as discussed above (see “Stockholder Engagement”). During our engagements, stockholders overwhelmingly expressed approval of our 2022 compensation program and the quality of our compensation-related disclosures. Our stockholders also expressed support for our 2023 executive compensation program, including our use of quantitative compensation metrics that are aligned with the Company’s strategy to drive long-term value creation. The following table describes the feedback we received related to our compensation program and how we have addressed it.

What we heard	What we’re doing

Stockholders did not identify any substantive or significant concerns with our compensation program or pay practices	• The Compensation and Human Capital Committee values feedback from our stockholders and considers it in its oversight of our executive compensation program.

Disclosure about compensation practices was robust	• It is important for us to be transparent and clear about our compensation program. We aim to provide useful disclosure about our compensation practices.

2024 Proxy Statement | Brighthouse Financial

56	Compensation Discussion and Analysis — Section 4 – 2024 Compensation Program Overview

What we heard	What we’re doing

Incentive compensation metrics are aligned with the Company’s strategy

•  The Compensation and Human Capital Committee annually reviews our incentive compensation metrics to ensure that they align with our strategy and incentivize behaviors that we believe will create long-term value for our stockholders. See “Proxy Summary – The Brighthouse Financial Story” and “Compensation Discussion and Analysis – Section 1 – Executive Summary.”

Stockholders expressed support for the addition of a relative metric to the 2024 LTI program and noted appreciation for updates on compensation program design for future years

•  We describe certain changes to the 2024 STI and LTI Programs in this “Section 4” including the addition of a relative total shareholder return modifier to the 2024 LTI program in order to further align PSUs to long-term stockholder value.

2024 STI Program

Our 2024 STI program is generally consistent with our 2023 program and our 2024 STI Metrics are unchanged from 2023. The Compensation and Human Capital Committee continues to believe that our STI Metrics are linked to Brighthouse Financial’s strategic goals and incentivize behaviors that drive the Company’s success.

2024 LTI Program

Our 2024 LTI program is generally consistent with our 2023 program. 2024 LTI Awards consist of the same mix of PSUs and RSUs as our 2023 LTI Awards. Our 2024 PSU Metrics are unchanged from 2023, except for the change described below. The Compensation and Human Capital Committee continues to believe that our PSU metrics are linked to Brighthouse Financial’s strategic goals and incentivize behaviors that drive long-term value creation. The 2024 PSU metrics measure Brighthouse Financial’s performance over the 2024-2026 performance period. The actual number of shares issued pursuant to the PSUs, if any, at the end of the performance period will depend on the Company’s actual performance.

Changes to PSU Metrics – Addition of Relative Total Shareholder Return (rTSR) Modifier. For our 2024 LTI Program, the Compensation and Human Capital Committee determined to add an rTSR modifier to further align PSUs to long-term stockholder value. Under this new metric, the sum of our achievement against the Statutory Expense Ratio and Net Cash Flow to the Holding Company metrics over the 2024-2026 performance period may be modified based on our total shareholder return over the performance period relative to our rTSR comparator group.

2024 Target Total Direct Compensation

In the first quarter of 2024, the Independent Directors (in the case of the CEO) and the Compensation and Human Capital Committee (in the case of the other NEOs) approved the Target TDC for each NEO, as described in the following table.

Name	Base Salary	Target STI (as % of Base Salary) (1)	Target LTI (as % of Base Salary) (1)	Target TDC

Eric Steigerwalt (2)	$1,050,000	210%	625%	$9,817,500

Ed Spehar (3)	$ 650,000	150%	290%	$3,510,000

Vonda Huss	$ 470,000	125%	175%	$1,880,000

Myles Lambert (4)	$ 650,000	140%	200%	$2,860,000

John Rosenthal	$ 575,000	195%	250%	$3,133,750

(1)	Increases (if any) were effective March 2, 2024.

Brighthouse Financial | 2024 Proxy Statement

Compensation Discussion and Analysis — Compensation Committee Report	57

(2)

Changes from Mr. Steigerwalt’s 2023 Target TDC include (i) a salary increase from $1,000,000 to $1,050,000, (ii) an increase to Target STI from 200% to 210%, and (ii) an increase to Target LTI from 600% to 625% of base salary, resulting in an increase in Target TDC from $9,000,000 to $9,817,500.

(3)	Changes from Mr. Spehar’s 2023 Target TDC include a salary increase from $600,000 to $650,000, resulting in an increase in Target TDC from $3,240,000 to $3,510,000.

(4)	Changes from Mr. Lambert’s 2023 Target TDC include a salary increase from $600,000 to $650,000, resulting in an increase in Target TDC from $2,640,000 to $2,860,000.

Compensation Committee Report

The Compensation and Human Capital Committee has reviewed the CD&A and discussed the CD&A with management. Based on the Compensation and Human Capital Committee’s review and discussion with management, the Compensation and Human Capital Committee recommended to the Board that the CD&A be included in the Company’s Proxy Statement.

Compensation and Human Capital Committee

Diane Offereins (Chair)

Chuck Chaplin

Eileen Mallesch

Paul Wetzel

2024 Proxy Statement | Brighthouse Financial

58	Compensation Tables — Summary Compensation Table for 2023

Compensation Tables

The Summary Compensation Table below presents information regarding compensation for each of our NEOs for each of the years they were so designated during 2023, 2022, and 2021. The accompanying footnotes and narrative provide important information regarding our NEOs’ compensation for those periods and describes, among other things, the manner in which the 2023 compensation for our NEOs was calculated.

Summary Compensation Table for 2023

Name and Title	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)

Eric Steigerwalt President and Chief Executive Officer	2023	$1,000,000	$—	$5,999,954	$2,680,000	$ 326,031	$10,005,985
	2022	$ 985,577	$—	$5,999,954	$2,460,000	$ 304,655	$9,750,186
	2021	$ 925,000	$—	$4,902,429	$1,831,500	$ 255,096	$7,914,025

Ed Spehar Executive Vice President and Chief Financial Officer	2023	$ 600,000	$—	$1,739,996	$1,206,000	$ 160,301	$3,706,297
	2022	$ 600,000	$—	$1,739,915	$1,107,000	$ 148,083	$3,594,998
	2021	$ 600,000	$—	$1,349,944	$ 891,000	$ 135,617	$2,976,561

Vonda Huss Executive Vice President and Chief Human Resources Officer	2023	$ 466,154	$—	$ 822,442	$ 787,250	$ 108,185	$2,184,031
	2022	$ 448,077	$—	$ 719,938	$ 608,850	$ 93,932	$1,870,797

Myles Lambert Executive Vice President and Chief Distribution Officer	2023	$ 600,000	$—	$1,199,967	$1,125,600	$ 153,152	$3,078,719
	2022	$ 595,192	$—	$2,199,932	$1,033,200	$ 137,525	$3,965,849

John Rosenthal Executive Vice President and Chief Investment Officer	2023	$ 570,192	$—	$1,437,451	$1,502,475	$ 182,551	$3,692,669
	2022	$ 550,000	$—	$1,374,995	$1,319,175	$ 162,015	$3,406,185
	2021	$ 550,000	$—	$1,374,988	$1,061,775	$ 149,585	$3,136,348

(1)

Salary. Amounts reported in the Salary column reflect the actual amount of base salary paid to each NEO in that year for services to Brighthouse Financial and its subsidiaries. For the relationship of each NEO’s 2023 base salary to that officer’s 2023 Target TDC, see page “Compensation Discussion and Analysis – Section 2 – 2023 Executive Compensation Program – 2023 Target Total Direct Compensation.”

(2)

Stock Awards. Amounts reported in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718, modified to exclude the effect of estimated forfeitures, of the 2023 LTI awards granted as RSUs and PSUs under the Employee Plan. For a description of the methodology and assumptions made in determining the aggregate grant date fair value of equity awards, see Note 13 of the Notes to the Consolidated Financial Statements in our 2023 Form 10-K.

2023 LTI Awards – For further discussion of the performance goals applicable to the PSU awards in 2023, see “Compensation Discussion and Analysis – Section 2 – 2023 Executive Compensation Program – 2023 Long-Term Incentive Awards.”

Brighthouse Financial | 2024 Proxy Statement

Compensation Tables — Summary Compensation Table for 2023	59

The table below reports the grant date fair value of the RSUs and PSUs (at the target performance level) granted in 2023 to our NEOs.

Name	2023 RSUs (#)	Grant Date Value of 2023 RSUs ($)	2023 PSUs (#)	Grant Date Value of 2023 PSUs ($)

Eric Steigerwalt	30,848	$1,799,980	71,979	$4,199,974

Ed Spehar	11,928	$ 695,998	17,892	$1,043,998

Vonda Huss	5,638	$ 328,977	8,457	$ 493,465

Myles Lambert	8,226	$ 479,987	12,339	$ 719,980

John Rosenthal	9,854	$ 574,980	14,781	$ 862,471

The following table reports the hypothetical grant date fair value of the PSUs if maximum performance was achieved. Maximum payout of the PSUs is 150% of target.

Name	Grant Date Value of 2023 PSUs at Maximum Performance Level ($)

Eric Steigerwalt	$6,299,933

Ed Spehar	$1,565,997

Vonda Huss	$ 740,170

Myles Lambert	$1,079,942

John Rosenthal	$1,293,678

(3)

Non-Equity Incentive Plan Compensation. The amounts in this column represent each NEO’s 2023 STI Award earned in respect of service in 2023. The terms of the STI Award are summarized under “Compensation Discussion and Analysis – Section 2 – 2023 Executive Compensation Program – 2023 STI Metrics.”

(4)	All Other Compensation. This column includes Company contributions to each NEO in respect of 2023 to the Brighthouse Savings Plan and the Auxiliary Plan, in the following amounts.

Name	Brighthouse Savings Plan ($)	Auxiliary Plan ($)

Eric Steigerwalt	$30,600	$294,952

Ed Spehar	$30,599	$129,222

Vonda Huss	$30,368	$ 77,337

Myles Lambert	$30,593	$122,079

John Rosenthal	$30,311	$151,761

In addition, for each NEO, includes an annual stipend of $480 for home office expenses (which is generally available on the same basis to all employees).

2024 Proxy Statement | Brighthouse Financial

60	Compensation Tables — Grants of Plan-Based Awards in 2023

Grants of Plan-Based Awards in 2023

The following table presents individual awards granted to each NEO for 2023. For information about these awards, see “Compensation Discussion and Analysis – Section 2 – 2023 Executive Compensation Program.”

Name	Grant Type	Grant Date (1)	Approval Date (1)	Estimated future payouts under non-equity incentive plan awards ($)			Estimated future payouts under equity incentive plan awards (#)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards (3)
				Threshold (2)	Target	Maximum (2)	Threshold (2)	Target	Maximum (2)

Eric Steigerwalt	Short-Term Incentive			$1,000,000	$2,000,000	$3,000,000
	Restricted Stock Units (4)	3/1/23	2/7/23							30,848	$1,799,980
	Performance Share Units (5)	3/1/23	2/7/23				35,989	71,979	107,968		$4,199,974

Ed Spehar	Short-Term Incentive			$450,000	$900,000	$1,350,000
	Restricted Stock Units (4)	3/1/23	2/7/23							11,928	$695,998
	Performance Share Units (5)	3/1/23	2/7/23				8,946	17,892	26,838		$1,043,998

Vonda Huss	Short-Term Incentive			$293,750	$587,500	$881,250
	Restricted Stock Units (4)	3/1/23	2/7/23							5,638	$328,977
	Performance Share Units (5)	3/1/23	2/7/23				4,228	8,457	12,685		$493,465

Myles Lambert	Short-Term Incentive			$420,000	$840,000	$1,260,000
	Restricted Stock Units (4)	3/1/23	2/7/23							8,226	$479,987
	Performance Share Units (5)	3/1/23	2/7/23				6,169	12,339	18,508		$719,980

John Rosenthal	Short-Term Incentive			$560,625	$1,121,250	$1,681,875
	Restricted Stock Units (4)	3/1/23	2/7/23							9,854	$574,980
	Performance Share Units (5)	3/1/23	2/7/23				7,390	14,781	22,171		$862,471

(1)	The 2023 LTI awards of PSUs and RSUs under the Employee Plan were approved by the Compensation and Human Capital Committee on February 7, 2023 and granted effective March 1, 2023.

(2)	For the STI and PSUs, the Threshold and Maximum reflect 50% and 150% of target, respectively.

(3)

Amounts reported in this column reflect the grant date fair value of each equity-based award granted to the NEOs in 2023 calculated in accordance with ASC Topic 718, modified to exclude the effect of estimated forfeitures. For a description of the methodology and assumptions made in determining the aggregate grant date fair value of equity-based awards, see Note 13 of the Notes to the Consolidated Financial Statements in our 2023 Form 10-K. The aggregate grant date fair value of the PSUs reflects the probable outcome of the performance conditions on the grant date.

(4)

The Compensation and Human Capital Committee awarded RSUs to our NEOs as part of their 2023 LTI Awards under the Employee Plan. RSUs are scheduled to ratably vest at a rate of one-third of the award on the first three

Brighthouse Financial | 2024 Proxy Statement

Compensation Tables — Outstanding Equity Awards at 2023 Fiscal Year End	61

anniversaries of the Grant Date listed. The value at vesting will depend on Brighthouse’s stock price at the time of vesting. For additional information about the RSUs, see “Compensation Discussion and Analysis – Section 2 – 2023 Executive Compensation Program – 2023 Long-Term Incentive Awards.”

(5)

The Compensation and Human Capital Committee awarded PSUs to our NEOs as part of their 2023 LTI Awards under the Employee Plan. PSUs cliff vest subject to achievement of specified performance criteria following the conclusion of the three-year performance cycle. Whether any PSUs actually vest and the value at vesting will depend on both Brighthouse’s stock price at the time of vesting and Brighthouse’s actual achievement of metrics approved by the Compensation and Human Capital Committee (Net Cash Flow to the Holding Company (60%) and Statutory Expense Ratio (40%)). Each PSU Metric has a threshold performance level (payout of 50% of target value), target performance level (100% of target value) and maximum performance level (150% of target value). For additional information about the PSUs, see “Compensation Discussion and Analysis – Section 2 – 2023 Executive Compensation Program – 2023 Long-Term Incentive Awards.”

Outstanding Equity Awards at 2023 Fiscal Year End

The following table provides information concerning unexercised options and stock-based awards that have not vested for each NEO as of December 31, 2023.

		Option Awards				Stock Awards
Name	Award Date / Award Type	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)	Market Value of Shares or Units that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)

Eric Steigerwalt	5/23/18 (NQSO)	92,137	0	$53.47	2/29/28
	3/1/21 (RSU)					11,882	$628,795
	3/1/21 (PSU)					88,995	$4,709,615
	3/1/22 (RSU)					24,968	$1,321,307
	3/1/22 (PSU)							87,390	$4,624,679
	3/1/23 (RSU)					30,848	$1,632,476
	3/1/23 (PSU)							107,968	$5,713,667

2024 Proxy Statement | Brighthouse Financial

62	Compensation Tables — Outstanding Equity Awards at 2023 Fiscal Year End

		Option Awards				Stock Awards
Name	Award Date / Award Type	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)	Market Value of Shares or Units that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)

Ed Spehar	3/1/21 (RSU)					4,362	$230,837
	3/1/21 (PSU)					21,005	$1,111,585
	3/1/22 (RSU)					9,654	$510,890
	3/1/22 (PSU)							21,722	$1,149,528
	3/1/23 (RSU)					11,928	$631,230
	3/1/23 (PSU)							26,838	$1,420,267

Vonda Huss	5/23/18 (NQSO)	6,526	0	$53.47	2/29/28
	3/1/21 (RSU)					2,133	$112,878
	3/1/21 (PSU)					10,268	$543,383

	3/1/22 (RSU)					3,994	$211,362

	3/1/22 (PSU)							8,988	$475,645

	3/1/23 (RSU)					5,638	$298,363

	3/1/23 (PSU)							12,685	$671,290

Brighthouse Financial | 2024 Proxy Statement

Compensation Tables — Outstanding Equity Awards at 2023 Fiscal Year End	63

		Option Awards				Stock Awards
Name	Award Date / Award Type	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)	Market Value of Shares or Units that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)

Myles Lambert	5/23/18 (NQSO)	15,816	0	$53.47	2/29/28
	3/1/21 (RSU)					3,252	$172,096
	3/1/21 (PSU)					15,656	$828,516
	3/1/22 (RSU)					6,658	$352,341
	3/1/22 (PSU)							14,981	$792,795
	7/1/22 (RSU)					23,468	$1,241,927
	3/1/23 (RSU)					8,226	$435,320
	3/1/23 (PSU)							18,508	$979,443

John Rosenthal	5/23/18 (NQSO)	22,522	0	$53.47	2/29/28
	3/1/21 (RSU)					4,443	$235,124
	3/1/21 (PSU)					21,394	$1,132,170
	3/1/22 (RSU)					7,629	$403,727
	3/1/22 (PSU)							17,166	$908,425
	3/1/23 (RSU)					9,854	$521,474
	3/1/23 (PSU)							22,171	$1,173,289

(1)	Represents non-qualified stock options (“NQSOs”) granted on March 1, 2018, and approved by stockholders on May 23, 2018, of which one-third vested annually on March 1 of each of 2019, 2020, and 2021.

(2)

The following RSUs vest one-third annually as follows: (i) RSUs granted on March 1, 2021 vest on March 1 of 2022, 2023, and 2024; (ii) RSUs granted on March 1, 2022 vest on March 1 of 2023, 2024, and 2025; and (iii) RSUs granted on March 1, 2023 vest on March 1 of 2024, 2025, and 2026. The RSUs granted to Mr. Lambert on July 1, 2022 cliff-vest on July 1, 2025.

2024 Proxy Statement | Brighthouse Financial

64	Compensation Tables — Option Exercises and Stock Vested in 2023; Nonqualified Deferred Compensation in 2023

The PSUs granted on March 1, 2021 were paid out in the first quarter of 2024 at 107% of target value based on actual performance during the 2021-2023 performance period.

(3)	The market value of RSUs was determined by multiplying the number of shares by $52.92, the closing price of the shares on December 29, 2023.

The market value of the 2021 PSUs was determined by multiplying the number of shares earned, determined based on actual performance during the 2021-2023 performance period, by $52.92, the closing price of the shares on December 29, 2023.

(4)

PSUs cliff-vest subject to achievement of specified performance criteria. Shares reported above are based on performance through 2023 as follows: (i) PSUs granted on March 1, 2022 at target and (ii) PSUs granted on March 1, 2023 at maximum.

(5)	The market value of PSUs was determined by multiplying the number of shares reported above by $52.92 (the closing price of the shares on December 29, 2023).

Option Exercises and Stock Vested in 2023

The following table provides information regarding all RSUs and PSUs held by the NEOs that vested during 2023. No options were exercised by any NEO during 2023.

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting

Eric Steigerwalt	146,243	$8,533,279

Ed Spehar	32,958	$1,923,099

Vonda Huss	14,712	$ 858,445

Myles Lambert	29,357	$1,712,981

John Rosenthal	39,383	$2,297,998

Nonqualified Deferred Compensation in 2023

The following table presents nonqualified deferred compensation paid to our NEOs for 2023.

Name	Plan Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year (1)	Aggregate Gains (Losses) in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (3)

Eric Steigerwalt	Auxiliary Plan	$0	$294,952	$243,176	$0	$2,069,856

Ed Spehar	Auxiliary Plan	$0	$129,222	$ 52,276	$0	$ 523,324

Vonda Huss	Auxiliary Plan	$0	$ 77,337	$ 42,516	$0	$ 345,955

Myles Lambert	Auxiliary Plan	$0	$122,079	$ 48,681	$0	$ 686,047

John Rosenthal	Auxiliary Plan	$0	$151,761	$114,496	$0	$1,138,385

(1)

Amounts in this column are reported as components of employer contributions to the Auxiliary Plan for Fiscal 2023 in the “All Other Compensation” column of the Summary Compensation Table for 2023 above.

(2)	Amounts represent the change in value based on simulated investments (described under “Auxiliary Plan” below) selected by the NEO, including dividend equivalents credited to accounts in the year.

Brighthouse Financial | 2024 Proxy Statement

Compensation Tables — Nonqualified Deferred Compensation in 2023	65

(3)

Amounts in this column that were previously reported in the “All Other Compensation” column of the Summary Compensation Table for years prior to 2023 (to the extent that the NEO was a NEO at the time) were, in the aggregate, as follows for Mr. Steigerwalt: $1,181,078; Mr. Spehar: $258,511; Ms. Huss: $64,593; Mr. Lambert: $211,881; and Mr. Rosenthal: $651,906.

Auxiliary Plan

NEOs and other eligible employees who elected to contribute a portion of their eligible compensation under the tax-qualified Brighthouse Savings Plan in 2023 received a Company matching contribution which is equal to 100% of up to the first 6% of their eligible compensation in that plan in 2023. In addition, a non-discretionary Company contribution equal to 3% of eligible compensation was allocated to eligible employees in that plan in 2023. The Code limits compensation that is eligible for employer contributions under the Brighthouse Savings Plan. In 2023, the Company could not make contributions based on compensation over $330,000.

NEOs and other eligible employees who elected to participate in the Brighthouse Savings Plan during 2023 were credited under the Auxiliary Plan with a percentage of their eligible compensation beyond the Code’s compensation limit. The Company contribution, including both the matching and non-elective contribution, was determined using the same employee contribution rate up to 6% and Company contribution rate as applied under the Brighthouse Savings Plan. This Company contribution is credited to an account established for the employee under the nonqualified Auxiliary Plan. Auxiliary Plan balances are paid in a lump sum as soon as administratively practicable after termination of employment.

Amounts in the Auxiliary Plan are subject to the requirements of Section 409A of the Code (“Section 409A”). Payments to the top 50 highest-paid officers that are due upon separation from service are delayed for six months following their separation, in compliance with Section 409A.

Employees may choose from a number of simulated investments for their Auxiliary Plan accounts. These simulated investments were similar to the core funds offered under the Brighthouse Savings Plan in 2023. Employees may change the simulated investments for new Company contributions to their Auxiliary Plan accounts at any time. The simulated investment return for each of the alternatives under the Auxiliary Plan for calendar year 2023 was as follows: Schwab Government Money Fund – Investor Shares (SNVXX), 4.82%; Western Asset Core Bond Fund Class Investor Shares (WACSX), 5.83%; Vanguard Inflation-Protected Securities Fund Admiral Shares (VAIPX), 3.79%; Vanguard Value Index Fund Institutional Shares (VIVIX), 9.26%; Vanguard Institutional Index Fund Institutional Shares (VINIX), 26.24%; Vanguard Mid-Cap Index Fund Institutional Shares (VMCIX), 16.00%; Vanguard Small Cap Index Fund Institutional Shares (VSCIX), 18.22%; Fidelity Nasdaq Composite Index (FNCMX), 45.13%; Fidelity Overseas Fund (FOSFX), 20.55%;) Vanguard Emerging Markets Stock Fund Index Institutional (VEMIX), 9.18%; Cohen & Steers Real Estate Securities Fund, Inc. Class Institutional (CSDIX), 13.15%; American Funds 2010 Target Date Retirement Fund – Class R6 (RFTTX), 8.67%; American Funds 2015 Target Date Retirement Fund – Class R6 (RFJTX), 9.57%; American Funds 2020 Target Date Retirement Fund – Class R6 (RRCTX), 10.46%; American Funds 2025 Target Date Retirement Fund – Class R6 (RFDTX), 11.94%; American Funds 2030 Target Date Retirement Fund – Class R6 (RFETX), 14.52%; American Funds 2035 Target Date Retirement Fund – Class R6 (RFFTX), 16.90%; American Funds 2040 Target Date Retirement Fund – Class R6 (RFGTX), 19.33%; American Funds 2045 Target Date Retirement Fund – Class R6 (RFHTX), 20.15%; American Funds 2050 Target Date Retirement Fund – Class R6 (RFITX), 20.83%; American Funds 2055 Target Date Retirement Fund – Class R6 (RFKTX), 21.40%; American Funds 2060 Target Date Retirement Fund – Class R6 (RFUTX), 21.61%; and American Funds 2065 Target Date Retirement Fund – Class R6 (RFVTX), 21.55%.

2024 Proxy Statement | Brighthouse Financial

66	Compensation Tables — Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination or Change in Control

The following table sets forth, for each NEO, an estimate of potential payments the NEO would have received at, following, or in connection with a termination of employment under the circumstances described below on December 31, 2023 (the “Trigger Date”).

Name	Benefits and Payments	Trigger Events (1)
		Voluntary Termination (2)	Involuntary Not-for-Cause Termination (3)	Change of Control with no Termination (4)	Involuntary Not-for-Cause or Good Reason Termination After Change of Control (5)	Death (6)

Eric Steigerwalt	Base Salary		$1,000,000		$2,000,000
	Annual STI		$4,000,000		$6,000,000
	RSUs (7)	$3,582,578	$3,582,578	$3,582,578	$3,582,578	$3,582,578
	PSUs (8)	$12,835,323	$12,835,323	$12,835,323	$12,835,323	$12,835,323
	Supplemental Death Benefit (9)					$350,000
	Miscellaneous Payments (10)		$39,310		$67,120
	Total	$16,417,901	$21,457,211	$16,417,901	$24,485,021	$16,767,901

Ed Spehar	Base Salary		$600,000		$1,200,000
	Annual STI		$1,800,000		$2,700,000
	RSUs (7)		$1,372,956	$1,372,956	$1,372,956	$1,372,956
	PSUs (8)		$3,135,245	$3,135,245	$3,135,245	$3,135,245
	Supplemental Death Benefit (9)					$350,000
	Miscellaneous Payments (10)		$39,310		$67,120
	Total	$0	$6,947,511	$4,508,201	$8,475,321	$4,858,201

Vonda Huss	Base Salary		$470,000		$940,000
	Annual STI		$1,175,000		$1,762,500
	RSUs (7)		$622,604	$622,604	$622,604	$622,604
	PSUs (8)		$1,431,063	$1,431,063	$1,431,063	$1,431,063
	Supplemental Death Benefit (9)					$350,000
	Miscellaneous Payments (10)		$35,626		$59,752
	Total	$0	$3,734,293	$2,053,667	$4,815,919	$2,403,667

Myles Lambert	Base Salary		$600,000		$1,200,000
	Annual STI		$1,680,000		$2,520,000
	RSUs (7)		$2,201,684	$2,201,684	$2,201,684	$2,201,684
	PSUs (8)		$2,220,100	$2,220,100	$2,220,100	$2,220,100
	Supplemental Death Benefit (9)					$350,000
	Miscellaneous Payments (10)		$39,310		$67,120
	Total	$0	$6,741,094	$4,421,784	$8,208,904	$4,771,784

Brighthouse Financial | 2024 Proxy Statement

Compensation Tables — Potential Payments Upon Termination or Change in Control	67

Name	Benefits and Payments	Trigger Events (1)
		Voluntary Termination (2)	Involuntary Not-for-Cause Termination (3)	Change of Control with no Termination (4)	Involuntary Not-for-Cause or Good Reason Termination After Change of Control (5)	Death (6)

John Rosenthal	Base Salary		$575,000		$1,150,000
	Annual STI		$2,242,500		$3,363,750
	RSUs (7)	$1,160,324	$1,160,324	$1,160,324	$1,160,324	$1,160,324
	PSUs (8)	$2,748,771	$2,748,771	$2,748,771	$2,748,771	$2,748,771
	Limited Death Benefit (11)					$4,641,134
	Supplemental Death Benefit (9)					$350,000
	Miscellaneous Payments (10)		$39,310		$67,120
	Total	$3,909,095	$6,765,905	$3,909,095	$8,489,965	$8,900,229

(1)

The table does not include termination for cause because such termination does not result in the NEO receiving any additional payments or benefits. “Cause” is defined as the NEO’s conviction or plea of nolo contendere to a felony; act of dishonesty or misconduct that results in, or is believed likely to result in, material damage to the Company’s business or reputation; or a material violation of a Company policy or agreement, where the violation played a role in the Company’s decision to terminate the NEO.

(2)

If an NEO voluntarily terminates employment after the NEO’s Rule of 65 Date (other than a termination for Cause): awards under the Employee Plan continue to vest on the same schedule as if the NEO remained employed with the Company. Mr. Steigerwalt and Mr. Rosenthal have satisfied Rule of 65 conditions.

(3)

Under the terms of the Severance Plan, an NEO who is involuntarily terminated not for Cause would receive: (a) a lump sum equal to the sum of the NEO’s base salary plus the target STI award for the year of separation; (b) a lump sum in lieu of STI award payment equal to the prorated target STI award in the year of termination (plus, if the termination occurs before the prior year’s STI award was paid, a lump sum in lieu of STI award payment equal to the prior year’s STI award); and (c) a lump sum equal to 12 months of premiums at COBRA rates and executive outplacement services. Payment of these severance benefits is conditioned on the NEO’s execution of a separation agreement, waiver and general release within the required time period, and abiding by certain covenants, including those contained in the Agreement to Protect Corporate Property (the “ATPCP”), and non-interference with the Company’s business.

Treatment of outstanding equity awards is as provided in the Employee Plan and the applicable award agreement, whereby all RSUs and PSUs continue to vest on the same schedule as if the NEO remained employed with the Company. All NQSOs held by the NEOs were vested as of the Trigger Date.

(4)

If the Compensation and Human Capital Committee determines that an award under the Employee Plan will not be assumed or an alternative award will not be provided in connection with a change of control, all RSUs and PSUs would vest and become immediately payable at target, and unvested NQSOs (if any) would become immediately exercisable. This column assumes the awards were not assumed and alternative awards were not provided in connection with a change of control on the Trigger Date.

(5)

Under the terms of the Change of Control Plan, the NEO would receive severance payments if the NEO (i) is terminated involuntarily without Cause or (ii) discontinues their employment for “good reason”, in either case, within two years after a change of control, or upon the occurrence of a potential change of control, if the NEO is terminated involuntarily without Cause within six months prior to a change of control. In any of these events, the NEO would receive: (a) a lump sum equal to two times the sum of base salary plus the target STI award for the year of

2024 Proxy Statement | Brighthouse Financial

68	Compensation Tables — Equity Compensation Plan Information as of December 31, 2023

separation; (b) a lump sum in lieu of STI award payment equal to the prorated target STI award in the year of termination (plus, if the termination occurs before the prior year’s STI award was paid, a lump sum in lieu of STI award payment equal to the prior year’s STI award); and (c) a lump sum equal to 24 months of premiums at COBRA rates and 12 months of executive outplacement services. Payment of these severance benefits is conditioned on the NEO’s execution of a separation agreement, waiver and general release within the required time period, abiding by certain covenants, including those contained in the ATPCP, and non-interference with the Company’s business. The amounts reflected in this column do not account for potential reductions of payments or benefits under the Change of Control Plan due to the imposition of excise taxes under Section 4999 of the Code (“Section 4999”). In the event any payments or benefits under the Change of Control Plan, together with any other payments or benefits under other agreements, plans or arrangements, would subject an NEO to an excise tax under Section 4999, any such payments or benefits will be reduced to the extent necessary to avoid the imposition of the excise tax unless the NEO would be better off on an after-tax basis receiving all such payments and benefits.

Treatment of all equity awards is as provided in the Employee Plan and applicable award agreement, which provide that all RSUs and PSUs would immediately vest upon termination and be payable at target on the same schedule as if the NEO remained actively employed, and unvested NQSOs (if any) would become immediately exercisable.

(6)	In the event of an NEO’s termination due to death, RSUs and PSUs immediately vest and become payable at target, and unvested NQSOs (if any) become immediately exercisable.

(7)	The value of RSUs is calculated by multiplying the number of outstanding RSUs by the per share closing price on the Trigger Date, which was $52.92.

(8)	The value of PSUs is calculated at target payout by multiplying the number of PSUs awarded at target by the per share closing price on the Trigger Date, which was $52.92.

(9)

The Supplemental Death Benefit Only Plan offers a taxable single lump-sum death benefit payment to the designated beneficiary of any of Mr. Steigerwalt, Mr. Spehar, Ms. Huss, Mr. Lambert, and Mr. Rosenthal (NEOs who participate in the Supplemental Death Benefit Only Plan) should any of them die while employed with Brighthouse Services.

(10)	Includes payments for COBRA and executive outplacement services.

(11)	Limited Death Benefit Plan offers a one-time, final wage payment to Mr. Rosenthal (NEO who participated in MetLife’s Auxiliary Retirement Plan).

Equity Compensation Plan Information as of December 31, 2023

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (1) (a)	Weighted- average exercise price of outstanding options, warrants, and rights (2) (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3) (c)

Equity compensation plans approved by security holders	2,152,430	$53.47	2,786,401

Equity compensation plans not approved by security holders	-	-	-

Total	2,152,430		2,786,401

(1)

Represents the number of underlying shares associated with outstanding NQSOs (187,371), RSUs (492,457) and PSUs (1,408,627), assuming the maximum number of PSUs will be earned under the Employee Plan, and RSUs (63,975) under the Director Plan.

(2)	Represents the weighted-average exercise price of outstanding options only (NQSOs granted in 2018 only).

Brighthouse Financial | 2024 Proxy Statement

Compensation Tables — CEO Pay Ratio	69

(3)

The shares authorized in the following plans are available for future issuance: Employee Plan – 2,416,993 (out of 7,000,000, assuming the maximum number of PSUs will be earned); Director Plan – 221,484 (out of 400,000); and Brighthouse Financial Employee Stock Purchase Plan – 147,924 (out of 600,000). As of December 31, 2023, no shares were subject to an outstanding right to purchase under the Brighthouse Financial Employee Stock Purchase Plan.

CEO Pay Ratio

We have calculated the reasonably estimated ratio of the CEO’s 2023 compensation to the median of the annual total compensation of all employees using the same method we used in our 2022 and 2023 proxy statements with respect to compensation in 2021 and 2022, respectively. For the 2023 pay ratio calculation, we used the same median employee we identified for our 2021 pay ratio calculation because there have been no changes to our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. We calculated the median employee’s compensation in accordance with rules governing computation of the CEO’s pay in the Summary Compensation Table. The median of the annual total compensation of all employees of our Company (other than our CEO) was $153,036 for the year ended December 31, 2023, and the total compensation of our CEO, as reported in the Summary Compensation Table, was $10,005,985. Based on this information, for 2023 the reasonably estimated ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 65 to 1.

The ratio and total compensation amount may not be directly comparable to those of other companies because the methodologies and assumptions used to identify the median employee and determine that employee’s total compensation, the composition and location of the workforce, and other factors may vary significantly among companies.

2024 Proxy Statement | Brighthouse Financial

70	Pay versus Performance

Pay versus Performance
The following table sets forth pay versus performance (“
PVP
”) information for 2020 through 2023:

Pay Versus Performance

Year (1)	Summary Compensation Table Total for Principal Executive Officer (PEO)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (in millions) (4)	Net Cash Flow to the Holding Company (in millions) (5)
					Total Shareholder Return	Peer Group Total Shareholder Return (3)

2023	$10,005,985	$11,442,022	$3,165,429	$3,407,317	$134.90	$142.87	$(1,214)	$350

2022	$9,750,186	$6,721,609	$3,245,624	$2,735,369	$130.69	$136.53	$3,775	$38

2021	$7,914,025	$12,615,385	$2,851,864	$3,881,547	$132.04	$123.73	$1,554	$594

2020	$8,133,344	$7,940,202	$2,931,662	$2,895,532	$92.29	$90.52	$(1,105)	$1,309

(1)
The principal executive officer (“
PEO
”) for all years shown was Eric Steigerwalt. The
non-PEO
NEOs consist of the following individuals: for 2020 and 2021, Mr. Spehar, Ms. Christine DeBiase (our former Executive Vice President, Chief Administrative Officer and General Counsel), Mr. Conor Murphy (our former Chief Operating Officer), and Mr. Rosenthal; for 2022, Mr. Spehar, Ms. Huss, Mr. Lambert, Mr. Rosenthal, and Mr. Murphy; and, for 2023, Mr. Spehar, Ms. Huss, Mr. Lambert, and Mr. Rosenthal.

(2)
Fair value or change in fair value, as applicable, of equity awards was determined as follows: (1) for RSUs, the per share closing price on the applicable year-end
date or, in the case of awards that vested during the year, the per share closing price on such vesting date; (2) for PSUs, the same valuation methodology as RSUs except year-end
values are multiplied by the probability of achievement as of each such date; and (3) for stock options, a Black- Scholes value as of the applicable year-end
or vesting date, determined based on the same methodology used to determine grant date fair value but using the per share closing stock price on the applicable revaluation date as the current market price and with an expected life set equal to the remaining life of the award (as all stock options were out-of-the-money)
and using volatility and risk-free rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%.

For Compensation Actually Paid (“
CAP
”) calculations that are based on
year-end
stock prices, the following prices were used 2023: $52.92 (3% increase from prior year); 2022: $51.27 (1% reduction from prior year); 2021: $51.80 (43% increase from prior year); and 2020: $36.21 (8% reduction from prior year).

The following tables set forth the deductions from and additions to Summary Compensation Table (“
SCT
”) total compensation to calculate CAP to our PEO and
non-PEO
NEOs during each of the years in the PVP Table:

	PEO	Average Non-PEO

Total Reported in 2023 Summary Compensation Table (SCT)	$10,005,985	$3,165,429

Less, value of Equity Awards reported in SCT	(5,999,954)	(1,299,964)

Plus, Fair Value of Current Year Equity Awards at 12/31	6,089,133	1,299,211

Plus, Change in Value of Prior Year Equity Awards Unvested as of 12/31	311,461	73,907

Plus, Change in Value of Prior Year Equity Awards that Vested this Year	1,035,397	168,734

Equity Award Valuation Adjustments	7,435,991	1,541,852

Compensation Actually Paid for Fiscal Year 2023	$11,442,022	$3,407,317

Brighthouse Financial
| 2024 Proxy Statement

Pay versus Performance	71

	PEO	Average Non-PEO

Total Reported in 2022 Summary Compensation Table (SCT)	$9,750,186	$3,245,624

Less, value of Equity Awards reported in SCT	(5,999,954)	(1,434,952)

Plus, Fair Value of Current Year Equity Awards at 12/31	3,533,169	1,052,152

Plus, Change in Value of Prior Year Equity Awards Unvested as of 12/31	(114,658)	(23,125)

Plus, Change in Value of Prior Year Equity Awards that Vested this Year	(447,134)	(104,329)

Equity Award Valuation Adjustments	2,971,377	924,697

Compensation Actually Paid for Fiscal Year 2022	$6,721,609	$2,735,369

	PEO	Average Non-PEO

Total Reported in 2021 Summary Compensation Table (SCT)	$7,914,025	$2,851,864

Less, value of Equity Awards reported in SCT	(4,902,429)	(1,228,712)

Plus, Fair Value of Current Year Equity Awards at 12/31	5,508,515	1,403,728

Plus, Change in Value of Prior Year Equity Awards Unvested as of 12/31	3,578,668	756,543

Plus, Change in Value of Prior Year Equity Awards that Vested this Year	516,606	98,124

Equity Award Valuation Adjustments	9,603,789	2,258,394

Compensation Actually Paid for Fiscal Year 2021	$12,615,385	$3,881,547

	PEO	Average Non-PEO

Total Reported in 2020 Summary Compensation Table (SCT)	$8,133,344	$2,931,662

Less, value of Equity Awards reported in SCT	(4,902,445)	(1,153,707)

Plus, Fair Value of Current Year Equity Awards at 12/31	5,403,762	1,256,522

Plus, Change in Value of Prior Year Equity Awards Unvested as of 12/31	(538,831)	(98,413)

Plus, Change in Value of Prior Year Equity Awards that Vested this Year	(155,629)	(40,533)

Equity Award Valuation Adjustments	4,709,303	1,117,576

Compensation Actually Paid for Fiscal Year 2020	$7,940,202	$2,895,532

(3)
Peer group Total Shareholder Return (“
TSR
”) reflects the S&P 500 Life & Health Insurance Index, which is the published industry index used in our 2023 Form
10-K.
Each year reflects the cumulative return of $100 as if invested on December 31, 2019, including reinvestment of any dividends.

(4)
Effective as of January 1, 2023, the Company adopted ASU
2018-12,
Financial Services-Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts (“
LDTI
”). LDTI was applied to the earliest period reported in our 2023 financial statements, making the transition date January 1, 2021. Accordingly, net income (loss) for 2021 and 2022 have been recast to reflect the adoption of LDTI and 2020 has not been recast for LDTI. See our 2023 Form
10-K
for additional information, in particular Notes 1 and 2 of the Notes to the Consolidated Financial Statements.

(5)	Represents net capital distributions from Brighthouse Financial’s operating companies.

2024 Proxy Statement |
 Brighthouse Financial

72	Pay versus Performance

Compensation Measures
The following performance measures reflect the Company’s most important performance measures used by the Company in 2023 to link CAP to Company performance, as further described and defined in the
Compensation
Discussion and Analysis
. Corporate Expenses, Annuity Sales, Life Sales and Normalized Statutory Earnings are metrics for the 2023 STI Awards, and Net Cash Flow to the Holding Company and Statutory Expense Ratio are PSU metrics in our LTI program, For more information on the 2023 STI Awards, PSU Awards and actual payouts for each NEO, see “
Compensation, Discussion and Analysis – Section 2 – 2023 Executive Compensation Program
.”

Most Important Performance Measures for 2023

Corporate Expenses	Normalized Statutory Earnings

Annuity Sales	Net Cash Flow to the Holding Company

Life Sales	Statutory Expense Ratio
Graphical Relationship Disclosure
The following graphs and narratives describe the relationship for each year in the PVP Table between PEO CAP and average non-PEO
NEO CAP for the metrics included in the PVP Table. We believe the CAP in each year reported above and over the three-year cumulative period are reflective of the Company’s
“pay-for-performance”
philosophy. CAP during the measurement periods fluctuated year-over-year, primarily due to changes in our share price and our performance against pre-established
goals under our STI and LTI programs, including our company-selected measure of Net Cash Flow to the Holding Company.

Brighthouse Financial
| 2024 Proxy Statement

Pay versus Performance	73

CAP vs. Company TSR and Peer Group (S&P 500 Life & Health Insurance Index) TSR

There is general alignment of CAP with Company TSR, as a significant portion of our PEO’s and non-PEO NEOs’ compensation is equity-based.

CAP vs. Net Income (Loss)

The Company’s strategy is focused primarily on statutory results, and incentive compensation metrics do not include this GAAP metric.

GAAP net income (loss) therefore will not necessarily align with CAP on a year-by-year
basis, or over time.

CAP vs. Net Cash Flow to the Holding Company

Net Cash Flow to the Holding Company, which is one of the PSU metrics in our LTI program, is measured cumulatively over three years and therefore may not consistently align with CAP, which is measured on an annual basis.

2024 Proxy Statement |
 Brighthouse Financial

74	Certain Relationships and Related Person Transactions

Certain Relationships and Related Person Transactions

Related Person Transaction Approval Policy

The Board has adopted a written related person transaction approval policy pursuant to which our Nominating and Corporate Governance Committee, or for so long as any member of such committee is not an independent director, a committee of the Board consisting of the independent members of the Nominating and Corporate Governance Committee, will review and approve or take such other action as it may deem appropriate with respect to certain transactions.

A “Related Person” is a Director, Director nominee, Executive Officer, or holder of more than 5% of our outstanding shares, immediate family members of the foregoing, or any entity in which any of the foregoing people holds a beneficial ownership interest of 10% or more. A “Related Person Transaction” is any transaction, arrangement, or relationship of $120,000 or more in a fiscal year in which Brighthouse Financial is a participant and the Related Person has a direct or indirect material interest. Under the Related Person Transaction Approval Policy, the Nominating and Corporate Governance Committee reviews the Related Person Transaction in question to determine whether it is inconsistent with Brighthouse Financial’s best interests. If the Nominating and Corporate Governance Committee determines that the Related Person Transaction is not inconsistent with Brighthouse Financial’s best interests, then it may approve or ratify the Related Person Transaction.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares beneficially owned as of the Record Date by each of the Directors and NEOs of Brighthouse Financial, as well as all the Directors and executive officers as a group.

Shares beneficially owned include, to the extent applicable to a Director, NEO, or executive officer:

•	securities held in each individual’s name;
•	securities held by a broker for the benefit of the individual;
•	securities to which the individual has the right to acquire beneficial ownership within the following 60 days; and
•	other securities for which the individual may directly or indirectly have or share voting power or investment power (including the power to direct the disposition of the securities).

The address of each beneficial owner presented in the following table is c/o Brighthouse Financial, Inc., 11225 North Community House Road, Charlotte, North Carolina 28277.

Beneficial Owners	Number of Shares Beneficially Owned (1, 2)	Percentage of Our Common Stock Outstanding

Vonda Huss	32,374	*

Myles Lambert	74,423	*

John Rosenthal	128,784	*

Edward Spehar	51,890	*

Eric Steigerwalt (3)	463,209	*

Chuck Chaplin	43,715	*

Steve Hooley	14,029	*

Mike Inserra	3,000	*

Brighthouse Financial | 2024 Proxy Statement

Certain Relationships and Related Person Transactions	75

Beneficial Owners	Number of Shares Beneficially Owned (1, 2)	Percentage of Our Common Stock Outstanding

Carol Juel	8,860	*

Eileen Mallesch	18,735	*

Diane Offereins	21,947	*

Paul Wetzel (4)	21,956	*

Lizabeth Zlatkus	0	*

All Directors, Director nominees and executive officers as a group (14 persons)	886,277	1.4%

*	Indicates that the percentage of beneficial ownership does not exceed 1%.

(1)

Includes shares that the current executive officers have the right to acquire within 60 days of April 8, 2024, through the exercise of underlying options as follows: Ms. Huss, 6,526; Mr. Lambert, 15,816; Mr. Rosenthal, 22,522; and Mr. Steigerwalt, 92,137.

(2)

Includes RSUs granted to current Directors that will vest within 60 days of April 8, 2024, as follows: Mr. Chaplin, 5,947 RSUs; Mr. Hooley, 3,703 RSUs; Ms. Juel, 3,703 RSUs; Ms. Mallesch, 3,703 RSUs; Ms. Offereins, 3,703 RSUs; and Mr. Wetzel, 3,703 RSUs.

(3)	Includes 1,801 shares held in a joint tenancy account with Mr. Steigerwalt’s spouse.

(4)	Includes 9 shares held by Mr. Wetzel’s spouse.

Following are the only persons known to us to be the beneficial owners of more than 5% of any class of our voting securities. The percentages owned are based on 62,498,844 shares outstanding as of April 8, 2024.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Our Common Stock Outstanding

Dodge & Cox (1) 555 California Street, 40th Floor San Francisco, CA 94104	8,757,834	14.0%

The Vanguard Group (2) 100 Vanguard Boulevard Malvern, PA 19355	6,556,875	10.5%

BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	6,231,087	10.0%

Dimensional Fund Advisors LP (4) 6300 Bee Cave Road, Building One Austin, TX 78746	3,415,210	5.5%

(1)

Based on a Schedule 13G/A filed with the SEC on February 13, 2024, by Dodge & Cox, reporting beneficial ownership as of December 29, 2023, with sole voting power with respect to 8,351,009 of the shares, sole dispositive power with respect to 8,757,834 of the shares, and no shared voting power and no shared dispositive power with respect to any of the shares.

2024 Proxy Statement | Brighthouse Financial

76	Certain Relationships and Related Person Transactions

(2)

Based on a Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group, reporting beneficial ownership as of December 31, 2023, with shared voting power with respect to 40,354 of the shares, sole dispositive power with respect to 6,447,540 of the shares, shared dispositive power with respect to 109,335 of the shares, and no sole voting power with respect to any of the shares.

(3)

Based on a Schedule 13G/A filed with the SEC on January 24, 2024, by BlackRock, Inc., reporting beneficial ownership as of December 29, 2023, with sole voting power with respect to 6,023,450 of the shares, sole dispositive power with respect to 6,231,087 of the shares, and no shared voting power and no shared dispositive power with respect to any of the shares.

(4)

Based on a Schedule 13G filed with the SEC on February 9, 2024, by Dimensional Fund Advisors LP, reporting beneficial ownership as of December 31, 2023, with sole voting power with respect to 3,360,436 of the shares, sole dispositive power with respect to 3,415,210 of the shares, and no shared voting power and no shared dispositive power with respect to any of the shares.

From time to time, we may engage in ordinary course transactions with an entity or affiliate of an entity that is the beneficial owner of more than 5% of our outstanding common stock. For example, we have engaged a select group of experienced external asset management firms, including BlackRock, pursuant to several investment management agreements, to manage the investment of the assets comprising our general account portfolio and the assets of the Company. Certain separate accounts of our insurance subsidiaries invest in the investment companies advised or sub-advised by BlackRock, Vanguard, and Dimensional Fund Advisors. In addition, we use BlackRock’s portfolio management software to manage certain of our investment activities. All of our transactions with these greater than 5% holders and their affiliates were arm’s-length transactions entered into in the ordinary course of business, with management and other fees based on the prevailing rates for non-related persons. In addition, on May 27, 2020, we announced that BlackRock selected Brighthouse Financial as one of two insurers to help deliver LifePath Paycheck™, an investment solution being developed by BlackRock. The Nominating and Corporate Governance Committee has approved this transaction in accordance with our Related Person Transaction Approval Policy.

Brighthouse Financial | 2024 Proxy Statement

Proposal 4 — Advisory vote on the frequency of future Say-on-Pay votes	77

Proposal 4

Advisory vote on the frequency of future advisory votes to approve the compensation paid to Brighthouse Financial’s Named Executive Officers

In accordance with the requirements of Section 14A of the Exchange Act, we are providing stockholders with an advisory (non-binding) vote to express their preference on the frequency of votes to approve the compensation paid to Brighthouse Financial’s NEOs, commonly referred to as Say-on-Pay. Stockholders may cast a vote in favor of an advisory vote on executive compensation being held every one, two, or three years, or they may abstain.

We currently hold an annual advisory vote on the compensation paid to our NEOs, and the Board recommends that we continue to hold such a vote on an annual basis, as this will enable stockholders to provide timely feedback regarding Brighthouse Financial’s executive compensation programs and practices, and is consistent with having regular dialogue with stockholders.

The vote on the frequency of future Say-on-Pay votes is advisory only. The result will not be binding on the Board, although the Board does intend to consider the outcome of the vote when determining the frequency with which future Say-on-Pay votes will be conducted.

The Board expects to make its determination and disclose its decision to stockholders within 150 days after the Annual Meeting.

Unless the Board decides to hold an earlier Say-on-Pay frequency vote, the Company will not be required to hold another such vote until 2030.

The Compensation Committee and the Board of Directors believe that an annual advisory vote on executive compensation is in the best interests of Brighthouse Financial and its stockholders.

Accordingly, the Board of Directors recommends that stockholders vote in favor of a ONE YEAR frequency for future advisory votes on executive compensation.

2024 Proxy Statement | Brighthouse Financial

78	Proposal 5 — Approval of the amended and restated Brighthouse Financial, Inc. Employee Stock Purchase Plan

Proposal 5

Approval of the amended and restated Brighthouse Financial, Inc. Employee Stock Purchase Plan

Summary. The Brighthouse Financial, Inc. Employee Stock Purchase Plan was originally approved by the Board prior to the Separation and an amendment to extend the term of the Employee Stock Purchase Plan was approved by our stockholders at our 2020 annual meeting of stockholders. The Employee Stock Purchase Plan was adopted for the purpose of facilitating stock ownership by employees by providing an opportunity to purchase shares through voluntary after-tax payroll deductions and cash contributions.

The Board believes that the Employee Stock Purchase Plan promotes the interests of Brighthouse Financial and our stockholders by encouraging our employees to become stockholders, therefore aligning employees’ interests with our stockholders’ interest. The Board further believes that the Employee Stock Purchase Plan is an important benefit that supports our ability to attract and retain highly qualified and motivated employees.

Accordingly, the Board is seeking stockholder approval of the amended and restated Employee Stock Purchase Plan (the “ESPP”), which includes:

•	an increase in the number of shares authorized for issuance to and purchase by participants under the ESPP by an additional 600,000 shares; and
•	an extension of the term of the ESPP from July 1, 2029 to June 1, 2034.

Following Board and Compensation and Human Capital Committee approval of the increase in authorized shares in March 2024, the plan administrator amended and restated the ESPP to incorporate the above changes, subject to stockholder approval.

The following summary of the material terms of the ESPP does not purport to be a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP included in this Proxy Statement as Appendix A. Capitalized terms used in this proposal and not defined in this Proxy Statement are as defined in the ESPP.

Eligibility. Participation in the ESPP is voluntary. Subject to certain exceptions as provided in the ESPP, any individual who is an employee of Brighthouse Financial or any of its participating subsidiaries as of the first day of the enrollment period for a particular Offering Period will be eligible to participate in the ESPP. As of April 1, 2024, approximately 1,500 employees were eligible to participate in the ESPP.

Term of Plan. The ESPP will expire on the earliest of (i) June 1, 2034, (ii) the date on which the plan administrator decides to terminate the ESPP, and (iii) the date on which no more shares are available for issuance of options under the ESPP.

Number of Shares Available for Issuance. If our stockholders approve the amended and restated ESPP, the maximum number of shares that may be purchased under the ESPP will increase from 600,000 shares to 1,200,000 shares in the aggregate, subject to adjustment in the event of certain corporate events. As of April 1, 2024, a total of 128,056 shares remained available for issuance under the ESPP.

Operation of ESPP. The ESPP generally operates in 3-month periods (or such shorter or longer period of up to 24 months as determined by the plan administrator from time to time) referred to as Offering Periods. On the first day of each Offering Period (as determined by the plan administrator, and referred to as the Date of Grant), each eligible employee who has timely elected to participate in the ESPP for that Offering Period will be granted an option to purchase shares. A participant must designate in the participant’s election the portion of the participant’s compensation to be withheld from pay during that Offering Period for the purchase of stock under the ESPP. The participant’s contributions under the ESPP will be credited to a bookkeeping account in the participant’s name

Brighthouse Financial | 2024 Proxy Statement

Proposal 5 — Approval of the amended and restated Brighthouse Financial, Inc. Employee Stock Purchase Plan	79

(referred to as a Tracking Account). Subject to certain limits in the ESPP and established by the plan administrator, a participant generally may elect to increase, decrease or terminate his or her contributions to the ESPP during an Offering Period, and, upon such termination of contributions, the participant may withdraw all or any portion of the shares and cash in his or her Tracking Account.

The plan administrator may designate any date in the Offering Period as a Date of Exercise on which each option granted under the ESPP shall be exercised. If the plan administrator does not designate a Date of Exercise, then each option granted under the ESPP will automatically be exercised on the last day of the Offering Period with respect to which it was granted. The number of shares acquired by a participant upon exercise of his or her option will be determined by dividing the participant’s ESPP account balance as of the applicable Date of Exercise by the Option Price (as described in the following sentences) for that Offering Period.

Option Price. Unless otherwise determined by the plan administrator, the Option Price for an Offering Period will generally be (i) 85% of the fair market value of a share on the applicable Date of Grant or, if so specified by the plan administrator prior to the Date of Grant, (ii) the lesser of (a) eighty-five percent (85%) of the fair market value of a share on the Date of Grant or (b) eighty-five percent (85%) of the fair market value of a share on the Date of Exercise. A participant’s ESPP account will be reduced upon exercise of his or her option by the amount used to pay the Option Price of the shares acquired by the participant. No interest will be paid to any participant or credited to any account under the ESPP.

Participant Contributions. Unless the plan administrator establishes a higher or lower maximum rate of contribution, a participant’s annual payroll contributions may not exceed the lesser of $21,250.00 or 50% of a participant’s annual compensation. Subject to certain restrictions, a participant is also permitted to make cash contributions to his or her Tracking Account.

Canceled, Terminated or Forfeited Options. Any shares subject to an outstanding option under the ESPP, which for any reason is canceled, terminated or otherwise settled without the issuance of any shares, will again be available for options under the ESPP.

Change in Employment Status Due to Death or Disability. Unless provided otherwise by the plan administrator in its sole discretion, upon the termination of a participant’s employment due to the participant’s death or permanent disability, the participant’s beneficiary or the permanently disabled participant, as the case may be, will be deemed to have elected to withdraw all of the cash and shares credited to such deceased or disabled participant’s Tracking Account under the ESPP and to cease all future contributions.

Rights Not Transferable; Restrictions on Sale. No option granted under the ESPP may be transferred, other than by will or by the laws of descent and distribution. Options are exercisable during the participant’s lifetime only by the participant. Shares of common stock received upon the exercise of options under the ESPP will not be transferable by a participant for a period of six months immediately following the Date of Exercise, or such longer or shorter period as the plan administrator determines with respect to any Offering Period.

Anti-dilution Adjustments. The number and kind of shares available under the ESPP, as well as the ESPP purchase prices and share limits, are subject to adjustment in the case of certain corporate events. These events include reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, stock dividends, asset sales or other similar unusual or extraordinary corporate events, or extraordinary dividends or distributions of property to Brighthouse Financial’s stockholders.

Amendment and Termination of the ESPP. The plan administrator generally may, at any time, amend, modify, suspend, or terminate the ESPP, provided that the then-existing rights of participants are not materially and adversely affected thereby. Compensation and Human Capital Committee approval and stockholder approval for an amendment to the ESPP will be required only to the extent stockholder action is required by applicable law, regulation or rule. The ESPP can be terminated at any time at the discretion of the Compensation and Human Capital Committee or its delegate, and the ESPP generally will also terminate upon a merger or a similar reorganization which Brighthouse Financial does not survive, a liquidation or distribution of the assets of Brighthouse Financial, or a sale of all or substantially all of the

2024 Proxy Statement | Brighthouse Financial

80	Proposal 5 — Approval of the amended and restated Brighthouse Financial, Inc. Employee Stock Purchase Plan

assets of Brighthouse Financial. For additional information on the regular term of the ESPP, see “Term of Plan” above. Upon termination of the ESPP, all shares and cash, if any, in the Tracking Accounts of Participants will be distributed to each Participant.

Administration. The ESPP is administered by the plan administrator of the Brighthouse Services, LLC Savings Plan, who has authority to interpret the ESPP and to make, amend and rescind rules and regulations for the administration of the ESPP, and its interpretations and decisions with regard thereto are final and conclusive. The plan administrator may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the ESPP. The plan administrator may delegate responsibility for the day-to-day operation and administration of the ESPP to any employee or group of employees of Brighthouse Financial or any of its subsidiaries. The plan administrator may establish procedures, which may vary from jurisdiction to jurisdiction, or among different participants or different classes of participants, with respect to eligibility, participation, termination of the ESPP and the reinvestment of any dividends payable on shares.

Federal Income Tax Consequences. The ESPP is intended to be an Employee Stock Purchase Plan. This means that the ESPP has been designed to satisfy certain conditions found in Section 423 of the Internal Revenue Code. The ESPP allows the purchase of shares at a discount. Any amount a participant elects to have set aside for the purchase of shares under the ESPP will be taxed to the participant as wages and will be set aside on an after-tax basis. Neither the grant nor the exercise of an “option” to purchase shares under the ESPP will have any tax consequences to the employee participants or to Brighthouse Financial.

The discount offered to participants on the purchase of shares will not be taxed to participants when they enroll in the ESPP or when shares are purchased on their behalf. Instead, the discount will be taxed as ordinary income when they sell the shares they acquired under the ESPP, if those shares sell at a gain instead of a loss.

If a participant sells shares acquired under the ESPP after the participant has held them for two years from the first day of the Offering Period, then any gain above the amount of the discount or any loss related to the purchase price will be treated as a capital gain or loss for tax purposes. This is known as a “qualifying disposition.”

If a participant sells shares acquired under the ESPP before the participant has held them for two years from the first day of the Offering Period applicable to those shares, then all gain on the sale will be ordinary income. This is known as a “disqualifying disposition.”

Even though an employee must treat part of his or her gain on a qualifying disposition of the shares as ordinary income, we may not take a business deduction for such amount. However, if an employee makes a disqualifying disposition, the amount of income that the employee recognizes as ordinary income qualifies as a business deduction for Brighthouse Financial for the year of such disposition (subject to the provisions of Section 162(m) of the Code).

The foregoing summary of the federal income tax consequences in respect of the ESPP is for general information only. Different or additional rules may apply to individuals who are subject to income tax in a foreign jurisdiction or are subject to state and/or local income taxes. Participating employees will be urged to consult their own advisors as to specific tax consequences.

New Plan Benefits. No options to purchase shares have been granted, and no shares have been issued, with respect to the share increase for which stockholder approval is sought under this proposal. The number of shares that may be purchased under the ESPP will depend on each participant’s voluntary election to participate, the amount of their contribution elections (which are subject to adjustment from time to time), and the fair market value of our shares on the first day and last day of each Offering Period – and, accordingly, it is not possible to determine the benefits that will be received by eligible participants if the amendment to the ESPP is approved by our stockholders. None of our executive officers currently participate in the ESPP. The closing price of a share on April 1, 2024 was $50.95.

The Board recommends that you vote “FOR” this proposal.

Brighthouse Financial | 2024 Proxy Statement

The Annual Meeting, Voting, and Other Information	81

The Annual Meeting, Voting, and Other Information

Overview

Our Board is soliciting proxies in connection with our Annual Meeting. Under SEC rules, when the Board asks you for your proxy, it must provide you with a proxy statement and certain other materials (including an annual report to stockholders) containing certain required information. These materials will be first made available, sent, or given to stockholders on April 18, 2024.

The “Proxy Materials” include:

•	this Proxy Statement;
•	a notice of our 2024 Annual Meeting of Stockholders (which is attached to this Proxy Statement); and
•	our 2023 Annual Report.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a proxy card or voting instruction form. If you received or accessed these materials via the internet, your proxy card or voting instruction form is available to be filled out and executed electronically.

Attending the Annual Meeting

Brighthouse Financial will hold its Annual Meeting solely by means of remote communication via the internet (a “virtual meeting”). All stockholders as of the Record Date of April 8, 2024 will be able to attend, vote, and participate in the meeting by remote communication.

Date and Time

Thursday, June 6, 2024, at 8:00 a.m., Eastern Time

Annual Meeting Website

For admission to the Annual Meeting, please log on to our annual meeting website at www.virtualshareholdermeeting.com/BHF2024.

Who May Attend

Only holders of shares as of the Record Date, or their authorized representatives or proxies, may attend and participate in the Annual Meeting. Any person who was not a stockholder as of the Record Date may attend the Annual Meeting as an observer, but will not be able to vote or ask questions.

How to Attend the Annual Meeting

For admission to the Annual Meeting, please log on to our annual meeting website at www.virtualshareholdermeeting.com/BHF2024.

The virtual meeting platform is supported across various browsers and devices. Participants should ensure that they have a strong internet connection wherever they intend to participate in the Annual Meeting.

We encourage you to access the Annual Meeting prior to the start time to allow ample time for online check-in. The website will be open for check-in beginning at 7:30 a.m., Eastern Time on the date of the Annual Meeting.

If you experience any difficulties accessing the Annual Meeting website or at any time during the Annual Meeting, please call the technical support number posted on www.virtualshareholdermeeting.com/BHF2024.

2024 Proxy Statement | Brighthouse Financial

82	The Annual Meeting, Voting, and Other Information

To attend and participate in the Annual Meeting online, you will need your “Control Number.” The Control Number is a 16-digit number that you can find in the Notice of Internet Availability (if you received proxy materials via electronic delivery), proxy card (if you are a stockholder of record who received proxy materials by mail), or voting instruction form (if you are a beneficial owner who received proxy materials by mail). Beneficial owners who do not have a control number should follow the instructions provided on the voting instruction card or otherwise provided by your bank, broker, or other nominee.

If you do not have your Control Number, you will not be able to participate in the Annual Meeting, but you may listen to the webcast as an observer.

How to Participate in the Annual Meeting

To encourage stockholder participation in the virtual meeting format of the Annual Meeting, we have adopted the following practices.

Rules of Conduct. We will post to the Annual Meeting website the “Rules of Conduct,” which will address the rules for participating in the Annual Meeting, including the types of questions that will be allowed, how we will respond to the questions, and the number of questions allowed per stockholder.

Stockholders are encouraged to ask questions. Stockholders who wish to submit a question in advance may do so from April 18, 2024, to June 5, 2024, at www.ProxyVote.com, by entering your Control Number and clicking on “Question for Management.” Stockholders also may submit questions live during the Annual Meeting by logging in to the Annual Meeting at www.virtualshareholdermeeting.com/BHF2024 with your Control Number and typing your question into the “Ask a Question” field.

During the meeting, we will address as many appropriate stockholder-submitted questions as we are able. As soon as practicable, we will post responses to appropriate questions that we were not able to address during the Annual Meeting on our website at http://investor.brighthousefinancial.com.

Availability of Recording. A recording of the Annual Meeting will be available to the public on our Annual Meeting website at www.virtualshareholdermeeting.com/BHF2024 until our 2025 annual meeting of stockholders.

Technical Support. If you experience any technical difficulties accessing the Annual Meeting website or at any time during the Annual Meeting, please call the technical support number posted on www.virtualshareholdermeeting.com/BHF2024.

Directors’ Attendance at the Annual Meeting

Directors are expected to attend all annual meetings of stockholders. This year, our Directors will participate in our virtual meeting via remote communication. All current Directors serving at the time of our 2023 Annual Meeting attended that meeting.

Shares Outstanding and Holders of Record Entitled to Vote at the Annual Meeting

There were 62,498,844 shares outstanding as of the close of business on the Record Date of April 8, 2024. All stockholders of record of shares at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share outstanding as of the Record Date is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Your Vote is Important

The Board requests that you submit a proxy to vote your shares as soon as possible. Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, except if you make a written comment on the proxy card, otherwise communicate your vote to management, or authorize such disclosure.

Brighthouse Financial | 2024 Proxy Statement

The Annual Meeting, Voting, and Other Information	83

Quorum Requirement

The holders of a majority of the shares outstanding as of the Record Date must be present in person or by proxy to constitute a quorum to conduct the Annual Meeting. Shares for which valid proxies are delivered or that are held of record by a stockholder who attends the Annual Meeting in person will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Shares for which abstentions and “broker non-votes” (explained below) occur are counted as present and entitled to vote at the meeting for purposes of determining whether a quorum is present.

Voting Your Shares

Stockholders of Record

If your shares are registered in your name with our transfer agent, Computershare, you are a “stockholder of record” of those shares. You may cause your shares to be voted by submitting a proxy to vote your shares in advance of the Annual Meeting by any of the following means:

You may submit a proxy to vote your shares in advance of the Annual Meeting by any of the following means:

Internet
Please log on to www.ProxyVote.com and submit a proxy to vote your shares by 11:59 p.m., Eastern Time, on Wednesday, June 5, 2024.

Telephone
Please call 1-800-690-6903 until 11:59 p.m., Eastern Time, on Wednesday, June 5, 2024.

Mail
If you received printed copies of the proxy materials and prefer to submit a proxy to vote your shares by mail, please complete, sign, date, and return your proxy card by mail so that it is received by Brighthouse Financial, Inc., c/o Broadridge Financial Solutions, Inc., prior to the Annual Meeting.

You may also attend and vote at the Annual Meeting.

Annual Meeting
You may attend the Annual Meeting and cast your vote at www.virtualshareholdermeeting.com/BHF2024.

These instructions appear on your Notice or proxy card. If you submit a proxy via the internet or by telephone, please have your Notice or proxy card available for reference when you do so. If you submit a proxy via the internet or by telephone, please do not mail in your proxy card.

For stockholders of record, proxies submitted by mail, via the internet, or by telephone will be voted by the individuals named on the proxy card in the manner you indicate. If you execute, date, and deliver a proxy card but do not specify how your shares are to be voted, the proxies will vote as recommended by the Board of Directors on all matters on the agenda for the Annual Meeting (see “Proposals for Your Vote”) and will use their discretion with respect to any other matters properly presented for a vote at our Annual Meeting or any postponement or adjournment thereof.

Beneficial Owners or Holders in Street Name

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are a holder of shares in “street name” or a “beneficial owner.” The organization holding your account will have provided you with proxy materials. As the beneficial owner, you have the right to direct the organization how to vote the shares held in your account. You may submit voting instructions by following the instructions provided to you by your broker, bank, or nominee. You may also vote by attending the Annual Meeting at www.virtualshareholdermeeting.com/BHF2024 and using your Control Number.

2024 Proxy Statement | Brighthouse Financial

84	The Annual Meeting, Voting, and Other Information

If you are a holder of shares in street name and you do not submit voting instructions to your broker, bank, or other intermediary, the intermediary generally may vote your shares in its discretion only on routine matters. Intermediaries do not have discretion to vote their clients’ shares on non-routine matters in the absence of voting instructions from the beneficial owner. At the Annual Meeting, only Proposal 2 (ratification of the independent registered public accounting firm) is considered routine and may be voted upon by the intermediary if you do not submit voting instructions.

All other proposals on the Agenda for the Annual Meeting are non-routine matters, and intermediaries may not use their discretion to vote on these proposals in the absence of voting instructions from you. These “broker non-votes” will not affect the outcome of the vote with respect to Proposals 1, 3, 4, and 5. There will be no broker non-votes associated with Proposal 2, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will be voted by the broker in its discretion on Proposal 2.

Voting by Participants in Retirement Plan

Charles Schwab Bank is the trustee for the portion of the New England Life Insurance Company Agents’ Retirement Plan and Trust which is invested in the Brighthouse Financial Frozen Stock Fund. As trustee, Charles Schwab Bank will vote the shares in this plan in accordance with the voting instructions given by plan participants to the trustee. Instructions on voting appear on the voting instruction form distributed to plan participants. The trustee must receive the voting instruction of a plan participant no later than 12:00 p.m., Eastern Time, on Tuesday, June 4, 2024. The trustee will generally vote the shares held by the plan for which it does not receive voting instructions in the same proportion as the shares held by the plan for which it does receive voting instructions.

Changing Your Vote or Revoking Your Proxy

If you are a stockholder of record and wish to revoke or change your proxy instructions, you must either (1) submit a later-dated proxy via the internet or by telephone, by 11:59 p.m., Eastern Time, on Wednesday, June 5, 2024; (2) sign, date, and deliver a later-dated proxy card so that it is received before the Annual Meeting; (3) submit a written revocation; (4) send a notice of revocation via the internet at www.ProxyVote.com; or (5) attend the Annual Meeting and vote your shares. If you hold your shares in street name, you must follow the instructions of your broker, bank, or other intermediary to revoke your voting instructions.

Brighthouse Financial | 2024 Proxy Statement

The Annual Meeting, Voting, and Other Information	85

Vote Required for Each Proposal

Proposal 1 – Election of nine (9) Directors to serve a one-year term ending at the 2025 Annual Meeting

Voting Options: FOR, AGAINST, or ABSTAIN

Board Recommendation: FOR each of the Company’s nominees

Vote Required: Majority of the votes cast. Any nominee who fails to receive a majority of the votes cast with respect to such nominee’s election must promptly tender his or her resignation to the Board following certification of the election results. Within 100 days following the certification of the election results, the Board will decide whether to accept the resignation and will publicly disclose its decision regarding the resignation within 110 days following certification of the election results.

Effect of Abstentions: No effect

Effect of Broker Non-Votes: No effect

Proposal 2 – Ratification of the appointment of Deloitte & Touche LLP as Brighthouse Financial’s independent registered public accounting firm for fiscal year 2024

Voting Options: FOR, AGAINST, or ABSTAIN

Board Recommendation: FOR

Vote Required: Affirmative vote of the majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter

Effect of Abstentions: Same effect as a vote AGAINST the proposal

Effect of Broker Non-Votes: There will be no broker non-votes associated with this proposal, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your shares are held in “street name” and you do not give your bank or broker instructions on how to vote, your shares will be voted by the broker in its discretion.

Proposal 3 – Advisory vote to approve the compensation paid to Brighthouse Financial’s Named Executive Officers

Voting Options: FOR, AGAINST, or ABSTAIN

Board Recommendation: FOR

Vote Required: Affirmative vote of the majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter

Effect of Abstentions: Same effect as a vote AGAINST the proposal

Effect of Broker Non-Votes: No effect

Proposal 4 – Advisory vote on the frequency of future advisory votes to approve the compensation paid to Brighthouse Financial’s Named Executive Officers

Voting Options: ONE YEAR, TWO YEARS, THREE YEARS, or ABSTAIN

Board Recommendation: ONE YEAR

Vote Required: Affirmative vote of the majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. If none of the options receives the approval of a majority of a quorum at the Annual Meeting, the Board will consider as the non-binding selection of the stockholders the frequency that receives the greatest number of votes

Effect of Abstentions: No effect

Effect of Broker Non-Votes: No effect

2024 Proxy Statement | Brighthouse Financial

86	The Annual Meeting, Voting, and Other Information

Proposal 5 – Approval of the amended and restated Brighthouse Financial, Inc. Employee Stock Purchase Plan

Voting Options: FOR, AGAINST or ABSTAIN

Board Recommendation: FOR

Vote Required: Affirmative vote of the majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter

Effect of Abstentions: Same effect as a vote AGAINST the proposal

Effect of Broker Non-Votes: No effect

Matters to be Presented

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matter not described in this Proxy Statement is properly presented at the Annual Meeting, unless otherwise provided, the proxies will use their own judgment to vote your shares. If the Annual Meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement, as well.

Delivery of Proxy Materials

Notice and Access

We are using “notice and access” procedures to distribute our proxy materials to our stockholders. This method reduces the cost and environmental impact of producing proxy materials and mailing them to stockholders. In accordance with “notice and access” procedures, we are mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to stockholders. The Notice includes instructions on how to access the materials over the internet and how to request a paper or e-mail copy. The Notice further provides instructions on how stockholders may elect to receive proxy materials in the future in printed form or by e-mail. To select a method of delivery while voting is open, stockholders of record may follow the instructions when voting online at www.ProxyVote.com. At any time, you may also choose your method of delivery of Brighthouse Financial proxy materials by visiting https://enroll.icsdelivery.com/BHF. If you own shares indirectly through a broker, bank, or other intermediary, please contact the intermediary for additional information regarding delivery options.

Stockholders of record will have the Notice or proxy materials delivered directly to their mailing address or electronically if they have previously consented to that delivery method.

Holders of shares in street name will have the proxy materials or the Notice forwarded to them by the intermediary that holds the shares.

Eliminating Duplicative Proxy Materials

To reduce the expense of delivering duplicate proxy materials to beneficial owners, we may rely upon SEC rules that permit us to deliver only one set of proxy materials to multiple beneficial owners who share an address (known as “householding”), unless we receive contrary instructions from any beneficial owner at that address. All beneficial owners sharing an address may receive one copy of the Proxy Statement and one copy of the 2023 Annual Report in a single envelope, along with individual proxy cards or individual Notices for each beneficial owner. If you are a beneficial owner who shares an address and last name with one or more other beneficial owners and would like to revoke your householding consent or you are a beneficial owner eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll-free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Brighthouse Financial | 2024 Proxy Statement

The Annual Meeting, Voting, and Other Information	87

Proxy Solicitation Costs

We have engaged Morrow Sodali, LLC to act as our proxy solicitor and have agreed to pay it approximately $15,000 plus reasonable expenses for such services. We will also reimburse brokers, banks, and other intermediaries and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners.

Vote Tabulation

Votes will be tabulated by Broadridge.

Inspector of Election

The Board has appointed a representative of Broadridge as Inspector of Election for the Annual Meeting.

Results of the Vote

We expect to announce preliminary voting results at the Annual Meeting and publish preliminary or final voting results in a Form 8-K within four business days following the Annual Meeting. If only preliminary voting results are available for reporting in the Form 8-K, the Company will amend the Form 8-K to report final voting results within four business days after the final voting results are known.

Other Information

Proposals for the 2025 Annual Meeting of Stockholders

Proposals for inclusion in our proxy statement

A stockholder who wishes to present a proposal for inclusion in our proxy statement for the 2025 Annual Meeting of Stockholders pursuant to Exchange Act Rule 14a-8 must submit such proposal to the Corporate Secretary at our principal executive offices. Proposals must be received no later than the close of business on December 19, 2024, or such other date that we announce in accordance with SEC rules and our Bylaws. Proposals must comply with all requirements of Exchange Act Rule 14a-8. Submitting a proposal does not guarantee its inclusion, which is governed by SEC rules and other applicable requirements.

Other stockholder proposals and director nominations

Under the notice provision of our Bylaws, for director nominations or other business to be properly brought before an annual meeting by a stockholder where such nominations or business is not to be included in our proxy statement, the stockholder must deliver notice in writing to our Corporate Secretary, at our principal executive offices, not later than the close of business on March 8, 2025, nor earlier than the close of business on February 6, 2025. The notice must contain the notice and informational requirements described under Article II, Section 11 of our Bylaws and applicable SEC rules. The chairman of the meeting may refuse to acknowledge or introduce any stockholder nomination or business if it was not timely submitted or does not otherwise comply with our Bylaws.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 7, 2025.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by Brighthouse Financial under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled

2024 Proxy Statement | Brighthouse Financial

88	The Annual Meeting, Voting, and Other Information

“Report of the Audit Committee” (to the extent permitted by SEC rules) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Annual Report on Form 10-K

Upon written request, we will provide to stockholders, without charge, a copy of our 2023 Form 10-K, including financial statements and financial statement schedules, but without exhibits. We will also furnish to requesting stockholders any exhibit to the 2023 Form 10-K upon the payment of reasonable expenses incurred by us in furnishing such exhibit. Requests should be directed to Brighthouse Financial Investor Relations at our principal executive offices or by emailing your request to investor.relations@brighthousefinancial.com. Our 2023 Form 10-K, along with all of our other SEC filings, may also be accessed at http://investor.brighthousefinancial.com by selecting “Financial Information” and “SEC Filings,” or at the SEC’s website at www.sec.gov.

Stockholder List

A list of the stockholders as of the Record Date will be available for inspection by stockholders from May 27, 2024, to June 5, 2024, during ordinary business hours at our principal executive offices.

Principal executive offices

The address of our principal executive offices is Brighthouse Financial, Inc., 11225 North Community House Road, Charlotte, NC 28277.

Communicating with our Board

Our Corporate Governance Principles provide a process for stockholders to send communications to the Board. Stockholders may contact an individual Director, the Board as a group, or a specified Committee or group, including the Independent Directors as a group, by mailing such communications to:

Brighthouse Financial, Inc.

Attn: Office of the Corporate Secretary

11225 North Community House Road

Charlotte, North Carolina 28277

Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. As described in our Corporate Governance Principles, the Corporate Secretary will log and review each communication before forwarding it to the addressee. The Corporate Secretary will not forward items that are determined, in his or her sole discretion, to be unrelated to the duties and responsibilities of the Board (e.g., communications that are primarily commercial in nature, resumes and other forms of job inquiries, survey requests, invitations to conferences, personal grievances, etc.). For communications that are not forwarded to the addressee, the Corporate Secretary will determine, in his or her sole discretion, the most appropriate way to respond to such communications, if at all.

Brighthouse Financial | 2024 Proxy Statement

Forward-Looking Statements; Website References	89

Forward-Looking Statements

This Proxy Statement and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as “anticipate,” “estimate,” “expect,” “project,” “may,” “will,” “could,” “intend,” “goal,” “target,” “guidance,” “forecast,” “preliminary,” “objective,” “continue,” “aim,” “plan,” “believe,” and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, financial projections, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, as well as trends in operating and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties, and other factors identified in Brighthouse Financial’s most recent Annual Report on Form 10-K, particularly in the sections entitled “Note Regarding Forward-Looking Statements and Summary of Risk Factors,” “Risk Factors,” and “Quantitative and Qualitative Disclosures About Market Risk,” as well as in our other subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and Brighthouse Financial does not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Website References

Information contained on or connected to any website referenced in this Proxy Statement is not incorporated by reference in this Proxy Statement or in any other report or document we file with the SEC. We routinely use our Investor Relations website to provide presentations, press releases, insurance subsidiaries’ statutory filings, and other information that may be deemed important or material to investors. Accordingly, we encourage investors and others interested in the Company to review the information that we share at http://investor.brighthousefinancial.com. In addition, our Investor Relations website allows interested persons to sign up to automatically receive e-mail alerts when we make filings with the SEC.

2024 Proxy Statement | Brighthouse Financial

90	Non-GAAP and Other Financial Disclosures

Non-GAAP and Other Financial Disclosures

Non-GAAP Financial Disclosures

In this Proxy Statement we present adjusted net investment income, which is not calculated in accordance with accounting principles generally accepted in the United States of America, also known as “GAAP.” We present adjusted net investment income to measure our performance for management purposes, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents GAAP net investment income plus earned income and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment, which we refer to as investment hedge adjustments.

Adjusted net investment income should not be viewed as a substitute for net investment income, the most directly comparable financial measure calculated in accordance with GAAP. In addition, our definition of adjusted net investment income may differ from that used by other companies.

A reconciliation of net investment income to adjusted net investment income is presented below:

(Unaudited, in millions)

For the Year Ended December 31, 2023
Net investment income	$4,664

Less: Investment hedge adjustments	(105)

Adjusted net investment income	$(4,769)

Other Financial Disclosures

Combined RBC ratio

Combined RBC ratio reflects the aggregate risk-based capital (“RBC”) ratio of our insurance subsidiaries, defined as aggregate total adjusted capital of our insurance subsidiaries divided by the total of their respective company action level RBCs (which in turn is defined as the minimum amount of statutory capital and surplus set by the NAIC needed for an insurance company to support its operations, based on its size and risk profile). Combined RBC ratio is an internal metric used by the Company to manage the risk associated with its insurance products through our capital and exposure risk management program; it is not a metric required or used by regulators.

Corporate Expenses

Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation; and excludes establishment costs.

Conditional Tail Expectation (“CTE”)

A statistical tail risk measure used to assess the adequacy of assets supporting variable annuity contract liabilities, which is calculated as the average amount of total assets required to satisfy obligations over the life of the contract or policy in the worst “x%” of scenarios. Represented as CTE (100 less x). Example: CTE70 represents the worst thirty percent of scenarios and CTE98 represents the worst two percent of scenarios.

Brighthouse Financial | 2024 Proxy Statement

Non-GAAP and Other Financial Disclosures	91

Holding Company

Holding company means, collectively, Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC.

Holding Company Liquid Assets

Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets are comprised of cash and cash equivalents, short-term investments and publicly-traded securities, excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include assets held in trust.

Total Adjusted Capital

Total adjusted capital primarily consists of statutory capital and surplus, as well as the statutory asset valuation reserve. When referred to as “combined,” represents that of our insurance subsidiaries as a whole.

Sales

Life insurance sales consist of 100 percent of annualized new premium for term life, first-year paid premium for whole life, universal life, and variable universal life, and total paid premium for indexed universal life. We exclude company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life.

Annuity sales consist of 100 percent of direct statutory premiums, except for fixed indexed annuity sales, which represents 100 percent of gross sales on directly written business and the proportion of assumed gross sales under reinsurance agreements. Annuity sales exclude certain internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Normalized Statutory Earnings (Loss)

Normalized statutory earnings (loss) is used by management to measure our insurance companies’ ability to pay future distributions and is reflective of whether our hedging program functions as intended. Normalized statutory earnings (loss) is calculated as statutory pre-tax net gain (loss) from operations adjusted for the favorable or unfavorable impacts of (i) net realized capital gains (losses), (ii) the change in total asset requirement at CTE95, net of the change in our variable annuity reserves, and (iii) unrealized gains (losses) associated with our variable annuities and Shield hedging programs and other equity risk management strategy. Normalized statutory earnings (loss) may be further adjusted for certain unanticipated items that impact our results in order to help management and investors better understand, evaluate and forecast those results.

2024 Proxy Statement | Brighthouse Financial

Appendix A	A- 1

Appendix A

Proposal 5 – Approval of the amended and restated Brighthouse Financial, Inc. Employee Stock Purchase Plan

BRIGHTHOUSE FINANCIAL, INC. EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated Effective April 3, 2024)

SECTION 1

PURPOSE

The purpose of the Brighthouse Financial, Inc. Employee Stock Purchase Plan (the “Plan”) is to encourage and facilitate stock ownership by Employees by providing an opportunity to purchase Common Stock of Brighthouse Financial, Inc. through voluntary after-tax payroll deductions and cash contributions. The Plan is intended to be a qualified employee stock purchase plan meeting the requirements of Section 423 of the Code.

SECTION 2

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Approved Leave. “Approved Leave” means a leave of absence granted to an Employee by the Company or a Participating Subsidiary under its human resource policies.

Board. “Board” means the Board of Directors of the Company.

Cash Contributions. At the discretion of the Company, the Plan may accept Cash Contributions. “Cash Contributions” means a Participant’s contributions, other than Payroll Contributions, pursuant to Section 5.4; provided that, in no event, shall the amount of Cash Contributions made by any Participant, when added to any Participant Payroll Contributions, exceed the maximum amount that the Participant could have contributed in any calendar year in the form of Payroll Contributions.

Code. “Code” means the U.S. Internal Revenue Code of 1986, as amended, including, for these purposes, any regulations promulgated by the Internal Revenue Service with respect to the provisions of the Code, and any successor thereto.

Committee. “Committee” means the Compensation Committee of the Board or such other committee that the Board shall designate.

Common Stock. “Common Stock” means the common stock of Brighthouse Financial, Inc., par value $0.01 per share.

Company. “Company” means Brighthouse Financial, Inc., a Delaware corporation, and any successor thereto.

Compensation. “Compensation” means base salary paid to an Employee by the Company or a Participating Subsidiary as compensation for services to the Company or Participating Subsidiary, as determined by the Plan Administrator and without regard to any salary reduction contributions under a qualified cash or deferred compensation arrangement or a cafeteria plan, in each case meeting the applicable requirements of the Code. With respect to employees of the Company and its Participating Subsidiaries who are compensated on a commission basis, such commissions shall be treated as base salary on the basis of and in accordance with the rules that the Plan Administrator shall establish.

2024 Proxy Statement | Brighthouse Financial

A- 2	Appendix A

Custodian. “Custodian” means the bank, trust company, financial services firm or other entity selected by the Plan Administrator to serve as the custodian under the Plan.

Date of Exercise. “Date of Exercise” means any date or dates during an Offering Period that the Plan Administrator shall designate as a Date of Exercise, provided that, if no other Date of Exercise shall have occurred in any twenty-four-month period, the last trading day of such period shall be a Date of Exercise.

Date of Grant. “Date of Grant” means the date upon which an Option is granted pursuant to the Plan.

Effective Date. “Effective Date” means the later of: (1) the date, upon which the Plan receives shareholder approval or (2) the first date that MetLife, Inc. owns less than 80% of the Company.

Employee. “Employee” means each employee of the Company and of any Participating Subsidiary.

Fair Market Value. “Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a share of Common Stock on the New York Stock Exchange or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Plan Administrator in its discretion. Such definition(s) of Fair Market Value may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Option, as determined by the Plan Administrator in its discretion. If, however, the accounting standards used to account for equity awards granted to Participants are substantially modified subsequent to the Effective Date of the Plan, the Plan Administrator shall have the ability to determine an Option’s Fair Market Value based on the relevant facts and circumstances. If shares of Common Stock are not traded on an established stock exchange, Fair Market Value shall be determined by the Plan Administrator based on objective criteria.

Offering Period. “Offering Period” means the period of time from the Date of Grant of any Option until the expiration of the Option term of such Option.

Option. “Option” means the right to purchase Common Stock granted pursuant to the Plan.

Option Price. “Option Price” has the meaning set forth in Section 5.6.

Participant. “Participant” means any Employee who is eligible to participate in the Plan and who has elected to participate in the Plan and make contributions for the purchase of Common Stock pursuant to Options granted hereunder.

Participating Subsidiaries. “Participating Subsidiaries” means the Subsidiaries that have been expressly designated by the Plan Administrator as eligible to participate in the Plan, and such other Subsidiaries that may be expressly designated by the Plan Administrator from time to time in its sole discretion.

Payroll Contributions. “Payroll Contributions” means an Employee’s after-tax contributions of Compensation by payroll deduction pursuant to Section 5.4.

Plan. “Plan” shall have the meaning specified in Section 1.

Plan Administrator. “Plan Administrator” means the Plan Administrator of the Brighthouse Services, LLC Savings Plan. References to “Plan Administrator” will include the Plan Administrator’s designees or delegates under any written document or by authority of the role of that person within the compensation team of Brighthouse Services, LLC, the Company or any of its Subsidiaries (under a delegation authorized by Section 3), but solely to the extent of the delegated authority and unless the context requires otherwise.

Subsidiary. “Subsidiary” means any corporation, limited liability company or partnership in which the Company owns, or which owns an interest in the Company directly or indirectly, more than fifty percent (50%) of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership or limited liability company.

Brighthouse Financial | 2024 Proxy Statement

Appendix A	A- 3

Terminating Event. “Terminating Event” means a Participant’s termination of employment for any reason or any other event that causes such Employee to no longer meet the requirements to be eligible to participate in the Plan.

Total Contributions. “Total Contributions” means, with respect to a Participant on any given date, the aggregate of the Payroll Contributions and Cash Contributions of such Participant on or prior to such date, less amounts previously used to purchase Common Stock or otherwise withdrawn or distributed.

Tracking Account. “Tracking Account” means a bookkeeping entry maintained by the Custodian for each Participant showing the amount of contributions made during the offering period as well as the number of shares issued to each Participant.

SECTION 3

ADMINISTRATION

The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have authority to interpret the Plan and to make, amend and rescind rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive. The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The Plan Administrator may delegate responsibility for the day-to-day operation and administration of the Plan to any employee or group of employees of the Company or any of its Subsidiaries. To facilitate the administration of the Plan, but subject to the requirements of applicable law, the Plan Administrator may establish procedures, which may vary from jurisdiction to jurisdiction, or among different Participants or different classes of Participants, with respect to eligibility, participation, termination of the Plan and the reinvestment of any dividends payable on Common Stock held by the Custodian in any Tracking Account, including, but not limited to, procedures which (i) require the mandatory reinvestment of such dividends as a condition of participation or continued participation in the Plan, (ii) provide for the automatic reinvestment of dividends unless the Participant affirmatively elects otherwise in such manner as the Plan Administrator shall specify, or (iii) permit the reinvestment of dividends at the discretion of the Participant, in each such case subject to such terms, conditions or limitations as the Plan Administrator shall specify at any time and from time to time.

All expenses of administering the Plan shall be borne by the Company.

SECTION 4

ELIGIBILITY

4.1 General Rule. Except as otherwise provided herein, any individual who is an Employee as of the first day of the month prior to the month in which a particular Offering Period begins shall be eligible to participate in the Plan with respect to such particular Offering Period.

4.2 Exclusions. Notwithstanding the provisions of Section 4.1, the Plan Administrator, at its sole discretion, may (but is not required to) exclude from participation in any offering made under the Plan any Employees (i) whose customary employment is less than twenty (20) hours per week, (ii) who are temporary or seasonal employees whose employment is for not more than five (5) months in any calendar year, (iii) who have been employed less than two (2) years, or (iv) who are highly compensated employees or any class of highly compensated employees (within the meaning of Section 414(q) of the Code). Additionally, notwithstanding Section 4.1, any Employee who, after an Option is granted, owns stock (as defined by Sections 423(b)(3) and 424(d) of the Code) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, shall not be entitled to participate in offerings under the Plan. For the avoidance of doubt, there shall also be excluded from participation hereunder any Employees of any Subsidiary (including, without limitation, any foreign Subsidiary) which has not been designated by the Plan Administrator as a Participating Subsidiary hereunder.

2024 Proxy Statement | Brighthouse Financial

A- 4	Appendix A

SECTION 5

STOCK PURCHASES

5.1 Stock to Be Issued. Subject to the provisions of Sections 5.7 and 9.4, the number of shares of Common Stock that may be issued under the Plan shall not exceed 1,200,000 shares. The shares to be delivered to Participants, or their beneficiaries, under the Plan may consist, in whole or in part, of authorized but unissued shares, not reserved for any other purpose, or shares acquired by the Custodian for purposes of the Plan in the market or otherwise.

5.2 Grant of Options. Subject to Section 4, the Company shall offer Options under the Plan to all Employees. Options will be granted on such dates as shall be determined by the Plan Administrator. The term of each Option shall end on the date that is twenty-four (24) months from the Date of Grant (or on such earlier date as shall be determined by the Plan Administrator). Subject to the provisions of Section 5.4, the number of shares of Common Stock subject to each Option shall be the lesser of (i) the quotient of (A) the Total Contributions made by each Participant in accordance with Section 5.4 for the Offering Period divided by (B) the Option Price for each share of Common Stock purchased pursuant to such Option, or (ii) such maximum number of shares as may be established and, in the context of an aggregate maximum for all Participants, allocated by the Plan Administrator with respect to such Offering Period prior to the Date of Grant, which may be established as a fixed number or vary based on a predetermined formula. The Plan Administrator may determine whether and, if so, how fractional shares will be included in the determination of the shares subject to each grant of Options. If on a given Date of Exercise, the number of shares to be exercised exceeds the number of shares then available under the Plan pursuant to Section 5.1, the Plan Administrator shall make a pro rata allocation of the share remaining available to Participants in as uniform a manner as shall be practicable and as it shall determine to be equitable.

5.3 Participation. An Employee who meets the requirements in Section 4 may participate in the Plan under this Section 5 by completing enrollment in the form or manner prescribed by the Plan Administrator, and by satisfying such other conditions or restrictions as the Plan Administrator shall establish. The Employees who elect to participate in the Plan shall at the time of such election authorize a payroll deduction from the Employee’s Compensation to be made as of any future payroll period. Any election to authorize payroll deductions shall be effective on such date as the Plan Administrator may determine after the date of completion of enrollment in the manner prescribed by the Plan Administrator. The Participant’s enrollment and rate of Payroll Contribution selected by the Participant shall remain in effect for subsequent Offering Periods unless the Participant submits a change to the Participant’s rate of Payroll Contribution in accordance with Section 6.1, withdraws from the Plan in accordance with Section 6.2 or otherwise becomes ineligible to participate in the Plan.

5.4 Participant Contributions. Unless the Plan Administrator shall establish a higher or lower maximum rate of contribution, Payroll Contributions may not exceed the lesser of $21,250.00 or 50% of a Participant’s Compensation. Payroll Contributions are held as general assets of the Company or any Participating Subsidiary until the Date of Exercise and will not earn any interest. A Tracking Account shall be established for each Participant which will show the Participant (i) the total amount of any Payroll Contributions and Cash Contributions, if any, and (ii) the number of full shares of Common Stock that are purchased by such Participant pursuant to the terms of the Plan. A Participant may authorize Payroll Contributions in terms of whole percentages of Compensation (or on such other basis and subject to such limits as the Plan Administrator may establish), up to a limit the Plan Administrator may determine. To the extent permitted by the Plan Administrator, a Participant who has made Payroll Contributions may also deliver to the Custodian one or more Cash Contributions, each of which shall be for a minimum of $100 (or such greater amount or lesser amount as the Plan Administrator shall determine), by personal check or other cash equivalent acceptable to the Custodian, provided, however, that no Cash Contribution shall be permitted at any time if such Cash Contribution shall cause the Plan to fail to meet the requirements of Section 423 of the Code. For any given calendar year in which any Option granted to an Employee is outstanding at any time, the total Payroll Contributions and Cash Contributions that a Participant may make to his or her Tracking Account in such calendar year may not exceed $21,250 (or such other lesser amount as may be determined by the Plan Administrator) for purposes of purchasing Common Stock covered by the Options under the Plan. Except as provided in Section 5.8, if a Participant has a Terminating Event,

Brighthouse Financial | 2024 Proxy Statement

Appendix A	A- 5

(i) such Participant may not make further Payroll Contributions or Cash Contributions and (ii) his or her outstanding Options shall terminate and any amount of cash then shown in his or her Tracking Account shall be returned to the Employee.

5.5. Exercise of Options. Unless a Participant requests a withdrawal of the amounts shown in the Participant’s Tracking Account prior to a Date of Exercise (subject to notice requirements established by the Plan Administrator), the cash balance on each such Date of Exercise shall be used to exercise Options to the extent that such balance is sufficient to purchase whole shares at the Option Price. The Plan Administrator may determine whether and, if so, how fractional shares may be purchased in the exercise of Options.

5.6. Option Price. Except as provided in Section 5.8, the Option Price per share of Common Stock (the “Option Price”) to be paid by each Participant on each exercise of the Participant’s Option shall be an amount equal to eighty-five percent (85%) (or such greater percentage as the Committee or the Plan Administrator may authorize) of the Fair Market Value of a share of Common Stock on the Date of Grant or, if so specified by the Plan Administrator prior to the Date of Grant, the lesser of (i) eighty-five percent 85% (or such greater percentage as the Committee or the Plan Administrator may authorize) of the Fair Market Value of a share of Common Stock on the Date of Grant or (ii) eighty-five percent 85% (or such greater percentage as the Committee or Plan Administrator may authorize) of the Fair Market Value of a share of Common Stock on the Date of Exercise.

5.7 Canceled, Terminated or Forfeited Options. Any shares of Common Stock subject to an Option, which for any reason is canceled, terminated or otherwise settled without the issuance of any Common Stock, shall again be available for Options under the Plan.

5.8 Change in Employment Status Due to Death or Disability. Unless provided otherwise by the Plan Administrator in its sole discretion, upon a Terminating Event resulting from the Participant’s death or permanent disability (as defined under the Code), the Participant’s beneficiary (as determined pursuant to Section 9.3) or the permanently disabled Participant, as the case may be, shall be deemed to have elected to withdraw all of the cash and Common Stock credited to such deceased or disabled Participant’s Tracking Account under the Plan and to cease all future contributions.

5.9 Foreign Employees. Notwithstanding anything to the contrary herein, the Plan Administrator, to conform with provisions of local laws and regulations in foreign countries in which the Company or its Participating Subsidiaries operate, shall have sole discretion to (a) modify the terms and conditions of Options granted to Employees employed outside the United States, so long as such modifications do not enhance the benefits provided hereunder; (b) establish sub-plans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations; and (c) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan or any sub-plan established hereunder. To the extent that an Employee is principally employed outside the United States and paid in a currency other than U.S. dollars, the Plan Administrator shall adopt uniform procedures for the conversion of Payroll Contributions and Cash Contributions into U.S. dollar equivalents for the purpose of exercising Options.

SECTION 6

DEDUCTION CHANGES; PLAN WITHDRAWALS

6.1 Deduction Changes. Once a Participant has authorized Payroll Contributions for an Offering Period, the Participant may change the selected rate of Payroll Contributions by written notice to the Plan Administrator within fifteen (15) days (or such greater of lesser period as the Plan Administrator shall specify) prior to the Date of Exercise; provided that, the Plan Administrator may determine that a Participant may not increase the level of Payroll Contributions authorized for any Offering Period. Any such change shall be given effect as soon as administratively practicable after the date such notice is received. Unless the Plan Administrator otherwise determines, if a Participant ceases to make Payroll Contributions during an Offering Period at any time prior to a Terminating Event, any cash

2024 Proxy Statement | Brighthouse Financial

A- 6	Appendix A

balance then held for the benefit of that Participant and shown in that Participant’s Tracking Account shall automatically be distributed to such Participant as soon as practical after the effective date of such cessation; provided that: (a) the Company has a reasonable time period between the Terminating Event and/or the Participant’s cessation of Payroll Contributions and the Date of Exercise to refund such cash. If, in the discretion of the Plan Administrator, such reasonable time frame does not exist, then the cash will be used to purchase Common Stock as agreed when the Participant enrolled in the Plan, and (b) if a Participant is on an Approved Leave, the Participant may suspend contributions during such leave, so long as the Participant recommences such contributions immediately upon return to work

6.2 Withdrawals During Employment. A Participant may at any time (subject to such notice requirements as the Plan Administrator may prescribe and the required holding period for the Common Stock), and for any reason, cease participation in the Plan and withdraw all or any portion of the Common Stock and cash, if any, shown in his Tracking Account pursuant to Section 8. Additionally, unless the Plan Administrator shall otherwise determine on a uniform basis for all similarly situated persons or for all persons performing services in a particular jurisdiction or business unit, if the principal place of service for any Participant is transferred from one country to another country, the Participant shall be deemed to have ceased participation in the Plan and withdrawn all or any portion of the Common Stock and cash, if any, in his Tracking Account pursuant to Section 8. Following any cessation of participation pursuant to this Section 6.2, an Employee may thereafter recommence participation on the date the Plan Administrator shall determine following completion of a new enrollment pursuant to Section 5.3.

SECTION 7

EVIDENCE OF SHARE OWNERSHIP

Unless and until distributed to a Participant (i) at the Participant’s request, (ii) at the discretion of the Plan Administrator or (iii) in connection with the Participant’s Terminating Event, all shares of Common Stock acquired pursuant to the Plan shall be held by the Custodian. While maintained by a Custodian, all shares of Common Stock shall be registered in book entry form and/or held in the name of the Custodian or its nominee, or in street name. The Company shall cause shares of Common Stock to be registered in the name of a Participant who is to receive a distribution of shares pursuant to Section 8 as soon as practical following the event giving rise to such distribution under such Section 8. Unless, and solely to the extent that, the Plan Administrator shall adopt procedures to permit exceptions to this requirement, shares of Common Stock issued under the Plan may be registered only in the name of the Participant. Notwithstanding the foregoing, the Company shall cause shares of Common Stock to be registered in the name of a Participant upon such Participant’s request to the Plan Administrator as soon as practical following such request. To facilitate the administration of the Plan, the Plan Administrator may require shares of Common Stock acquired pursuant to the Plan (other than any shares that have been withdrawn from the custodial arrangements at the request of the Participant) to be held by any Custodian or any other qualifying institution (including, without limitation, a registered broker-dealer) performing comparable administrative functions with respect to the shares issued or issuable pursuant to the Plan designated by the Plan Administrator at any time and from time to time. As a condition to participation in the Plan, each Participant shall be deemed to have consented to, and to have authorized the Plan Administrator to take or direct, any action required to implement or otherwise effect any direction of the Plan Administrator as to the manner in which shares issued under the Plan are to be held.

SECTION 8

WITHDRAWALS AND DISTRIBUTIONS

All or a portion of the Common Stock allocated to a Participant’s Tracking Account may be withdrawn by a Participant subject to the holding requirements of Section 9.2. Upon a Terminating Event, a termination of the Plan under Section 9.5 or, if required under Section 6.2, upon the transfer of the principal place of services of a Participant to another country, all amounts and Common Stock held for the benefit of any affected Participant shall be distributed to such Participant. Any withdrawal or other distribution shall be made in the form of cash or Common Stock, at the

Brighthouse Financial | 2024 Proxy Statement

Appendix A	A- 7

election of the Participant, subject to the restrictions forth in Section 9.2. To the extent a withdrawal or distribution of a Participant’s Common Stock is made in the form of cash, the Participant shall receive an amount per share equal to the proceeds received from the sale of such shares net of the Participant’s allocable share of any related brokerage fees, other expenses incurred in connection with the sale of such shares and any applicable tax withholding deemed necessary in the discretion of the Plan Administrator. All fractional shares shall be paid in cash based on the average sale price of such shares sold on behalf of Participants on the day of such sales.

SECTION 9

MISCELLANEOUS PROVISIONS

9.1 Withholding. The Company or a Subsidiary shall have the right and power to deduct from all payments or distributions hereunder, or require a Participant to remit promptly upon notification of the amount due, an amount (which may include shares of Common Stock) to satisfy any federal, state, local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Option of shares of Common Stock. The Company may defer delivery of Common Stock until such withholding requirements are satisfied. The Plan Administrator may, in its discretion have a number of whole (or, at the discretion of the Plan Administrator, whole and fractional) shares of Common Stock otherwise issuable under the Plan withheld and liquidated in an amount that, considering their Fair Market Value on the date immediately preceding the date of exercise, is a sufficient number, but not more than is required, to satisfy the withholding tax obligations.

9.2 Rights Not Transferable; Restrictions on Sale. No Option granted under the Plan may be alienated, including but not limited to sold, transferred, pledged, assigned, or otherwise hypothecated, other than by will or by the laws of descent and distribution, and any attempt to alienate in violation of this Section 9.2 shall be null and void. Options are exercisable during the Participant’s lifetime only by the Participant. Shares of Common Stock received upon the exercise of Options under the Plan shall not be transferable by a Participant for a period of six months immediately following the Date of Exercise, or such longer or shorter period as the Plan Administrator shall determine with respect to any Offering Period.

9.3 Designation of Beneficiary. At the sole discretion of the Plan Administrator, the Plan Administrator may permit each Participant to file a written designation of a beneficiary who is to receive any Common Stock and/or cash following such Participant’s death. Each designation made hereunder will revoke all prior designations by the same Participant with respect to all Options previously granted (including, solely for purposes of this Plan, any deemed designation prescribed by rules established by the Plan Administrator), shall be in a form and submitted in a manner prescribed by the Plan Administrator, and will be effective only when received by the Plan Administrator in writing (or electronic equivalent recognized by the Plan Administrator) during the Participant’s lifetime. In the absence of any such effective designation (including a deemed designation), benefits remaining unpaid at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by the Participant’s estate. Upon the death of a Participant and upon receipt by the Plan Administrator of proof of identity and existence at the Participant’s death of a beneficiary validly designated by the Participant under the Plan, the Plan Administrator shall deliver such Common Stock and/or cash to such beneficiary. No beneficiary shall, prior to the death of the Participant by whom the beneficiary has been designated, acquire any interest in the Common Stock or cash credited to a Participant under the Plan.

9.4 Adjustments Due to Change in Capitalization. In the event of any stock dividend or stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend to the shareholders of the Company), merger, consolidation, combination, spin off, distribution of assets to shareholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change or diluting event, as determined by the Plan Administrator, (i) Common Stock credited to each Participant’s Tracking Account shall be adjusted in the same manner as all other outstanding shares of Common Stock in connection with such event, (ii) the Committee shall determine the kind of shares which may be acquired under the Plan after such event, and (iii) the aggregate number of shares of Common Stock available for grant under Section 5.1 or subject to outstanding Options and the respective

2024 Proxy Statement | Brighthouse Financial

A- 8	Appendix A

exercise prices applicable to outstanding Options shall be appropriately adjusted by the Committee, in such manner as the Committee shall determine, and the determination of the Committee shall be conclusive. Except as otherwise determined by the Committee, a merger or a similar reorganization which the Company does not survive, a liquidation or distribution of the assets of the Company, or a sale of all or substantially all of the assets of the Company, shall cause the Plan to terminate and all Common Stock and cash, if any, in the Tracking Accounts of Participants shall be distributed to each Participant pursuant to Section 8 as soon as practical unless any surviving entity agrees to assume the obligations hereunder.

9.5 Amendment of the Plan. The Plan Administrator may, at any time, amend, modify, suspend, or terminate this Plan, in whole or in part, without notice to or the consent of any Participant to the extent permissible under applicable law and any applicable collective bargaining agreement; provided, however, that any amendment which would (i) increase the number of shares available for issuance under the Plan, (ii) lower the minimum exercise price at which an Option may be granted, (iii) change the individual Option limits, (iv) alter the class of companies whose employees are eligible to participate in the Plan under Section 5, or (v) would require shareholder action under any relevant law or any applicable requirement of any exchange on which the Common Stock is listed to trade, shall be subject to the approval of the Committee and the Company’s shareholders, but in each of (i) through (iv) above, only to the extent such shareholder action is required by applicable law, regulation or rule. The Committee shall have discretionary authority to designate, from time to time, without approval of the Company’s shareholders, those Subsidiaries that shall be Participating Subsidiaries. No amendment, modification, or termination of the Plan shall in any manner adversely affect the previously accrued rights of any Participant under the Plan with respect to any Offering Period then in progress or previously completed without the consent of the Participant, except that upon a termination of the Plan the Offering Period may be ended and unexercised Options may be cancelled. The Plan shall terminate at any time at the discretion of the Committee or its delegate. Upon termination of the Plan, all Common Stock and cash, if any, in the Tracking Accounts of Participants shall be distributed to each Participant pursuant to Section 8 as soon as practical thereafter.

9.6 Requirements of Law. The granting of Options and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

9.7 Custodial Arrangement. All Common Stock allocated to a Participant under the Plan shall be held by the Custodian. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and its officers or the Committee or the Plan Administrator or the Custodian, on the one hand, and any Participant, the Company or any other person or entity, on the other hand.

9.8 No Right to Continued Employment. The existence of the Plan shall not be deemed to constitute a contract of employment between the Company or any Subsidiary or any other affiliate and any Employee, nor shall it constitute a right to remain in the employ of the Company or any Subsidiary or any other affiliate. The terms or existence of this Plan, as in effect at any time or from time to time, or any Option granted under the Plan, shall not confer upon any Employee any right to continue in the employ of the Company or any Subsidiary or any other affiliate of the Company.

9.9 No Limitation on Compensation; Scope of Liabilities. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans if and to the extent permitted by applicable law. The liability of the Company, any Subsidiary or any other affiliate under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, any Subsidiary or any other affiliate thereof or the Committee not expressly set forth in the Plan.

9.10 No Constraint on Corporate Action. Except as provided in Section 9.5, nothing contained in this Plan shall be construed to prevent the Company, any Subsidiary or any other affiliate, from taking any corporate action (including, but not limited to, the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its

Brighthouse Financial | 2024 Proxy Statement

Appendix A	A- 9

business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan, or any Options granted under this Plan. No Participant, employee (including each Employee), beneficiary, or other person, shall have any claim against the Company, any Subsidiary, or any of its other affiliates, as a result of any such action.

9.11 Securities Law Compliance. Instruments evidencing Options may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Participant represent to the Company in writing, when an Option is granted or when the Participant receives shares with respect to such Option (or at such other time as the Committee deems appropriate) that the Participant is accepting such Option, or receiving or acquiring such shares (unless they are then covered by an effective Securities Act of 1933 registration statement), for the Participant’s own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Participant. Such shares shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Company, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws.

9.12 No Impact on Benefits. Except as may otherwise be specifically provided for under any employee benefit plan, policy or program provision to the contrary, Options and any amounts received in respect thereof shall not be treated as compensation for purposes of calculating an Employee’s rights, benefits or accruals under any benefit plan, policy or program.

9.13 Term of Plan. The Plan shall be effective upon the Effective Date. The Plan shall terminate on the earlier of (i) June 1, 2034, (ii) the termination of the Plan pursuant to Section 9.5, or (iii) when no more shares are available for issuance of Options under the Plan.

9.14 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflict of laws.

9.15 Captions. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

2024 Proxy Statement | Brighthouse Financial

Brighthouse Financial

11225 North Community House Road

Charlotte, NC 28277

© 2024 BRIGHTHOUSE FINANCIAL, INC.

BRIGHTHOUSE FINANCIAL, INC. 11225 N COMMUNITY HOUSE RD CHARLOTTE, NC 28277 ANNUAL MEETING INFORMATION VOTE BY INTERNET In Advance of the Annual Meeting - Go to www.ProxyVote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information by 11:59 p.m. Eastern Time on June 5, 2024. Have your Proxy Card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Annual Meeting - Go to www.virtualshareholdermeeting.com/BHF2024 To attend the virtual annual meeting and cast your vote live, visit our annual meeting website. Have the number that is printed in the box marked by the arrow on this Proxy Card available and then follow the instructions. There will be no physical location at which stockholders may attend the meeting. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions by 11:59 p.m. Eastern Time on June 5, 2024. Have your Proxy Card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW WITH AN X IN BLUE OR BLACK INK AS FOLLOWS: IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN V44379-P07207 KEEP THIS PORTION FOR YOUR RECORDS THE SIGNED AND DATED BOTTOM PORTION IN THE ENCLOSED ENVELOPE. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BRIGHTHOUSE FINANCIAL, INC. A. The Board of Directors recommends a vote FOR each of the Director nominees listed, FOR Proposals 2, 3 and 5, and for 1 YEAR in Proposal 4. 1. Election of nine (9) Directors to serve a one-year term ending at the 2025 Annual Meeting of Stockholders Nominees: For Against Abstain For Against Abstain 1a. C. Edward (“Chuck”) Chaplin 2. Ratification of the appointment of Deloitte & Touche LLP as Brighthouse Financial’s independent registered public accounting firm for fiscal year 1b. Stephen C. (“Steve”) Hooley 2024 1c. Michael J. (“Mike”) Inserra 3. Advisory vote to approve the compensation paid to Brighthouse Financial’s Named Executive Officers 1d. Carol D. Juel 1 Year 2 Years 3 Years Abstain 4. Advisory vote on the frequency of future 1e. Eileen A. Mallesch advisory votes to approve the compensation paid to Brighthouse Financial’s Named Executive Officers 1f. Diane E. Offereins For Against Abstain 1g. Eric T. Steigerwalt 5. Approval of the amended and restated Brighthouse Financial, Inc. Employee Stock Purchase Plan 1h. Paul M. Wetzel 1i. Lizabeth H. Zlatkus B. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, trustee, guardian, corporate officer, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 6, 2024 at 8:00 AM Eastern Time: The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.ProxyVote.com. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE SIGNED AND DATED BOTTOM PORTION IN THE ENCLOSED ENVELOPE. V44380-P07207 BRIGHTHOUSE FINANCIAL, INC. ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned stockholder(s) hereby appoint(s) Jacob M. Jenkelowitz, Allie Lin, Bruce H. Schindler and Eric T. Steigerwalt, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BRIGHTHOUSE FINANCIAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Eastern Time on June 6, 2024 solely by means of remote communication via the internet and any adjournment or postponement thereof, on all subjects that may properly come before the meeting, including the matters described in the proxy statement, subject to any directions indicated on the reverse side of this card. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED: “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED UNDER PROPOSAL 1; “FOR” PROPOSAL 2; “FOR” PROPOSAL 3; FOR “ONE YEAR” IN PROPOSAL 4; AND “FOR” PROPOSAL 5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THE OTHER SIDE OF THIS CARD. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

BRIGHTHOUSE FINANCIAL, INC. 11225 N COMMUNITY HOUSE RD CHARLOTTE, NC 28277 ANNUAL MEETING INFORMATION VOTE BY INTERNET Go to www.ProxyVote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information by 12:00 p.m. Eastern Time on June 4, 2024. Have this card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions by 12:00 p.m. Eastern Time on June 4, 2024. Have this card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date this card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To attend the virtual meeting, go to www.virtualshareholdermeeting.com/BHF2024 during the meeting. Have the 16-digit control number that is printed in the box marked by the arrow on this card available and then follow the instructions. There will be no physical location at which stockholders may attend the meeting. TO VOTE, MARK BLOCKS BELOW WITH AN X IN BLUE OR BLACK INK AS FOLLOWS: IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE SIGNED AND DATED BOTTOM PORTION IN THE ENCLOSED ENVELOPE. V44381-Z87080 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY BRIGHTHOUSE FINANCIAL, INC. A. The Board of Directors recommends a vote FOR each of the Director nominees listed, FOR Proposals 2, 3 and 5, and for 1 YEAR in Proposal 4. 1. Election of nine (9) Directors to serve a one-year term ending at the 2025 Annual Meeting of Stockholders Nominees: 1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i. C. Edward (“Chuck”) Chaplin Stephen C. (“Steve”) Hooley Michael J. (“Mike”) Inserra Carol D. Juel Eileen A. Mallesch Diane E. Offereins Eric T. Steigerwalt Paul M. Wetzel Lizabeth H. Zlatkus For Against Abstain 2. 3. 4. 5. Ratification of the appointment of Deloitte & Touche LLP as Brighthouse Financial’s independent registered public accounting firm for fiscal year 2024 Advisory vote to approve the compensation paid to Brighthouse Financial’s Named Executive Officers Advisory vote on the frequency of future advisory votes to approve the compensation paid to Brighthouse Financial’s Named Executive Officers Approval of the amended and restated Brighthouse Financial, Inc. Employee Stock Purchase Plan 1 Year For 2 Years For Against 3 Years Against Abstain Abstain Abstain B. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, trustee, guardian, corporate officer, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 6, 2024 at 8:00 AM Eastern Time: The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.ProxyVote.com.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE SIGNED AND DATED BOTTOM PORTION IN THE ENCLOSED ENVELOPE. V44382-Z87080 BRIGHTHOUSE FINANCIAL, INC. ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned stockholder(s) hereby appoint(s) Jacob M. Jenkelowitz, Allie Lin, Bruce H. Schindler and Eric T. Steigerwalt, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BRIGHTHOUSE FINANCIAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Eastern Time on June 6, 2024 solely by means of remote communication via the internet and any adjournment or postponement thereof, on all subjects that may properly come before the meeting, including the matters described in the proxy statement, subject to any directions indicated on the reverse side of this card, the terms of applicable plan documents and applicable law. Plan Participants Charles Schwab Bank is the Trustee (the “Plan Trustee”) of the New England Life Insurance Company Agents’ Retirement Plan and Trust referred to herein as the “Plan.” As a Plan participant, you have the right to direct the Plan Trustee how to vote the shares of Brighthouse Financial, Inc. Common Stock (“Shares”) that are allocated to your Plan account and shown on the reverse of this card. The Plan Trustee will hold your instructions in complete confidence except as may be necessary to meet legal requirements. You may instruct the Plan Trustee how to vote by telephone, Internet or by signing and returning this card. See the reverse side of this form for instructions on how to vote. A postage-paid envelope is enclosed. The Plan Trustee must receive your voting instructions no later than 12:00 p.m. Eastern Time on June 4, 2024 to vote in accordance with the instructions. The Plan Trustee will vote your Plan Shares in accordance with the specifications indicated by you on the reverse of this card. If the Plan Trustee does not receive your instructions by 12:00 p.m. Eastern Time on June 4, 2024, or if you sign and return this card and no specifications are indicated, the Plan Trustee will vote your Plan Shares in the same proportion as the Plan Shares for which it has received instructions. On any matters other than those described on the reverse of this card that may be presented for a vote at the 2024 Annual Meeting and any adjournments or postponements thereof, your Plan Shares will be voted in the discretion of the proxies appointed by the stockholders of Brighthouse Financial, Inc. subject to the terms of the applicable plan documents and applicable law. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THE OTHER SIDE OF THIS CARD. CONTINUED AND TO BE SIGNED ON REVERSE SIDE